UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-SA

☒ SEMIANNUAL REPORT PURSUANT TO REGULATION A

or

☐ SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal semiannual period ended:

June 30, 2024

RSE COLLECTION, LLC
(Exact name of issuer as specified in its charter)

Delaware	37-1835270
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

46 HOWARD STREET, SUITE 215, NEW YORK, NY 10013

(Full mailing address of principal executive offices)

(201) 564-0493
(Issuer’s telephone number, including area code)

www.rallyrd.com
(Issuer’s website)

TABLE OF CONTENTS

RSE COLLECTION, LLC

SECTION  PAGE

ITEM 1.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS25

ITEM 2.  OTHER INFORMATION 38

ITEM 3.  FINANCIAL STATEMENTS F-1

EXHIBIT INDEX III-168

In this Semi-Annual Report on Form 1-SA (the “Form 1-SA”), references to “we,” “us,” “our,” “RSE Collection” or the “Company” mean RSE Collection, LLC, a Delaware series limited liability company formed on August 24, 2016. Terms that are capitalized but not defined herein shall have the meanings given to them in the Company’s Offering Statement on Form 1-A as filed with the U.S. Securities and Exchange Commission.

Unless otherwise indicated, information contained in this Form 1-SA concerning our industry and the markets in which we operate is based on information from independent industry and research organizations and other third-party sources (including publications, surveys and forecasts), and management estimates. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information.

FORWARD LOOKING STATEMENT DISCLOSURE

This Form 1-SA and any documents incorporated by reference herein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form 1-SA are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-SA and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form 1-SA, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, the Company’s actual operating, and financial performance may vary in material respects from the performance projected in these forward-looking statements.

For more information regarding the risks and uncertainties that we face, you should refer to the “Risk Factors” detailed in the Post-Qualification Amendment No. 34 to the offering statement on Form 1-A filed by the Company with the Securities and Exchange Commission (the “Commission”) and originally qualified on November 15, 2021 (the “Offering Statement”), as may be amended, and in our subsequent reports and offering statements filed from time to time with the Commission. Any forward-looking statement made by the Company in this Form 1-SA or any documents incorporated by reference herein or therein speak only as of the date of this Form 1-SA. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Trademarks and Trade Names

From time to time, we own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This Form 1-SA may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, and trade names in this Form 1-SA is not intended to and does not imply a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this Form 1-SA may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

MASTER SERIES TABLE

The Company is managed by RSE Collection Manager, LLC (the “Manager”), a single member Delaware limited liability company formed on March 16, 2021, which is owned by Rally Holdings LLC, a Delaware limited liability company that serves as the asset manager for the collection of Collectible Assets (as defined below) owned by the Company and each series (“Rally Holdings” or the “Asset Manager”). The Company’s core business is the identification, acquisition, marketing and management of collectible items (including collectible automobiles, memorabilia and alcohol) and digital assets, collectively referred to as “Collectible Assets” or the “Asset Class,” for the benefit of the investors. All of the series of the Company shall collectively be referred to herein as the “Series” and the assets and liabilities of each Series will be separate in accordance with Delaware law. The interests of all Series shall collectively be referred to herein as the “Interests” and a purchaser of Interests in any Series (an “Investor”) will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The offerings of the Interests shall collectively be referred to herein as the “Offerings.” There will be a separate Closing with respect to each Offering (each, a “Closing”). The Series assets referenced below shall be referred to herein, collectively, as the “Underlying Assets.” Any individuals, dealers or auction company that own an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset shall be referred to herein as an “Asset Seller.” We intend to distribute all Offerings of the Company principally through the Rally Rd.™ platform and any successor platform used by the Company for the offer and sale of interests (the “Rally Rd.™ Platform” or the “Platform”). We intend to continue to develop opportunities to allow Platform users and others with opportunities to engage with the Underlying Assets in the Company’s collection through a diverse set of potential tangible interactions with assets on the Platform and unique collective ownership experiences (the “Membership Experience Programs”).

The master series table below, referred to at times as the “Master Series Table,” shows key information related to each Series as of the date hereof. This information will be referenced in the following sections when referring to the Master Series Table.

.

Series	Qualification Date	Offering Circular	Underlying Asset	Status	Opening Date (1)	Closing Date	Offering Price per Interest	Minimum / Maximum Membership Interests (2)	Minimum / Maximum Offering Size	Sourcing Fee (5)
#77LE1 (4)		(Not qualified in an Offering Statement)	1977 Lotus Esprit S1	Closed	11/17/2016	4/13/2017	$38.85	2,000	$77,700 (3)	$3,443
#69BM1	8/10/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1969 Ford Mustang Boss 302	Closed	11/20/2017	2/7/2018	$57.50	2,000	$115,000 (3)	$2,986
#85FT1	9/14/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1985 Ferrari Testarossa	Sold - $185,000 Acquisition Offer Accepted on 12/21/2023	11/23/2017	2/15/2018	$82.50	2,000	$165,000 (3)	-$17,859

#88LJ1	9/14/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1988 Lamborghini Jalpa	Sold - $135,000 Acquisition Offer Accepted on 12/21/2023	2/9/2018	4/12/2018	$67.50	2,000	$135,000 (3)	$578
#55PS1	9/14/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1955 Porsche 356 Speedster	Closed	4/2/2018	6/6/2018	$212.50	2,000	$425,000 (3)	-$3,357
#95BL1	5/24/2018	(Post-Qualification Amendment No. 5 to Offering Statement 1)	1995 BMW E36 M3 Lightweight	Sold - $130,000 Acquisition Offer Accepted on 12/21/2023	6/1/2018	7/12/2018	$59.25	2,000	$118,500 (3)	-$444
#89PS1	7/20/2018	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1989 Porsche 911 Speedster	Sold -$245,000 Acquisition Offer Accepted on 07/20/2022	7/23/2018	7/31/2018	$82.50	2,000	$165,000 (3)	$2,021
#90FM1	7/20/2018	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1990 Ford Mustang 7Up Edition	Closed	7/24/2018	7/31/2018	$8.25	2,000	$16,500 (3)	$464
#83FB1	3/29/2018	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1983 Ferrari 512 BBi	Closed	7/23/2018	9/5/2018	$70.00	5,000	$350,000 (3)	$9,162
#98DV1	9/17/2018	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1998 Dodge Viper GTS-R	Closed	9/27/2018	10/10/2018	$65.00	2,000	$130,000 (3)	$2,314

#06FS1	9/17/2018	(Pre-Qualification Amendment No. 7 to Offering Statement 1)	2006 Ferrari F430 Spider "Manual"	Sold -$227,500 Acquisition Offer Accepted on 05/06/2019	10/12/2018	10/19/2018	$39.80	5,000	$199,000 (3)	$774
#93XJ1	3/29/2018	(Post-Qualification Amendment No. 4 to Offering Statement 1)	1993 Jaguar XJ220	Closed	8/22/2018	11/6/2018	$99.00	5,000	$495,000 (3)	-$7,373
#02AX1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	2002 Acura NSX-T	Sold - $137,000 Acquisition Offer Accepted on 12/21/2023	11/16/2018	11/30/2018	$54.00	2,000	$108,000 (3)	$1,944
#99LE1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1999 Lotus Esprit Sport 350	Sold - $85,000 Acquisition Offer Accepted on 8/22/2024	11/23/2018	12/4/2018	$34.75	2,000	$69,500 (3)	$1,770
#91MV1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1991 Mitsubishi 3000GT VR4	Closed	11/28/2018	12/7/2018	$19.00	2,000	$38,000 (3)	$600
#92LD1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1992 Lancia Delta Integrale Evo "Martini 5"	Closed	12/7/2018	12/26/2018	$55.00	3,000	$165,000 (3)	$2,219
#94DV1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1994 Dodge Viper RT/10	Closed	12/11/2018	12/26/2018	$28.75	2,000	$57,500 (3)	$1,841

#00FM1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2000 Ford Mustang Cobra R	Sold -$60,000 Acquisition Offer Accepted on 04/16/2019	12/21/2018	1/4/2019	$24.75	2,000	$49,500 (3)	$862
#72MC1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1972 Mazda Cosmo Sport Series II	Closed	12/28/2018	1/4/2019	$62.25	2,000	$124,500 (3)	$2,474
#06FG1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2006 Ford GT	Sold -$365,000 Acquisition Offer Accepted on 06/09/2021	12/14/2018	1/8/2019	$64.00	5,000	$320,000 (3)	$3,198
#11BM1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2011 BMW 1M	Closed	1/8/2019	1/25/2019	$42.00	2,000	$84,000 (3)	$517
#80LC1	9/17/2018	(Pre-Qualification Amendment No. 7 to Offering Statement 1)	1980 Lamborghini Countach LP400 S Turbo	Sold - $1,181,250 Acquisition Offer Accepted on 3/13/2024	1/17/2019	2/8/2019	$127.00	5,000	$635,000 (3)	$9,216
#02BZ1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2002 BMW Z8	Sold - $205,000 Acquisition Offer Accepted on 12/21/2023	1/6/2019	2/8/2019	$65.00	3,000	$195,000 (3)	$2,620
#88BM1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1988 BMW E30 M3	Sold - $141,000 Acquisition Offer Accepted on 12/21/2023	1/11/2019	2/25/2019	$47.00	3,000	$141,000 (3)	$226

#63CC1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1963 Chevrolet Corvette Split Window	Closed	3/8/2019	3/18/2019	$63.00	2,000	$126,000 (3)	$1,553
#76PT1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1976 Porsche 911 Turbo Carrera	Closed	3/15/2019	3/22/2019	$63.30	3,000	$189,900 (3)	$1,793
#75RA1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1975 Renault Alpine A110 1300	Closed	3/29/2019	4/9/2019	$28.00	3,000	$84,000 (3)	$3,732
#65AG1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1965 Alfa Romeo Giulia Sprint Speciale	Closed	4/5/2019	4/16/2019	$89.25	2,000	$178,500 (3)	$1,903
#93FS1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1993 Ferrari 348TS Serie Speciale	Sold -$147,500 Acquisition Offer Accepted on 05/17/2022	4/12/2019	4/22/2019	$68.75	2,000	$137,500 (3)	$1,272
2003 Porsche 911 GT2				Cancelled / Underlying Asset Sold Pre-Offering (6)
#61JE1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1961 Jaguar E-Type	Closed	4/19/2019	4/26/2019	$82.00	3,000	$246,000 (3)	$3,858
#90MM1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1990 Mazda Miata MX-5	Closed	4/17/2019	4/26/2019	$5.32	5,000	$26,600 (3)	$918

#65FM1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1965 Ford Mustang 2+2 Fastback	Closed	5/3/2019	7/18/2019	$41.25	2,000	$82,500 (3)	$1,966
#88PT1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1988 Porsche 944 Turbo S	Sold - $62,000 Acquisition Offer Accepted on 12/21/2023	5/10/2019	7/18/2019	$30.00	2,200	$66,000 (3)	-$2,214
#94LD1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1994 Lamborghini Diablo SE30 Jota	Closed	7/12/2019	8/6/2019	$119.50	5,000	$597,500 (3)	$11,251
#99SS1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1999 Shelby Series 1	Closed	9/4/2019	9/11/2019	$137.50	1,000	$137,500 (3)	$1,815
#94FS1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1994 Ferrari 348 Spider	Closed	9/12/2019	9/17/2019	$72.50	2,000	$145,000 (3)	$669
#61MG1	3/6/2019	(Post-Qualification Amendment No. 11 to Offering Statement 1)	1961 Maserati 3500GT	Closed	9/20/2019	9/30/2019	$68.00	5,000	$340,000 (3)	$4,613
#92CC1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1992 Chevrolet Corvette ZR1	Closed	9/27/2019	10/2/2019	$26.25	2,000	$52,500 (3)	$2,875

#89FT1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1989 Ferrari Testarossa	Sold -$330,000 Acquisition Offer Accepted on 04/25/2022	10/4/2019	10/11/2019	$45.00	4,000	$180,000 (3)	-$400
#80PN1	10/23/2019	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1980 Porsche 928	Sold - $58,000 Acquisition Offer Accepted on 12/21/2023	11/1/2019	11/6/2019	$9.60	5,000	$48,000 (3)	-$4,030
#89FG2	10/23/2019	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1989 Ferrari 328 GTS	Sold -$180,000 Acquisition Offer Accepted on 08/18/2022	11/8/2019	11/14/2019	$75.00	1,700	$127,500 (3)	$1,719
#88LL1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1988 Lamborghini LM002	Closed	11/18/2019	12/8/2019	$146.00	2,000	$292,000 (3)	$3,115
1990 Mercedes 190E 2.5-16 Evo II				Cancelled / Underlying Asset Sold Pre-Offering (6)
#03SS1	12/9/2019	(Post-Qualification Amendment No. 19 to Offering Statement 1)	2003 Saleen S7	Sold -$420,000 Acquisition Offer Accepted on 09/27/2020	7/6/2020	9/22/2020	$125.00	3,000	$375,000 (3)	$29,638
1972 Ferrari 365 GTC/4				Cancelled / Underlying Asset Sold Pre-Offering (6)
#MEEB11275	12/6/2021	(Post-Qualification Amendment No. 1 to Offering Statement 2)	Number 11275 Elephant Meebit NFT	Closed	12/6/2021	1/10/2022	$8.00	20,000	$160,000 (3)	$16,139

#82TAYLOR	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1982 Topps #434 Lawrence Taylor Rookie Card graded BGS 10	Closed	12/13/2021	1/10/2022	$6.50	2,000	$13,000 (3)	$1,538
#HOLMES	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1892 1st Edition copies of The Adventures of Sherlock Holmes and the Memoirs of Sherlock Holmes by Arthur Conan Doyle	Closed	12/13/2021	1/10/2022	$10.00	2,500	$25,000 (3)	$3,458
#HULK180	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1974 Incredible Hulk #180 Comic Book published by Marvel graded CGC 9.8	Closed	12/13/2021	1/10/2022	$4.20	10,000	$42,000 (3)	$4,342
#05JAYZ	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	2005 Topps Finest Jay-Z Autographed Card graded PSA 10	Closed	12/20/2021	1/10/2022	$5.00	3,700	$18,500 (3)	$1,459
#JUSTINIAN	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	Coin from the First Reign of Justinian II Depicting the First Numismatic Depiction of Jesus Christ (AD 685-695) graded NGC Ch MS	Closed	12/20/2021	1/10/2022	$9.00	2,000	$18,000 (3)	$1,720

#67ICEBOWL	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1967 Full Ticket from the Ice Bowl graded PSA 8	Closed	12/27/2021	1/14/2022	$5.00	2,000	$10,000 (3)	$1,262
#DKCOUNTRY	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1994 SNES Donkey Kong Country Video Game graded Wata 9.4 A+	Closed	12/27/2021	1/14/2022	$6.00	3,000	$18,000 (3)	$3,162
#FALCON	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1979 Kenner Star Wars Millennium Falcon Spaceship Action Figure graded AFA 80	Closed	12/27/2021	1/14/2022	$5.00	10,000	$50,000 (3)	$5,420
#MARIOWRLD	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1991 SNES Super Mario World Video Game graded Wata 9.4 A	Closed	12/13/2021	1/18/2022	$5.00	33,000	$165,000 (3)	$17,264
#82AV1	11/15/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	1982 Aston Martin V8 Vantage 'Oscar India'	Closed	11/16/2021	2/7/2022	$20.00	14,875	$297,500 (3)	$2,530
#SUPERBWL1	2/9/2022	(Post-Qualification Amendment No. 6 to Offering Statement 2)	1967 Super Bowl I Full Ticket graded PSA 5	Closed	2/9/2022	3/2/2022	$6.00	4,000	$24,000 (3)	$3,079
#MEEB7985	2/9/2022	(Post-Qualification Amendment No. 6 to Offering Statement 2)	Number 7985 Pig Meebit NFT with Magenta Overshirt Color	Closed	2/9/2022	3/2/2022	$5.00	7,600	$38,000 (3)	$2,574

#BONDWATCH	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	1999 Omega Seamaster Watch Worn by Pierce Brosnan During the Filming of The World is Not Enough	Closed	12/20/2021	3/22/2022	$4.00	20,000	$80,000 (3)	$3,320
#95FF1	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1995 Ferrari 355 Spider	Closed	12/27/2021	3/22/2022	$10.00	12,000	$120,000 (3)	$3,862
#MAYC857	2/9/2022	(Post-Qualification Amendment No. 6 to Offering Statement 2)	Number 857 Mutant Ape Yacht Club NFT with M1 Irish Boho Hat	Closed	2/9/2022	3/23/2022	$5.00	10,800	$54,000 (3)	$3,893
#PUNK2981	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	Number 2981 CryptoPunk NFT with Welding Goggles	Closed	2/18/2022	3/22/2022	$5.00	62,000	$310,000 (3)	$13,975
#WOW2221	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	Number 2221 World of Women NFT with Golden Bib Necklace	Closed	2/18/2022	3/30/2022	$7.00	4,000	$28,000 (3)	$1,193
#NIKON1	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1949 Nikon One Camera in Condition ‘B/A’	Closed	2/18/2022	4/8/2022	$4.00	7,000	$28,000 (3)	$2,720
#LOTF	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	1954 1st Edition copy Lord of the Flies by William Golding	Closed	3/14/2022	4/8/2022	$7.00	2,000	$14,000 (3)	$1,568

#DOOD6778	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 6778 Doodle NFT with Holographic Mohawk	Closed	3/30/2022	4/8/2022	$5.00	6,000	$30,000 (3)	$340
#BAKC7820	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	Number 7820 Bored Ape Kennel Club NFT with Jetpack	Closed	2/18/2022	4/20/2022	$5.00	6,200	$31,000 (3)	$847
#NBAJAM	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	1994 Sega Genesis NBA Jam Video Game graded Wata 9.8 A++	Closed	3/14/2022	4/20/2022	$5.00	9,400	$47,000 (3)	$3,338
#SANDBOX1	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	The Sandbox ESTATE with a bundle of 9 LAND NFTs	Closed	3/30/2022	5/3/2022	$5.00	21,000	$105,000 (3)	$1,175
#WOW6586	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 6586 World of Women NFT with Golden Skin Tone	Closed	3/30/2022	5/3/2022	$5.00	10,400	$52,000 (3)	$711
#AZUKI6704	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 6704 Azuki NFT with Glowing Eyes	Closed	3/30/2022	5/3/2022	$5.00	6,400	$32,000 (3)	$228
#58PELE4	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1958 Pele World Cup Debut Ticket Stub graded PSA 1.5	Closed	4/4/2022	5/14/2022	$6.00	8,000	$48,000 (3)	$4,420

#OBAMABALL	3/30/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	2010 Basketball Signed by Barack Obama, Kobe Bryant, LeBron James, Magic Johnson, and Carmelo Anthony	Closed	3/30/2022	5/14/2022	$10.00	10,500	$105,000 (3)	$3,563
#BART	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1993 Skybox Simpsons Bart Sketch graded PSA 10	Closed	4/4/2022	5/14/2022	$7.00	3,000	$21,000 (3)	$2,290
#HOMER	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1993 Skybox Simpsons Homer Sketch graded PSA 10	Closed	4/4/2022	5/14/2022	$7.00	3,000	$21,000 (3)	$2,290
#SI1	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	1954 Sports Illustrated #1 graded CGC 9.8	Closed	4/11/2022	5/14/2022	$2.00	5,000	$10,000 (3)	$1,100
#GOLD1	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	Alaska Gold Nugget weighing 172 grams	Closed	4/11/2022	5/14/2022	$4.00	4,000	$16,000 (3)	$766
#VERSTAPP1	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	2020 Topps Dynasty Formula 1 Triple Patch Autographs #TRAIMV Max Verstappen Card graded BGS 9.5	Closed	3/14/2022	5/24/2022	$8.00	4,000	$32,000 (3)	$1,178

#96TIGER	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1996 Sports Illustrated For Kids Tiger Woods Rookie Card graded BGS 10	Closed	4/4/2022	5/24/2022	$5.00	11,000	$55,000 (3)	$4,313
#88ZELDA	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	1988 NES Zelda II: The Adventure of Link Video Game graded WATA 9.8 A+	Closed	4/11/2022	5/24/2022	$5.00	12,000	$60,000 (3)	$4,300
#STARWARS3	3/30/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1977 Topps Star Wars Series 1-5 Wax Boxes Authenticated by BBCE	Closed	3/30/2022	5/24/2022	$10.00	2,600	$26,000 (3)	$1,840
#YEEZY	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	Complete Collection of Yeezy 350 Sneakers (2015-2020)	Closed	4/4/2022	5/24/2022	$8.00	5,000	$40,000 (3)	$6,276
#MAYC9114	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 9114 Mutant Ape Yacht Club NFT with M2 Stunt Jacket	Closed	3/30/2022	5/27/2022	$5.00	17,500	$87,500 (3)	$1,066
#VFRNDS1	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	VeeFriends Original Sharing Squirrel Drawing by Gary Vee	Closed	4/4/2022	6/12/2022	$10.00	27,500	$275,000 (3)	$19,642
#MBIRD2754	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	Number 2754 Moonbird NFT with Raincloud Headwear	Closed	5/16/2022	6/16/2022	$5.00	12,000	$60,000 (3)	-$17,964

#VEEFRND1	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	VeeFriends Energetic Electric Eel NFT with Rare Admission Attribute	Closed	5/16/2022	6/16/2022	$5.00	6,720	$33,600 (3)	-$6,841
#TREASURE	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1883 First Edition copy of Treasure Island By Robert Stevenson	Closed	2/18/2022	6/16/2022	$5.00	4,500	$22,500 (3)	$2,244
#MACWORLD1	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	1984 Steve Jobs and Steve Wozniak Signed Issue of Macworld #1	Sold -$245,000 Acquisition Offer Accepted on 09/07/2024	12/20/2021	6/16/2022	$11.25	20,000	$225,000 (3)	$17,673
#KENNERSET	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	1978 Kenner Star Wars Early Bird Set graded AFA 75	Closed	5/16/2022	6/16/2022	$10.00	1,250	$12,500 (3)	$1,024
#LEDZEPP1	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	Led Zeppelin I Album Signed By Jimmy Page, Robert Plant, John Bonham & John Paul Jones authenticated by Beckett	Closed	4/11/2022	6/16/2022	$6.00	8,000	$48,000 (3)	$4,420
#VEEVIPER	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	2022 Gary Vee Original Veecon Exclusive Viper Drawing authenticated by PSA	Closed	5/16/2022	6/17/2022	$5.00	15,000	$75,000 (3)	$2,779

#BEEPLE1	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	Number #163/207 Into the Ether Beeple Everydays 2020 Collection NFT	Closed	5/16/2022	6/28/2022	$5.00	13,600	$68,000 (3)	-$8,896
#WARHOL1	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	1967 Andy Warhol Marilyn Monroe Signed Print Stamp-Numbered 140/250	Closed	5/16/2022	6/28/2022	$10.00	17,000	$170,000 (3)	$3,359
#GAMEBOY	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	1989 Factory Sealed Nintendo Game Boy graded VGA 85	Closed	6/21/2022	7/25/2022	$5.00	4,500	$22,500 (3)	$866
#CROESUS	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	561-546 BC First Gold Coin graded NGC CH XF	Closed	6/21/2022	8/1/2022	$8.00	8,000	$64,000 (3)	$4,355
#SACHS1	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	Tom Sachs Rocket Factory "Gamechanger" NFT with USPS Brand	Closed	5/16/2022	8/1/2022	$10.00	2,150	$21,500 (3)	-$4,346
#32RUTH	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	1932 Babe Ruth Called Shot Ticket Stub graded PSA 6	Closed	5/16/2022	8/1/2022	$5.00	19,000	$95,000 (3)	$7,738
#ELON1	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	Elon Musk Signed Dollar Bill authenticated by PSA	Closed	7/5/2022	8/1/2022	$2.00	3,750	$7,500 (3)	$207

#105.ETH	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	the 105.eth ENS Domain	Closed	6/21/2022	8/19/2022	$4.00	10,000	$40,000 (3)	$0
#R2D2	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1977 Star Wars Dark Blue Dome R2-D2 Action Figure graded CAS 85	Closed	7/5/2022	8/19/2022	$5.00	2,000	$10,000 (3)	$1,056
#VADER	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1977 Star Wars Unpunched Darth Vader Action Figure graded CAS 85	Closed	7/5/2022	8/19/2022	$5.00	1,500	$7,500 (3)	$287
#WARHOL2	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1969 Oyster Stew Campbell’s Soup II Signed and Stamp-Numbered Andy Warhol Print	Closed	7/5/2022	8/19/2022	$10.00	6,500	$65,000 (3)	$909
#JEKYLL	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1886 First Edition copy of Strange Case of Dr Jekyll and Mr Hyde by Robert Stevenson	Closed	8/2/2022	8/26/2022	$4.00	5,000	$20,000 (3)	$2,169
#BUFFETT1	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	2000 Annual Berkshire Hathaway Inc. Shareholders Meeting Guide Signed by Warren Buffett	Closed	6/21/2022	8/26/2022	$3.00	5,000	$15,000 (3)	$351

#DRACULA10	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	1973 Tomb of Dracula #10 Comic Book published by Marvel graded CGC 9.8	Closed	5/16/2022	8/26/2022	$10.00	4,000	$40,000 (3)	$3,220
#PAPPY1	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	Collection of 10, 12, 13, 15, 20, and 23 Year Old Pappy Van Winkle Bourbon	Closed	8/2/2022	8/26/2022	$7.00	2,000	$14,000 (3)	-$567
#1857COIN	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1857-S $20 Coin Salvaged from the SS Central America graded PCGS MS66	Closed	7/5/2022	8/26/2022	$5.00	5,000	$25,000 (3)	$587
#94CSI	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	1994 BMW 850CSi	Sold - $120,000 Acquisition Offer Accepted on 3/3/2023	5/16/2022	10/3/2022	$14.25	10,000	$142,500 (3)	$8,814
#ANDYPELE	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1977 Andy Warhol Pelé Polaroid Portrait Photo	Closed	8/2/2022	10/3/2022	$4.00	6,500	$26,000 (3)	$363
#BOBAFETT	8/22/2022	(Post-Qualification Amendment No. 24 to Offering Statement 2)	1979 Kenner Star Wars Boba Fett Action Figure graded AFA 85	Closed	8/12/2022	10/3/2022	$10.00	2,600	$26,000 (3)	$1,517
#ELVIS	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	1977 Elvis Presley Last Live Performance Full Ticket graded PSA 8	Closed	4/11/2022	10/3/2022	$8.00	5,000	$40,000 (3)	$3,700

#GBOYCOLOR	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1998 Factory Sealed Nintendo Game Boy Color graded VGA 85	Closed	7/5/2022	10/3/2022	$4.00	1,625	$6,500 (3)	$197
#JETFIRE	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1985 Transformers Jetfire Fighter Jet graded AFA 85	Closed	8/2/2022	10/3/2022	$5.00	1,700	$8,500 (3)	$736
#POPEBALL	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	2022 Baseball Signed by Pope Francis	Closed	8/2/2022	11/2/2022	$4.00	4,750	$19,000 (3)	$146
#RABBIT	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1901 First Edition copy of The Tale of Peter Rabbit by Beatrix Potter	Closed	8/2/2022	11/2/2022	$4.60	10,000	$46,000 (3)	$4,259
#54AARON	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1954 Topps #128 Hank Aaron Rookie Card graded PSA NM-MT+ 8.5	Closed	9/19/2022	11/2/2022	$10.00	17,000	$170,000 (3)	-$245
#GRATEFUL1	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1966 Grateful Dead Skeleton & Roses Concert Poster graded CGC 9.6	Closed	9/19/2022	12/13/2022	$10.00	12,500	$125,000 (3)	$11,913
#BOBAPROTO	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1979 Kenner Star Wars Boba Fett Rocket-Firing L-Slot Prototype Action Figure graded AFA 80	Closed	9/19/2022	12/13/2022	$10.00	15,000	$150,000 (3)	$7,558

#ARSHAM1 (7)	2/27/2023	(Post-Qualification Amendment No. 27 to Offering Statement 2)	1963 Arsham Studio Stone Island Mercedes-Benz Unimog 404	Closed	2/27/2023	5/16/2023	$20.00	6,750	$135,000 (3)	$11,478
1941 Captain America Comics #1 Comic Book published by Timely Comics graded CGC 5.5				Cancelled (6)

2022 Jean-Michel Basquiat Superhero Print Portfolio Stamp-Numbered 7/85 and signed by Lisane Basquiat and Jeanine Heriveaux, the artist’s sisters and administrators of the Estate of Jean-Michel Basquiat

Cancelled (6)
1947 Jackie Robinson News Photo				Cancelled / Underlying Asset Sold Pre-Offering (6)
1957 Topps Johnny Unitas Rookie Card				Cancelled / Underlying Asset Sold Pre-Offering (6)
2020 Bobby Witt Jr. Rookie Card				Cancelled / Underlying Asset Sold Pre-Offering (6)
1996 PlayStation Crash Bandicoot Video Game				Cancelled / Underlying Asset Sold Pre-Offering (6)
#BATMAN	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1940 Batman #1 Comic Book published by DC Comics graded CGC 8	Sold -$2,000,000 Acquisition Offer Accepted on 1/30/2023	2/18/2022	1/25/2023	$10.00	144,000 / 180,000	$1,440,000 / $1,800,000	$67,900
2004 Sports Illustrated For Kids #360 Michael Phelps Rookie Card graded PSA GEM MT 10				Cancelled / Underlying Asset Sold Pre-Offering (6)
Number 7387 Doodle NFT with Pink Long Hair				Cancelled (6)
Number 8467 Azuki NFT with Blue Tassel Ear				Cancelled (6)
The Sandbox 3x3 ESTATE with a bundle of 9 LAND NFTs				Cancelled (6)
Number 5028 CrypToadz NFT with Swamp Single Bun Head				Cancelled (6)
Number 3079 CrypToadz NFT with 3D Eyes				Cancelled (6)
Decentraland Estate 2X2 Bundle with 4 LAND NFTs				Cancelled (6)
2005 Game Boy Advance Pokémon Emerald Version Video Game graded Wata 9.8 A++				Cancelled / Underlying Asset Sold Pre-Offering (6)

1939 First Edition copy of Alcoholics Anonymous by Bill Wilson				Cancelled (6)
1905-1916 Handwritten and Signed Grigori Rasputin Letter				Cancelled / Underlying Asset Sold Pre-Offering (6)
1987 NES Metroid Video Game graded Wata 9.6 A+				Cancelled / Underlying Asset Sold Pre-Offering (6)
#1973 Iron Man #55 Comic Book published by Marvel graded CGC 9.8				Cancelled (6)
1966 Fantastic Four #48 Comic Book published by Marvel graded CGC 9.4				Cancelled (6)
Worldwide Webb Land Large Apartment 8325 NFT				Cancelled (6)
1935 Gum, Inc. Mickey Mouse Wax Pack graded PSA 8				Cancelled (6)
1963 Amazing Spider-Man Comic Book				Cancelled (6)
Dryosaurus skeleton excavated from the Bone Cabin Quarry in Laramie, Wyoming in 2021				Cancelled (6)
1982 Hasbro G.I. Joe Commando Snake Eyes Action Figure graded AFA 80				Cancelled (6)
1929 1st Edition copy of A Farewell To Arms by Ernest Hemingway				Cancelled (6)
1971 Apollo 14 Flown King James Bible carried to the Moon by astronaut Edgar Mitchell				Cancelled (6)
#SCARFACE	8/22/2022	(Post-Qualification Amendment No. 23 to Offering Statement 2)	Al Pacino Screen Worn Tuxedo from Scarface	Closed	8/22/2022	4/25/2024	$10.00	2,000	$20,000 (3)	$917
#PHOF-LINC	8/23/2023	(Post-Qualification Amendment No. 28 to Offering Statement 2)	1860 Abraham Lincoln Signed Telegraph Company Check	Open	8/23/2023		$10.00	2,400/3,000	$24,000/$30,000	$2,100
#PHOF-1984	8/23/2023	(Post-Qualification Amendment No. 28 to Offering Statement 2)	1949 1st Edition copy of Nineteen Eighty-Four by George Orwell	Open	8/23/2023		$10.00	1,800/2,250	$18,000/$22,500	$675

1996 Rosso Corsa Ferrari 355 Gran Turismo Berlinetta				Cancelled (6)
#ARSHAM2 (7)	3/20/2024	(Post-Qualification Amendment No. 32 to Offering Statement 2)	1991 Daniel Arsham x RAUGH-Welt BEGRIFF Porsche 964 “RWBA” Slant Nose	Closed	3/20/2024	4/25/2024	$10.00	31,500	$315,000 (3)	$8,150
#21MG1.DR	8/23/2023	(Post-Qualification Amendment No. 31 to Offering Statement 2)	2021 Mercedes AMG GT Black Series One Edition	Open	8/23/2023		$10.00	60,000/75,000	$600,000/$750,000	$31,875
#LEBRON	5/21/2024	(Post-Qualification Amendment No. 33 to Offering Statement 2)	A collection of ten (10) LeBron James game worn Los Angeles Lakers jerseys	Closed	5/21/2024	7/22/2024	$10.00	50,000	$500,000 (3)	$41,300
#94VTTT		(Post-Qualification Amendment No. 34 to Offering Statement 2)	1994 Lamborghini Diablo Vicious Traction Twin Turbo	Upcoming			$20.00	23,600 / 29,500	$472,000 / $590,000	$1,750.00
TOTAL (8):	-	-	-	-	-	-	-	-	7,042,600 (8)	-

Note: Gray shading represents Series for which no Closing of an Offering has occurred. Orange shading represents sale of such Series’ Underlying Asset.

(1)The opening date of a Series will occur no later than two calendar days following the date of qualification of the Offering of such Series by the Commission.  With respect to a Series, the Offering of such Series is subject to qualification by the Commission.

(2)Interests sold in Series are generally limited to 2,000 “qualified purchasers” with a maximum of 500 non-“accredited investors.”

(3)Represents the actual gross proceeds for closed Offerings.

(4)Interests in Series #77LE1 were issued under Rule 506(c) of Regulation D and were thus not qualified under the Company’s previous offering circular. All other Interests in Series of the Company were issued under Tier 2 of Regulation A.

(5)For Offerings that are Open or Upcoming, amounts represent the maximum Sourcing Fee payable to the Manager for identifying and managing the acquisition of the Underlying Assets. For Offerings that have closed, amounts represent the actual Sourcing Fee payable to the Manager, which may be less than the maximum Sourcing Fee. Values are based on current or anticipated negotiations of the terms of the respective purchase option agreements or purchase agreements and may be subject to change. Negative values in this column reflect the amount by which the estimated aggregate value of the fees and expenses relating to an Offering exceeds the amount of the Total Proceeds of the Offering.

(6)Represents an Offering that was cancelled with any potential Investors issued a full refund for their attempted subscription.

(7)Represents a Series whose Interests we do not intend to allow to trade on the PPEX ATS.  Therefore, there will be no liquidity via the PPEX ATS for Interests in such Series unless the Manager determines to allow secondary trading on the PPEX ATS at a later date.

(8)Represents the proposed maximum public offering price aggregated across all Series for which an Offering is upcoming, open, or closed, as required for purposes of the Form 5110 submitted to FINRA in connection with Offering Statement 2.  Series whose Offerings have been cancelled and Series whose Offerings closed under Offering Statement 1 are not reflected in this total.

At the time of this filing, all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings. All Series highlighted gray in the Master Series Table have not Closed, but we have launched, or are in the process of launching, these and subsequent Offerings for additional Series. Series whose Underlying Assets have been sold and have, or will subsequently be dissolved are highlighted orange in the Master Series Table.

ITEM 1.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our consolidated financial statements and related notes.

Overview

The Company’s core business is the identification, acquisition, marketing and management of certain collectible items (including collectible automobiles, memorabilia and alcohol) and digital assets, collectively referred to as the “Collectible Assets” or the “Asset Class”, for the benefit of the investors. The Company’s mission is to leverage technology and design, modern business models influenced by the sharing economy, and advancements in the financial regulatory environment to democratize the Asset Class. The Company aims to provide enthusiasts with access to the market by enabling them to create a diversified portfolio of equity Interests in the highest quality Collectible Assets through a seamless investment experience on the Platform. With respect to secondary market transactions in Interests, the Platform serves as the user interface by which Investors submit orders to buy or sell Interests on the Public Private Execution Network Alternative Trading System (the “PPEX ATS”), which is owned and operated by North Capital Private Securities Corporation. The Platform then immediately and automatically routes those orders (i) to Dalmore Group, LLC (when acting in connection with secondary market transactions of interests, the “Executing Broker”), and (ii) by virtue of the Executing Broker’s status as a member of the PPEX ATS and the Tools License Agreement between the Asset Manager and the Executing Broker, to the PPEX ATS. The Platform does not connect Investors to any venue for secondary market transactions other than the PPEX ATS. For a full description of the Platform’s limited role in secondary trading, see the “Description of the Business – Liquidity Platform” section in Post-Qualification Amendment No. 34 (filed on September 4, 2024) to the offering statement on Form 1-A filed by the Company with the Commission on July 21, 2023. In addition, we intend for Investors to have the opportunity to participate in a unique collective ownership experience, including through displays at museum/retail locations and social events, as part of the Membership Experience Programs being run by the Manager. The objective is to use revenue generated from these Membership Experience Programs to fund the highest caliber of care for the Underlying Assets in the collection, which we ultimately expect to be offset by meaningful economies of scale in the form of lower costs for collection level insurance, maintenance contracts and storage facilities, and to generate Free Cash Flow (as defined in Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements) distributions to Investors in the Underlying Assets. The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series.

We believe that collectors and dealers interested in selling their Collectible Assets will benefit from greater liquidity, significantly lower transaction costs and overhead, and a higher degree of transparency as compared to traditional methods of transacting Collectible Assets. Auction and consignment models may include upwards of ~20% of asset value in transaction costs, as well as meaningful overhead in terms of asset preparation, shipping and marketing costs, and time value. The Company thus aims to align the interests of buyers and sellers, while opening up the market to a significantly larger number of participants than was previously possible, thereby driving market appropriate valuations and greater liquidity.

Trends Affecting Our Business

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the Underlying Assets, our ability to acquire and manage Collectible Assets, and the success of our current and future Offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

•We have a limited operating history upon which to base an evaluation of our business and prospects. We have devoted substantially all our efforts to establishing our business and principal operations, which commenced in 2016. Our short operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations. No revenue models have been developed at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been developed. From time to time, Rally or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income. During the Current Period, no free cash flow distributions were made and no management fee was distributed. See Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements for the table that presents free cash flow distributions by Series for the Current Period and Prior Period.

•We are in large part reliant on the Asset Manager and its employees to grow and support our business. The successful operation of the Company (and therefore, the success of the Interests) is in part dependent on the ability of the Asset Manager to source, acquire and manage the Underlying Assets and for the Asset Manager to maintain the Platform. As the Asset Manager has been in existence since only October 2020 and is a startup company, it has a limited operating history. Further, the Asset Manager is also the Asset Manager for RSE Archive, LLC and certain Series of RSE Innovation, LLC, and it may become the Asset Manager of other series limited liability companies with similar business models in the collectible automobiles, memorabilia, alcohol and other Underlying Asset classes, such as domain names, in the future. Furthermore, the Asset Manager may in the future enter into joint venture agreements with third parties, and such entities may have similar business models. While the Asset Manager thus has some similar management experience, its experience is limited, and it has limited experience selecting or managing assets in the Asset Class. Furthermore, there are a number of key factors that will potentially impact our operating results going forward including the ability of the Asset Manager to:

ocontinue to source high quality Collectible Assets at reasonable prices to securitize through the Platform;

omarket the Platform and the Offerings in individual Series of the Company and attract Investors to the Platform to acquire the Interests issued by Series of the Company;

ofind and retain operating partners to support the regulatory and technology infrastructure necessary to operate the Platform;

ocontinue to develop the Platform and provide the information and technology infrastructure to support the issuance of Interests in Series of the Company; and

ofind operating partners to manage the collection of Underlying Assets at a decreasing marginal cost per asset.

•The collectibles market is currently undergoing a transitional phase, characterized by a blend of stabilization and continued growth, suggesting a moderation from the pandemic era bubble. Forecasted to expand to $594.2 billion by 2034, the sector is witnessing diversification with over 100 categories seeing significant investment. Notable trends include the rise of digital platforms and NFTs, reshaping traditional collectibles like trading cards, as evidenced by Fanatics' acquisition of Major League Baseball Topps. Meanwhile, the sports collectibles market demonstrates robust health, with significant sales despite a decrease in high-value auction transactions. This evolving landscape underscores a strategic shift towards a market that values both digital innovation and traditional collectibles, with an overall trajectory pointing towards sustainable growth and diversification. In the art sector, optimism remains high among dealers and auction houses for 2024, reflecting confidence in continued sales growth or stability. Movie memorabilia, like the iconic 'Titanic' prop, continues to fetch high prices at auction, indicating a vibrant market for cinematic history. The collector car market, as measured by the Hagerty Market Rating, has settled around 65, marking a period of stabilization after a 16-month decline and is still higher than any point in the four years leading up to the Market Rating’s most recent surge. As of April 2024, the classic car market has continued to demonstrate resilience and growth, albeit with some notable shifts and trends and some periods of slow retreat. Despite economic uncertainties and challenges, enthusiasts and investors have maintained a strong interest in vintage automobiles, driving both demand and prices in various segments of the market. Classic car market staples such as Ferraris, Porsches, and Classic Mercedes have demonstrated their continued prowess in the market. Notably displayed by Ferrari in the list of top sales of the year in which they captured the top 4 spots.

•With the continued increase in popularity of the Asset Class, we expect competition for Collectible Assets to intensify in the future. Although our business model is uncommon in the Asset Class, there is potentially significant competition for the Underlying Assets, which the Company securitizes through its Offerings, from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as dealers and auction houses continue to play a prominent role. There are also competing start-up models to facilitate shared ownership of Collectible Assets developing in the industry, which will result in additional competition for Collectible Assets.

•We may be negatively impacted by volatility in the political and economic environment, and a period of sustained inflation across the markets in which we operate could result in higher operating costs. Trade, monetary and fiscal policies, and political and economic conditions have and may continue to substantially change in the future, and credit markets have and may continue to experience periods of constriction and variability. These conditions have impacted and may continue to impact our business. Further, ongoing inflation has impacted and may continue to negatively impact our business and increase our costs. Sustained inflation across the markets in which we operate has tended to, and could continue to negatively affect any attempts to mitigate the increases to our costs. In addition, the effects of inflation on consumers’ budgets could result in the reduction of potential Investors’ spending and investing habits. If RSE Markets, the Asset Manager, the Manager or we are unable to take actions to effectively mitigate the effect of the resulting higher costs, their and/or our financial position could be negatively impacted.

•Our business model relies on the availability of the exemption from registration provided by Tier 2 of Regulation A. Under our business model, we must receive qualification under Tier 2 of Regulation A from the Commission with respect to each Offering of Series Interests.  The qualification process has been and may continue to be subject to unanticipated delays, especially if our filings with the Commission are reviewed in full by the staff of the Commission.

•Declines in the market values of certain Collection Assets have caused and may continue to cause significant impairment losses on those Collection Assets. During 2023, we recorded $994 thousand in impairment losses, and during the Current Period, we recorded $427 thousand in impairment losses, stemming from declines in asset values (as described in Note B – Summary of Significant Accounting Policies – Capital Assets of our accompanying Notes to the Consolidated Financial Statements).

At the time of this filing all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings.

Investments in Underlying Assets

We provide investment opportunities in Collectible Assets to Investors through the Platform. Collectible Assets are financed through various methods including loans from affiliates of the Manager or other third parties when we purchase an Underlying Asset prior to the Closing of an Offering, and through purchase option agreements or consignment agreements negotiated with third parties or affiliates when we finance the purchase of an Underlying Asset with the proceeds of an Offering. Additional information can be found below and in the Master Series Table. We typically acquire Underlying Assets through the following methods.

•Upfront purchase – the Company or a Series acquires an Underlying Asset from an Asset Seller prior to the launch of the Offering related to the Series.

•Purchase agreement – the Company or a Series enters into an agreement with an Asset Seller to acquire an Underlying Asset, which may expire prior to the Closing of the Offering for the related Series, in which case the Company is obligated to acquire the Underlying Asset prior to the Closing.

•Purchase option agreement – the Company or a Series enters into a purchase option agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset.

•Consignment agreement – the Company or a Series enters into a consignment agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset and under which the Company takes possession of the Underlying Asset during a consignment period.

We received multiple loans or payments from various parties to support the financing of the acquisition of the Underlying Assets for which the details are listed in the tables below. Such payments or loans have been or will be repaid from the proceeds of successful Series’ initial Offering. Upon completion of the Offering of each of the Series of Interests, each of the Series shall acquire their respective Underlying Assets for the aggregate consideration consisting of cash and Interests as the Manager may determine in its reasonable discretion in accordance with the disclosures set forth in these Series’ Offering documents. In various instances, as noted in the tables below, the Asset Seller is issued Interests in a particular Series as part of the total purchase consideration to the Asset Seller. In addition, there are instances where the Company finances an acquisition through the proceeds of the Offering, as in the case of a purchase option, and therefore requires no additional financing or only financing to make an initial down payment, as the case may be.

The Company incurred the “Acquisition Expenses,” which include transportation of the Collectible Assets to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, and other costs detailed in the Manager’s allocation policy, listed in the tables below, the majority of which are capitalized into the purchase prices of the various Underlying Assets. Acquisition Expenses such as interest expense on a loan to finance an acquisition or marketing expenses related to the promotional materials created for an Underlying Asset are not capitalized. The Acquisition Expenses are generally initially funded by the Manager or its affiliates but will be reimbursed with the proceeds from an Offering related to such Series to the extent described in the applicable Offering documents. In the event that certain Acquisition Expenses are anticipated prior to the Closing of an Offering but are incurred only after the Closing, for example transportation fees related to transportation from the Asset Seller to the Company’s storage facility, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering.

In addition to acquiring Underlying Assets, from time to time the Company receives take-over offers for certain Underlying Assets. Per the terms of the Company’s Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), the Company, together with the Manager and the Manager’s Advisory Board evaluates the offers and determines if it is in the interest of the Investors to sell the Underlying Asset. In evaluating the offers, the Manager also considers the preference of Investors in the related Series as expressed by the nonbinding voting results of a poll of such Investors on the question whether to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but not yet transferred to a particular Series because no Offering has yet occurred. In these instances, the anticipated Offering related to such Underlying Assets will be cancelled.

“Current Period” refers to the time period between January 1, 2024 and June 30, 2024. “Prior Period” refers to the time period between January 1, 2023 and June 30, 2023. “Prior Year” refers to the year ended December 31, 2023.

During the Current Period, we signed purchase agreements to acquire assets for the following Series.

Series - Series Name	Agreement Type - Date of Agreement	Closing Date (1)	Purchase Price (2)	Financed via - Officer Loan / 3rd Party Loan	Financed via – the Manager	Financed via - Offering Proceeds	Interests Issued to Asset Seller	Percent Owned by Asset Seller	Acquisition Expenses
#ARSHAM2	Upfront Purchase / 04/01/2024	04/25/2024	$300,000	$0	$300,000	$0	$0	0%	$12,150
#LEBRON	Purchase Agreement / 04/26/2024	07/22/2024	$450,000	$125,000	$325,000	$0	$0	0%	$49,600
Total for 1/1/2024 – 6/30/2024	New Agreements: 2	-	$750,000	$0	$625,000	0	0	-	$61,750
Total for 1/1/2023 – 6/30/2023	New Agreements: 1	--	$120,000	$0	$120,000	$0	$0	-	$14,400

Note: New Agreements represent only those agreements signed in the Current period.

Note: Purchase Price, Down payment Amount, Financings and Acquisition Expenses represent only the incremental amounts for the Current Period i.e., if an Underlying Asset was purchased in a previous period, but had a Closing in the Current period, it would not contribute to the totals for the Current Period.

(1)If exact Offering dates (specified as Month Day, Year) are not shown, then expected Offering dates are presented.

(2)Values are based on current negotiations of the terms of the respective purchase option agreements or purchase agreements and may be subject to change.

At the end of the Current Period, the following Offering of Series Interests was ongoing.

Series	Qualification Date	Underlying Asset	Offering Price per Interest	Membership Interests	Offering Size	Sourcing Fee	Opening Date	Closing Date
#LEBRON	5/21/2024	A collection of ten (10) LeBron James game worn Los Angeles Lakers jerseys	$10.00	50,000	$500,000	$41,300	5/21/2024	7/22/2024
Total 1/1/2024 – 6/30/2024		1 Series	-	-	-	$41,300	-	-
Total 1/1/2023 – 6/30/2023		1 Series	-	-	-	$1,200	-	-

The Offerings relating to the Series listed below closed during the Current Period.

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size	Sale Price	Dividend Amount Per Interest
#SCARFACE	8/22/2022	Al Pacino Screen Worn Tuxedo from Scarface	$17,500	8/12/2022	4/25/2024	10/14/2022	$10.00	2,000	$20,000	-	-
#ARSHAM2	3/30/2024	1991 Daniel Arsham x RAUGH-Welt BEGRIFF Porsche 964 “RWBA” Slant Nose	$300,000	3/20/2024	4/25/2024	4/5/2024	$10.00	31,500	$315,000	-	-
Total 1/1/2024 – 6/30/2024		2 Series	$317,500	-	-	-	-	-	$335,000	-	-
Total 1/1/2023 – 6/30/2023		2 Series	$1,820,000	-	-	-	-	-	$1,935,000	-	-

Operating Results for the Current Period and the Prior Period

Changes in operating results are impacted significantly by any increase or decrease in the number of Underlying Assets that the Company, in coordination with the Asset Manager, operates and manages. During the Current Period and the Prior Period, the Company engaged in acquiring Underlying Assets, entering into Purchase and Purchase Option Agreements, launching Offerings, Closing Offerings, and selling Underlying Assets. Additional information can be found below in the Asset Acquisitions, Purchase Options and Asset Sales subsection, the trend information and the investments in Underlying Assets sections above, or above in the Master Series Table.

Revenues

Revenues may be generated at the Company or the Series level. No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time, if at all. We will update the appropriate disclosure at such time as revenue models have been demonstrated. From time to time, Rally or a Series may receive income from other sources, such as an NFT airdrop event or NFT conference, that are out of the control or direction of the Company. During the Current Period, no free cash flow distributions were made and no management fee was distributed. See Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements for the table that presents free cash flow distributions by Series for the Current Period and Prior Period

Operating Expenses

The Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) incurred prior to the Closing of an Offering related to any of the Underlying Assets are being paid by the Manager and recognized by the Company as capital contributions and will not be reimbursed by the Series. Each Series of the Company will be responsible for its own Operating Expenses beginning on the Closing date of the Offering for such Series Interests.  However, the Manager has agreed to pay and not be reimbursed for certain limited expenses, such as post-closing Operating Expenses incurred and recorded by Series’ of the Company through the Current Period and Prior Period. These are accounted for as capital contributions by each respective Series.

Consolidated Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for the Company and all of the Series that are presented as expenses and losses in the Consolidated Statements of Operations summarized by category for the Current Period and the Prior Period as follows:

Total Operating Expenses
	Current Period	Prior Period	Difference	Change	Explanation
Storage	$ 39,371	$ 47,836	($8,465)	(18%)	Decrease in number of assets in Current Period
Transportation	4,731	8,948	(4,217)	(47%)	Less vehicle transport in Current Period
Insurance	11,810	19,689	(7,880)	(40%)	Decrease in number of assets in Current Period
Maintenance	2,620	4,588	(1,968)	(43%)	Less maintenance in Current Period
Bookkeeping and Accounting fees	12,750	13,229	(479)	(4%)	Decrease in number of assets in Current Period
Marketing Expense	3,300	5,200	(1,900)	(37%)	Less marketing activity in Current Period
Transaction Fees	-	6,038	(6,038)	(100%)	Decrease in seller's fees to auction houses for a sale of asset
Interest Expense	1,612	-	1,612	100%	Increase in interest-bearing loans for acquisition of assets in Current Period

Banking Fees	169	-	169	100%	Increase in banking fees in Current Period
Loss on Sale	-	6,092	(6,092)	(100%)	Decrease in sales below carrying value
Loss on Impairment	427,092	293,195	133,898	46%	Increase number of NFT assets needing impairment
Consolidated	$ 503,455	$ 404,815	$ 98,640	24%

Consolidated gains and other investment income as presented in the Consolidated Statements of Operations for the Current Period and Prior Period are as follows:

Consolidated Gains and Other Investment Income
	Current Period	Prior Period	Difference	Change	Explanation
Gain on Sale	$ 568,811	$ 300,000	$ 268,811	90%	Higher return on asset sale in Current Period
Investment Income / (Loss)	-	4,048	(4,048)	(100%)	Decrease in NFT Airdrops in Current Period
Consolidated Gains and Other Investment Income	$ 568,811	$ 304,048	$ 264,764	87%

See Consolidated Statements of Operations for details of each Series’ expenses, losses, gains and investment income for the Current Period and Prior Period.

Consolidated Expenses, Losses, Gains and Investment Income before Income Taxes
	Current Period	Prior Period
Total Series Expenses	$ 266,706	$ (59,013)
RSE Collection & Series #77LE1	(201,350)	(41,755)
Consolidated	$ 65,356	$ (100,768)

Asset Acquisitions, Purchase Options and Asset Sales

The table below summarizes agreements related to asset acquisitions or asset disposal that were signed during the Current Period and Prior Period and presents the value of Underlying Assets represented by those agreements.

	# of Assets Disposed	Total Value of Assets Disposed ($)	# of Assets Acquired	Total Value Assets Acquired ($)	# of Purchase Option Agreements	Total Value of Purchase Option Agreements ($)	# of Purchase Agreements	Total Value of Purchase Agreements ($)	Net #	Grand Total ($)
1/1/2024 - 6/30/2024	(1)	($610,000)	1	$300,000	0	$0	0	$0	0	$300,000
1/1/2023 – 6/30/2023	(8)	($2,204,715)	1	$120,000	0	$0	0	$0	(7)	$120,000

Note: Table represents agreements signed within the respective periods and value of Underlying Assets represented by the agreements.

See Note A – Description of Organization and Business Operations – Asset Dispositions of our accompanying Notes to the Consolidated Financial Statements for the table shows each Underlying Asset that was sold during the Current Period and the Prior Period. Net Gain / (Loss) on Sale of the Current Period and the Prior Period are as below:

Net Gain / (Loss) on Sale
Current Period	$568,811
Prior Period	$293,908

See Note G – Income Tax of our accompanying Notes to the Consolidated Financial Statements for provision for income taxes for each Series that sold their Underlying Asset during the Current Period and the Prior Period. Total provision for income taxes for the Current Period and Prior Period are as follows:

Consolidated Provision for Income Taxes
Current Period	$113,519
Prior Period	$116,146

See “Note C - Related Party Transactions” of our accompanying Notes to Consolidated Financial Statements for additional information on asset acquisitions.

Liquidity and Capital Resources

Historically, the Company and each Series finance their business activities through capital contributions from the Manager or its affiliates. Until such time as any Series has the capacity to generate income, cash flows from operations, or excess proceeds from Offerings, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings for individual Series may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for individual Series once the Offerings are closed at the sole discretion of the Manager.

The Company has experienced recurring net losses and negative operating cash flows since inception and neither the Company nor any of the Series has generated revenues or profits in the Current Period or Prior Period, except in connection with the sale of certain Underlying Assets for gains and certain Series that generated investment income (see Asset Disposition section in Note A – Description of Organization and Business Operations – Asset Dispositions of our accompanying Notes to the Consolidated Financial Statements).

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Retained Earnings / (Accumulated Deficits). Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Year, except for certain Series that have net income in the Prior Period generated from receiving investment income.

Period	Income / (Loss)
Current Period	($48,162)
Prior Period	($216,913)

Period	Net Working Capital	Retained Earnings / (Accumulated Deficit)
Current Period	($388,016)	($2,715,985)
Prior Year	($226,665)	($2,356,069)

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. The Company and the Series finance their business activities through capital contributions from the Manager or its affiliates and from members to the individual Series. Until such time as any Series has the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for individual Series once the Offerings are closed, listed in the table above, at the sole discretion of the Manager. There can be no assurance that the Manager or RSE Markets, Inc. will continue to fund operations or provide financial support to the Company and each listed Series. If the Company and each listed Series does not continue to obtain financing from the Manager or RSE Markets, Inc. they will be unable to pay their obligations as they come due, including the obligation of each listed Series. As a result, these conditions raise substantial doubt about the Company's and each listed Series' ability to continue as a going concern for the twelve months following the date of this filing.

Cash and Cash Equivalent Balances

As of the end of each of the Current Period and the Prior Year, the Company and the Series for which Closings had occurred, had total cash or cash equivalents balances as set forth below (see Consolidated Balance Sheets for details of each Series’ cash or cash equivalent balances for the Current and Prior Year):

Cash and Cash Equivalent Balance
	Current Period	Prior Year
Total Series Cash and Cash Equivalent Balance	$ 104,514	$ 114,465
RSE Collection & Series #77LE1	7,130	2,779
Total Cash and Cash Equivalent Balance	$ 111,644	$ 117,244

Note: Series #77LE1 Interests were issued under Rule 506(c) and, therefore, Series #77LE1 has not been broken out as a separate Series in the financial statements but is included in the table above.

Note: Only includes Series for which an Offering has closed. RSE Collection cash balance represents loans or capital contributions to be used for future payment of Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements).

From time to time, the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing payments or loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing payments or loans used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

See “Note A – Description of Organization and Business Operations – Liquidity and Capital Resources” of our accompanying Notes to the Consolidated Financial Statements for additional information.

Recent Developments

The following sets forth updated information with respect to events that have occurred subsequent to the Current Period.

Event	Description
Offerings Opened	0
Offerings Closed	1
Underlying Assets Purchased	0 Purchase Agreements signed 1 Purchase Option Agreements signed 0 Upfront Purchase Agreements signed
Underlying Assets Sold	2
Acquisition Expenses	$0

ITEM 2. OTHER INFORMATION

None.

ITEM 3.  FINANCIAL STATEMENTS

CONTENTS

PAGE

RSE COLLECTION, LLC AND VARIOUS SERIES:

Consolidated Balance Sheets

as of June 30, 2024 (unaudited) and December 31, 2023 (audited)F-1

Consolidated Statements of Operations

for the six months ended June 30, 2024 (unaudited) and 2023 (unaudited)F-41

Consolidated Statements of Members’ Equity/(Deficit)

for the six months ended June 30, 2024 (unaudited) and 2023 (unaudited)F-81

Consolidated Statements of Cash Flows

for the six months ended June 30, 2024 (unaudited) and 2023 (unaudited)F-101

Notes to Consolidated Financial Statements F-141

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Assets
Current Assets
Cash and Cash Equivalents	$ 3,718	$ -	$ -	$ 2,214	$ -	$ -
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	3,718	-	-	2,214	-	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	106,266	-	-	408,386	-	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 109,984	$ -	$ -	$ 410,600	$ -	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ -	$ -	$ -	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	11	-	-	11	-	-
Accrued Interest	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	761	-	-	11	-	-
Members' Equity
Membership Contributions	111,236	-	-	422,131	-	-
Capital Contribution	18,864	-	-	50,331	-	-
Distribution to RSE Collection or its affiliates	(821)	-	-	(14,889)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(20,057)	-	-	(46,984)	-	-
Members' Equity / (Deficit)	109,223	-	-	410,589	-	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 109,984	$ -	$ -	$ 410,600	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Assets
Current Assets
Cash and Cash Equivalents	$ 485	$ 2,485	$ 2,500	$ 1,200	$ -
Pre-paid Insurance	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	485	2,485	2,500	1,200	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	14,786	332,806	122,544	488,586	-
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 15,271	$ 335,291	$ 125,044	$ 489,786	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ 750	$ 750	$ 750	$ -
Income Taxes Payable	-	-	-	-	-
Insurance Payable	11	11	11	11	-
Accrued Interest	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	761	761	761	761	-
Members' Equity
Membership Contributions	15,446	335,691	125,757	487,801	-
Capital Contribution	15,563	22,528	16,270	26,402	-
Distribution to RSE Collection or its affiliates	(175)	(400)	(713)	(5,103)	-
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(16,325)	(23,289)	(17,031)	(20,075)	-
Members' Equity / (Deficit)	14,510	334,530	124,283	489,025	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 15,271	$ 335,291	$ 125,044	$ 489,786	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Assets
Current Assets
Cash and Cash Equivalents	$ 1,985	$ 984	$ 173	$ 1,984	$ 4,989
Pre-paid Insurance	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	1,985	984	173	1,984	4,989
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	64,271	35,437	158,042	52,787	99,000
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 66,256	$ 36,421	$ 158,215	$ 54,771	$ 103,989

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ 750	$ 700	$ 750	$ 750
Income Taxes Payable	-	-	-	-	-
Insurance Payable	11	11	11	11	11
Accrued Interest	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	761	761	711	761	761
Members' Equity
Membership Contributions	66,699	36,621	160,430	54,771	120,551
Capital Contribution	15,102	14,778	15,118	14,952	18,662
Distribution to RSE Collection or its affiliates	(443)	(200)	-	-	-
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(15,863)	(15,539)	(18,044)	(15,713)	(35,985)
Members' Equity / (Deficit)	65,495	35,660	157,504	54,010	103,228
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 66,256	$ 36,421	$ 158,215	$ 54,771	$ 103,989

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Assets
Current Assets
Cash and Cash Equivalents	$ 2,000	$ -	$ -	$ -	$ 1,999
Pre-paid Insurance	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	2,000	-	-	-	1,999
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	79,786	-	-	-	120,286
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 81,786	$ -	$ -	$ -	$ 122,285

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ 1,550	$ -	$ -	$ 750
Income Taxes Payable	-	-	-	-	-
Insurance Payable	11	4	-	-	11
Accrued Interest	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	761	1,554	-	-	761
Members' Equity
Membership Contributions	82,286	-	-	-	122,586
Capital Contribution	14,310	27,733	-	-	14,664
Distribution to RSE Collection or its affiliates	(500)	(774)	-	-	(300)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(15,071)	(28,514)	-	-	(15,426)
Members' Equity / (Deficit)	81,025	(1,554)	-	-	121,523
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 81,786	$ -	$ -	$ -	$ 122,285

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Assets
Current Assets
Cash and Cash Equivalents	$ 1,999	$ 2,649	$ 3,700	$ -	$ 1,799	$ 2,898
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,999	2,649	3,700	-	1,799	2,898
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	182,802	75,903	170,286	-	23,187	235,388
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 184,801	$ 78,552	$ 173,986	$ -	$ 24,986	$ 238,286

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ 750	$ 750	$ -	$ 750	$ 750
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	-	11	11
Accrued Interest	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	761	761	761	-	761	761
Members' Equity
Membership Contributions	185,301	79,052	173,986	-	24,986	238,636
Capital Contribution	15,045	15,047	14,705	-	11,440	14,792
Distribution to RSE Collection or its affiliates	(500)	(500)	-	-	-	(350)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(15,806)	(15,808)	(15,466)	-	(12,201)	(15,553)
Members' Equity / (Deficit)	184,040	77,791	173,225	-	24,225	237,525
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 184,801	$ 78,552	$ 173,986	$ -	$ 24,986	$ 238,286

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Assets
Current Assets
Cash and Cash Equivalents	$ 2,300	$ -	$ 3,840	$ 3,064	$ 2,962	$ 4,197
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	2,300	-	3,840	3,064	2,962	4,197
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	75,997	-	572,236	129,227	138,482	325,590
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 78,297	$ -	$ 576,076	$ 132,291	$ 141,444	$ 329,787

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ -	$ 750	$ 750	$ 750	$ 750
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	11	-	11	11	11	11
Accrued Interest	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	761	-	761	761	761	761
Members' Equity
Membership Contributions	79,297	-	577,286	133,279	141,794	330,287
Capital Contribution	13,426	-	27,637	12,662	11,974	23,502
Distribution to RSE Collection or its affiliates	(1,000)	-	(500)	(988)	(350)	(500)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(14,187)	-	(29,108)	(13,423)	(12,735)	(24,264)
Members' Equity / (Deficit)	77,536	-	575,315	131,530	140,683	329,026
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 78,297	$ -	$ 576,076	$ 132,291	$ 141,444	$ 329,787

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Assets
Current Assets
Cash and Cash Equivalents	$ 2,412	$ -	$ -	$ -	$ 5,204
Pre-paid Insurance	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	2,412	-	-	-	5,204
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	46,188	-	-	-	277,811
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 48,600	$ -	$ -	$ -	$ 283,015

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ -	$ -	$ -	$ 750
Income Taxes Payable	-	-	-	-	-
Insurance Payable	11	-	-	-	11
Accrued Interest	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	761	-	-	-	761
Members' Equity
Membership Contributions	48,600	-	-	-	283,775
Capital Contribution	11,185	-	-	-	16,284
Distribution to RSE Collection or its affiliates	-	-	-	-	(475)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(11,947)	-	-	-	(17,330)
Members' Equity / (Deficit)	47,839	-	-	-	282,254
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 48,600	$ -	$ -	$ -	$ 283,015

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 400	$ 400	$ 300	$ 300	$ 243
Pre-paid Insurance	-	2	2	2	2	2
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	402	402	302	302	245
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	3,363	7,500	16,750	36,146	8,325	15,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 3,863	$ 7,902	$ 17,152	$ 36,448	$ 8,627	$ 15,245

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 17	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	363
Total Liabilities	17	3	3	3	3	367
Members' Equity
Membership Contributions	141,061	10,832	20,792	36,738	16,356	15,600
Capital Contribution	1,660	1,159	1,011	1,061	1,529	1,277
Distribution to RSE Collection or its affiliates	(952)	(232)	(292)	(292)	(238)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(137,922)	(3,860)	(4,363)	(1,062)	(9,022)	(1,998)
Members' Equity / (Deficit)	3,847	7,899	17,149	36,445	8,624	14,878
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 3,863	$ 7,902	$ 17,152	$ 36,448	$ 8,627	$ 15,245

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Assets
Current Assets
Cash and Cash Equivalents	$ 354	$ 300	$ 308	$ 377	$ 3,400	$ 365
Pre-paid Insurance	2	2	2	2	-	2
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	356	302	310	379	3,400	367
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,546	13,566	33,500	125,000	286,364	19,535
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 7,902	$ 13,868	$ 33,810	$ 125,379	$ 289,764	$ 19,902

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 750	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	11	-
Accrued Interest	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	-	-	400
Total Liabilities	3	3	403	3	761	403
Members' Equity
Membership Contributions	8,138	14,158	43,580	144,848	289,764	20,181
Capital Contribution	1,155	1,217	1,824	3,714	8,083	1,556
Distribution to RSE Collection or its affiliates	(238)	(292)	(281)	(281)	-	(281)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,156)	(1,218)	(11,717)	(22,906)	(8,844)	(1,957)
Members' Equity / (Deficit)	7,899	13,865	33,407	125,376	289,003	19,499
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 7,902	$ 13,868	$ 33,810	$ 125,379	$ 289,764	$ 19,902

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 300	$ 4,532	$ -	$ 600	$ -
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	415
Total Current Assets	500	300	4,532	-	600	415
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	8,635	74,668	108,488	19,403	95,252	6,726
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 9,135	$ 74,968	$ 113,021	$ 19,403	$ 95,852	$ 7,141

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 17	$ 3	$ 750	$ 17	$ 17	$ 17
Income Taxes Payable	-	-	-	54	-	-
Insurance Payable	-	11	11	-	-	-
Accrued Interest	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	400	-	-	-	-
Total Liabilities	17	414	761	71	17	17
Members' Equity
Membership Contributions	34,546	75,280	114,038	49,067	290,600	26,027
Capital Contribution	1,822	1,925	5,980	3,541	644	1,933
Distribution to RSE Collection or its affiliates	(1,165)	(313)	(550)	(2,346)	(3)	(1,252)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(26,084)	(2,339)	(7,209)	(30,930)	(195,406)	(19,583)
Members' Equity / (Deficit)	9,118	74,553	112,260	19,332	95,835	7,124
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 9,135	$ 74,968	$ 113,021	$ 19,403	$ 95,852	$ 7,141

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 400	$ 501	$ 557	$ 400	$ 500
Pre-paid Insurance	2	2	-	-	2	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	302	402	501	557	402	500
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	23,920	11,100	6,647	9,731	22,800	21,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 24,222	$ 11,502	$ 7,148	$ 10,288	$ 23,202	$ 21,500

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 17	$ 17	$ 3	$ 17
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	3	17	17	3	17
Members' Equity
Membership Contributions	24,500	11,792	28,860	29,343	42,692	101,987
Capital Contribution	1,296	879	1,937	6,188	2,070	3,234
Distribution to RSE Collection or its affiliates	(281)	(292)	(1,302)	(1,434)	(292)	(2,626)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,297)	(880)	(22,364)	(23,826)	(21,271)	(81,112)
Members' Equity / (Deficit)	24,218	11,499	7,131	10,271	23,199	21,483
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 24,222	$ 11,502	$ 7,148	$ 10,288	$ 23,202	$ 21,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 500	$ 320	$ 320	$ 320	$ 320
Pre-paid Insurance	-	-	2	2	2	2
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	500	322	322	322	322
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	12,256	30,452	42,082	77,700	17,481	17,482
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 12,256	$ 30,952	$ 42,404	$ 78,022	$ 17,804	$ 17,804

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 17	$ 17	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	333	-	-	-
Total Liabilities	17	17	337	3	3	3
Members' Equity
Membership Contributions	50,269	30,952	42,600	99,600	18,000	18,000
Capital Contribution	1,555	608	1,157	2,716	1,216	1,216
Distribution to RSE Collection or its affiliates	(1,222)	-	(198)	(198)	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(38,363)	(625)	(1,491)	(24,098)	(1,217)	(1,217)
Members' Equity / (Deficit)	12,239	30,935	42,067	78,019	17,800	17,800
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 12,256	$ 30,952	$ 42,404	$ 78,022	$ 17,804	$ 17,804

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Assets
Current Assets
Cash and Cash Equivalents	$ 402	$ 381	$ 402	$ 326	$ 402	$ 402
Pre-paid Insurance	2	2	2	2	2	2
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	404	383	404	328	404	404
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,700	13,769	29,402	49,187	54,000	22,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 8,104	$ 14,152	$ 29,805	$ 49,516	$ 54,404	$ 23,204

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	667	400
Total Liabilities	3	3	3	3	670	403
Members' Equity
Membership Contributions	8,300	14,574	30,002	49,637	54,600	23,400
Capital Contribution	865	995	1,415	1,703	1,679	1,172
Distribution to RSE Collection or its affiliates	(198)	(424)	(198)	(124)	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(866)	(996)	(1,416)	(1,704)	(2,347)	(1,573)
Members' Equity / (Deficit)	8,100	14,149	29,802	49,512	53,734	22,801
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 8,104	$ 14,152	$ 29,805	$ 49,516	$ 54,404	$ 23,204

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ -	$ 66	$ 500	$ 500	$ 300
Pre-paid Insurance	2	-	2	-	-	2
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	2	-	68	500	500	302
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	33,614	41,160	250,000	7,877	7,504	18,998
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 33,616	$ 41,160	$ 250,068	$ 8,377	$ 8,004	$ 19,301

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 17	$ 3	$ 17	$ 17	$ 3
Income Taxes Payable	-	1,202	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	1,218	3	17	17	3
Members' Equity
Membership Contributions	32,824	84,902	250,545	58,900	32,764	19,531
Capital Contribution	2,562	12,383	1,197	15,364	10,308	836
Distribution to RSE Collection or its affiliates	(424)	(1,483)	-	-	(2,892)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,349)	(55,861)	(1,678)	(65,903)	(32,194)	(837)
Members' Equity / (Deficit)	33,613	39,942	250,065	8,360	7,987	19,297
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 33,616	$ 41,160	$ 250,068	$ 8,377	$ 8,004	$ 19,301

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Assets
Current Assets
Cash and Cash Equivalents	$ 1,030	$ 323	$ 402	$ 400	$ 500	$ 2,800
Pre-paid Insurance	2	2	2	2	-	2
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,032	325	404	402	500	2,802
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	202,121	6,625	42,000	70,000	23,139	124,950
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 203,154	$ 6,950	$ 42,404	$ 70,402	$ 23,639	$ 127,752

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 17	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	3	3	3	17	3
Members' Equity
Membership Contributions	203,390	10,851	42,600	70,909	66,810	163,666
Capital Contribution	1,321	945	1,438	1,017	12,445	1,189
Distribution to RSE Collection or its affiliates	(238)	(198)	(198)	(509)	(2,981)	(747)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,322)	(4,651)	(1,439)	(1,018)	(52,651)	(36,359)
Members' Equity / (Deficit)	203,150	6,947	42,401	70,399	23,622	127,749
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 203,154	$ 6,950	$ 42,404	$ 70,402	$ 23,639	$ 127,752

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 429	$ 500	$ 327	$ 400	$ 500
Pre-paid Insurance	2	-	-	2	2	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	402	429	500	329	402	500
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	9,450	57,729	3,881	85,074	6,000	39,873
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 9,852	$ 58,157	$ 4,381	$ 85,404	$ 6,402	$ 40,373

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 17	$ 3	$ 3	$ 17
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	11	11	-	-	-
Accrued Interest	-	-	-	-	-	-
Due to the Manager or its Affiliates	500	204	545	400	-	-
Total Liabilities	503	218	573	403	3	17
Members' Equity
Membership Contributions	20,909	58,505	20,785	85,600	6,718	39,100
Capital Contribution	1,297	1,590	6,689	2,132	941	4,166
Distribution to RSE Collection or its affiliates	(509)	(477)	(1,602)	(198)	(318)	(2,359)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(12,348)	(1,679)	(22,064)	(2,533)	(943)	(550)
Members' Equity / (Deficit)	9,349	57,939	3,808	85,000	6,399	40,356
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 9,852	$ 58,157	$ 4,381	$ 85,404	$ 6,402	$ 40,373

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 334	$ 2,178	$ 400	$ 367	$ 308
Pre-paid Insurance	2	2	2	2	2	2
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	302	336	2,180	402	370	310
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,806	6,066	62,263	16,498	13,033	35,092
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 8,108	$ 6,402	$ 64,443	$ 16,901	$ 13,402	$ 35,402

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	400	1,500	-	-	-
Total Liabilities	403	403	1,503	3	3	3
Members' Equity
Membership Contributions	8,344	6,638	62,941	17,131	13,999	35,880
Capital Contribution	827	800	1,102	773	737	868
Distribution to RSE Collection or its affiliates	(238)	(238)	-	(232)	(599)	(480)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,228)	(1,201)	(1,103)	(775)	(738)	(869)
Members' Equity / (Deficit)	7,705	5,999	62,940	16,897	13,399	35,399
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 8,108	$ 6,402	$ 64,443	$ 16,901	$ 13,402	$ 35,402

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Assets
Current Assets
Cash and Cash Equivalents	$ 771	$ 400	$ 50	$ 235	$ 355	$ 320
Pre-paid Insurance	-	-	-	-	2	2
Pre-paid Storage	52	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	823	400	50	235	357	322
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	11,856	22,900	-	24,165	23,005	34,882
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 12,678	$ 23,300	$ 50	$ 24,400	$ 23,362	$ 35,204

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 3	$ -	$ 2	$ 3	$ 3
Income Taxes Payable	-	-	50	-	-	-
Insurance Payable	11	11	-	11	-	-
Accrued Interest	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	500
Total Liabilities	11	14	50	13	3	503
Members' Equity
Membership Contributions	13,360	23,663	-	24,877	23,723	35,400
Capital Contribution	1,415	1,088	-	640	983	1,444
Distribution to RSE Collection or its affiliates	(1,300)	(363)	-	(477)	(363)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(807)	(1,102)	-	(654)	(984)	(1,946)
Members' Equity / (Deficit)	12,667	23,286	-	24,387	23,359	34,701
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 12,678	$ 23,300	$ 50	$ 24,400	$ 23,362	$ 35,204

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Assets
Current Assets
Cash and Cash Equivalents	$ 331	$ 300	$ 300	$ 300	$ 346	$ 362
Pre-paid Insurance	2	2	2	2	2	2
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	333	302	302	302	348	364
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	3,250	6,561	17,387	40,248	166,771	110,038
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 3,583	$ 6,863	$ 17,689	$ 40,551	$ 167,119	$ 110,402

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	75	-	1,000	-	-
Total Liabilities	3	78	3	1,003	3	3
Members' Equity
Membership Contributions	5,738	7,179	18,164	40,781	167,025	110,900
Capital Contribution	754	763	949	763	4,226	2,143
Distribution to RSE Collection or its affiliates	(238)	(318)	(477)	(232)	(154)	(500)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,675)	(840)	(950)	(1,764)	(3,981)	(2,144)
Members' Equity / (Deficit)	3,580	6,785	17,686	39,547	167,116	110,399
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 3,583	$ 6,863	$ 17,689	$ 40,551	$ 167,119	$ 110,402

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2024 (unaudited)

	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Series #SCARFACE	Series #ARSHAM2	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$ 332	$ -	$ -	$ 330	$ 2,850	$ 111,644
Pre-paid Insurance	2	-	-	2	-	116
Pre-paid Storage	-	-	-	-	-	52
Due From the Manager or its Affiliates	-	-	-	-	-	415
Total Current Assets	334	-	-	332	2,850	112,228
Other Assets
Collection Assets - Deposit	-	-	-	-	-	350,000
Collection Assets - Owned	138,867	-	120,560	17,571	300,850	8,072,414
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 139,201	$ -	$ 120,560	$ 17,902	$ 303,700	$ 8,534,642

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ -	$ 3,050	$ 3	$ 780	$ 33,879
Income Taxes Payable	-	-	-	-	-	1,305
Insurance Payable	-	-	11	-	11	405
Accrued Interest	-	-	-	-	-	1,612
Due to the Manager or its Affiliates	49	-	-	-	-	463,042
Total Liabilities	52	-	3,061	3	791	500,244
Members' Equity
Membership Contributions	139,817	-	121,160	18,383	303,700	9,010,318
Capital Contribution	2,435	-	3,507	227	98	1,740,065
Distribution to RSE Collection or its affiliates	(667)	-	-	(483)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,436)	-	(7,168)	(228)	(889)	(2,715,985)
Members' Equity / (Deficit)	139,149	-	117,499	17,899	302,909	8,034,398
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 139,201	$ -	$ 120,560	$ 17,902	$ 303,700	$ 8,534,642

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Assets
Current Assets
Cash and Cash Equivalents	$ 4,149	$ 60	$ -	$ 2,214	$ 60	$ -
Pre-paid Insurance	19	-	-	74	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	4,168	60	-	2,288	60	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	106,266	-	-	408,386	-	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 110,434	$ 60	$ -	$ 410,674	$ 60	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 681	$ 250	$ 250	$ -	$ 250	$ -
Income Taxes Payable	-	50	50	-	50	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	681	300	300	-	300	-
Members' Equity
Membership Contributions	111,236	-	-	422,131	-	-
Capital Contribution	18,286	34,240	20,334	50,153	16,989	-
Distribution to RSE Collection or its affiliates	(821)	(401)	(1,126)	(14,889)	(1,645)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(18,948)	(34,079)	(19,508)	(46,721)	(15,584)	-
Members' Equity / (Deficit)	109,753	(240)	(300)	410,674	(240)	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 110,434	$ 60	$ -	$ 410,674	$ 60	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Assets
Current Assets
Cash and Cash Equivalents	$ 485	$ 2,485	$ 2,500	$ 1,485	$ 4,345
Pre-paid Insurance	3	60	22	83	-
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	488	2,545	2,522	1,568	4,345
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	14,786	332,806	122,544	488,586	-
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 15,274	$ 335,351	$ 125,066	$ 490,154	$ 4,345

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 250	$ 250	$ 250	$ 535	$ 250
Income Taxes Payable	-	-	-	-	4,333
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	250	250	250	535	4,583
Members' Equity
Membership Contributions	15,446	335,691	125,757	487,801	-
Capital Contribution	14,985	21,949	15,692	25,823	14,560
Distribution to RSE Collection or its affiliates	(175)	(400)	(713)	(5,103)	(681)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(15,232)	(22,139)	(15,920)	(18,902)	(14,117)
Members' Equity / (Deficit)	15,024	335,101	124,816	489,619	(238)
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 15,274	$ 335,351	$ 125,066	$ 490,154	$ 4,345

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Assets
Current Assets
Cash and Cash Equivalents	$ 1,985	$ 984	$ 1,714	$ 1,984	$ 4,989
Pre-paid Insurance	11	6	26	10	21
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	1,996	990	1,740	1,994	5,010
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	64,271	35,437	158,042	52,787	115,562
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 66,267	$ 36,427	$ 159,782	$ 54,781	$ 120,572

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 250	$ 250	$ 1,541	$ 250	$ 250
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	250	250	1,541	250	250
Members' Equity
Membership Contributions	66,699	36,621	160,430	54,771	120,551
Capital Contribution	14,523	14,200	14,939	14,374	18,084
Distribution to RSE Collection or its affiliates	(443)	(200)	-	-	-
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(14,762)	(14,444)	(17,128)	(14,614)	(18,313)
Members' Equity / (Deficit)	66,017	36,177	158,241	54,531	120,322
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 66,267	$ 36,427	$ 159,782	$ 54,781	$ 120,572

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Assets
Current Assets
Cash and Cash Equivalents	$ 2,000	$ 3,504	$ 670	$ 50	$ 1,999
Pre-paid Insurance	14	110	-	-	22
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	2,014	3,614	670	50	2,020
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	79,786	612,439	-	-	120,286
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 81,800	$ 616,053	$ 670	$ 50	$ 122,306

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 250	$ 2,932	$ 250	$ 250	$ 250
Income Taxes Payable	-	-	665	50	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	250	2,932	915	300	250
Members' Equity
Membership Contributions	82,286	616,716	-	-	122,586
Capital Contribution	13,731	26,462	15,507	14,312	14,085
Distribution to RSE Collection or its affiliates	(500)	(774)	(300)	(300)	(300)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(13,967)	(29,283)	(15,452)	(14,262)	(14,315)
Members' Equity / (Deficit)	81,550	613,121	(245)	(250)	122,056
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 81,800	$ 616,053	$ 670	$ 50	$ 122,306

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Assets
Current Assets
Cash and Cash Equivalents	$ 1,999	$ 2,649	$ 3,700	$ -	$ 1,799	$ 2,898
Pre-paid Insurance	32	13	31	-	4	43
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	2,031	2,662	3,731	-	1,803	2,941
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	182,802	75,903	170,286	-	23,187	235,388
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 184,833	$ 78,565	$ 174,017	$ -	$ 24,990	$ 238,329

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 250	$ 250	$ 250	$ -	$ 250	$ 250
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	250	250	250	-	250	250
Members' Equity
Membership Contributions	185,301	79,052	173,986	-	24,986	238,636
Capital Contribution	14,466	14,468	14,127	-	10,861	14,214
Distribution to RSE Collection or its affiliates	(500)	(500)	-	-	-	(350)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(14,684)	(14,705)	(14,346)	-	(11,107)	(14,421)
Members' Equity / (Deficit)	184,583	78,315	173,767	-	24,740	238,079
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 184,833	$ 78,565	$ 174,017	$ -	$ 24,990	$ 238,329

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Assets
Current Assets
Cash and Cash Equivalents	$ 2,300	$ 60	$ 4,550	$ 3,064	$ 2,962	$ 4,197
Pre-paid Insurance	13	-	104	23	25	59
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	2,313	60	4,654	3,087	2,987	4,256
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	75,997	-	572,236	129,227	138,482	325,590
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 78,310	$ 60	$ 576,890	$ 132,314	$ 141,469	$ 329,846

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 250	$ 250	$ 960	$ 250	$ 250	$ 250
Income Taxes Payable	-	50	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	250	300	960	250	250	250
Members' Equity
Membership Contributions	79,297	-	577,286	133,279	141,794	330,287
Capital Contribution	12,847	13,735	27,059	12,083	11,396	22,924
Distribution to RSE Collection or its affiliates	(1,000)	-	(500)	(988)	(350)	(500)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(13,084)	(13,975)	(27,915)	(12,310)	(11,621)	(23,115)
Members' Equity / (Deficit)	78,060	(240)	575,930	132,064	141,219	329,596
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 78,310	$ 60	$ 576,890	$ 132,314	$ 141,469	$ 329,846

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Assets
Current Assets
Cash and Cash Equivalents	$ 2,412	$ -	$ 62	$ -	$ 5,489
Pre-paid Insurance	8	-	-	-	50
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	2,420	-	62	-	5,539
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	46,188	-	-	-	277,811
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 48,608	$ -	$ 62	$ -	$ 283,350

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 250	$ -	$ 250	$ -	$ 535
Income Taxes Payable	-	-	50	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	250	-	300	-	535
Members' Equity
Membership Contributions	48,600	-	-	-	283,775
Capital Contribution	10,607	-	14,470	-	15,705
Distribution to RSE Collection or its affiliates	-	-	-	-	(475)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(10,849)	-	(14,708)	-	(16,190)
Members' Equity / (Deficit)	48,358	-	(238)	-	282,815
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 48,608	$ -	$ 62	$ -	$ 283,350

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 400	$ 400	$ 300	$ 300	$ 243
Pre-paid Insurance	-	25	16	19	31	31
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	425	416	319	331	274
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	3,363	10,200	20,100	36,146	11,903	15,000
Other Assets	952	-	-	-	-	-
TOTAL ASSETS	$ 4,815	$ 10,625	$ 20,516	$ 36,465	$ 12,234	$ 15,274
LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 11	$ 3	$ 3	$ 3	$ 3	$ 4
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	363
Total Liabilities	11	3	3	3	3	367
Members' Equity
Membership Contributions	141,061	10,832	20,792	36,738	16,356	15,600
Capital Contribution	1,505	922	774	824	1,263	1,039
Distribution to RSE Collection or its affiliates	-	(232)	(292)	(292)	(238)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(137,762)	(900)	(761)	(808)	(5,150)	(1,732)
Members' Equity / (Deficit)	4,804	10,622	20,513	36,462	12,231	14,907
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 4,815	$ 10,625	$ 20,516	$ 36,465	$ 12,234	$ 15,274

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Assets
Current Assets
Cash and Cash Equivalents	$ 354	$ 300	$ 308	$ 377	$ 3,400	$ 365
Pre-paid Insurance	21	28	66	195	52	37
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	375	328	374	572	3,452	402
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,546	13,566	42,944	144,143	286,364	19,535
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 7,921	$ 13,894	$ 43,318	$ 144,715	$ 289,816	$ 19,937

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 250	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	-	-	400
Total Liabilities	3	3	403	3	250	403
Members' Equity
Membership Contributions	8,138	14,158	43,580	144,848	289,764	20,181
Capital Contribution	890	979	1,587	3,477	7,505	1,253
Distribution to RSE Collection or its affiliates	(238)	(292)	(281)	(281)	-	(281)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(872)	(954)	(1,971)	(3,332)	(7,703)	(1,619)
Members' Equity / (Deficit)	7,918	13,891	42,915	144,712	289,566	19,534
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 7,921	$ 13,894	$ 43,318	$ 144,715	$ 289,816	$ 19,937

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 300	$ 5,000	$ -	$ 600	$ -
Pre-paid Insurance	-	91	19	-	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	415
Total Current Assets	500	391	5,019	-	600	415
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	8,635	74,668	108,488	19,481	95,252	25,564
Other Assets	1,165	-	-	2,346	3	1,252
TOTAL ASSETS	$ 10,300	$ 75,059	$ 113,507	$ 21,827	$ 95,855	$ 27,231

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 11	$ 3	$ 718	$ 11	$ 11	$ 11
Income Taxes Payable	-	-	-	54	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	400	-	-	-	-
Total Liabilities	11	403	718	65	11	11
Members' Equity
Membership Contributions	34,546	75,280	114,038	49,067	290,600	26,027
Capital Contribution	1,666	1,740	5,401	3,386	489	1,777
Distribution to RSE Collection or its affiliates	-	(313)	(550)	-	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(25,923)	(2,052)	(6,100)	(30,691)	(195,245)	(584)
Members' Equity / (Deficit)	10,289	74,655	112,789	21,762	95,844	27,220
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 10,300	$ 75,059	$ 113,507	$ 21,827	$ 95,855	$ 27,231

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 400	$ 501	$ 557	$ 400	$ 500
Pre-paid Insurance	41	8	-	-	82	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	341	408	501	557	482	500
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	23,920	11,100	6,647	9,731	38,500	66,786
Other Assets	-	-	1,302	1,434	-	2,626
TOTAL ASSETS	$ 24,261	$ 11,508	$ 8,450	$ 11,722	$ 38,982	$ 69,912

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 11	$ 11	$ 3	$ 11
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	3	11	11	3	11
Members' Equity
Membership Contributions	24,500	11,792	28,860	29,343	42,692	101,987
Capital Contribution	1,059	641	1,782	6,033	1,833	3,079
Distribution to RSE Collection or its affiliates	(281)	(292)	-	-	(292)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,020)	(636)	(22,203)	(23,665)	(5,254)	(35,165)
Members' Equity / (Deficit)	24,258	11,505	8,439	11,711	38,979	69,901
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 24,261	$ 11,508	$ 8,450	$ 11,722	$ 38,982	$ 69,912

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 500	$ 320	$ 320	$ 320	$ 320
Pre-paid Insurance	-	-	65	137	35	34
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	500	385	457	355	354
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	49,889	30,452	42,082	99,082	17,481	17,482
Other Assets	1,222	-	-	-	-	-
TOTAL ASSETS	$ 51,111	$ 30,952	$ 42,467	$ 99,539	$ 17,836	$ 17,836

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 11	$ 11	$ 4	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	333	-	-	-
Total Liabilities	11	11	337	3	3	3
Members' Equity
Membership Contributions	50,269	30,952	42,600	99,600	18,000	18,000
Capital Contribution	1,401	453	919	2,478	979	979
Distribution to RSE Collection or its affiliates	-	-	(198)	(198)	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(570)	(464)	(1,191)	(2,344)	(948)	(948)
Members' Equity / (Deficit)	51,100	30,941	42,130	99,536	17,833	17,833
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 51,111	$ 30,952	$ 42,467	$ 99,539	$ 17,836	$ 17,836

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Assets
Current Assets
Cash and Cash Equivalents	$ 402	$ 381	$ 402	$ 326	$ 402	$ 402
Pre-paid Insurance	13	29	49	75	80	41
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	415	410	451	401	482	443
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,700	13,769	29,402	49,187	54,000	22,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 8,115	$ 14,179	$ 29,853	$ 49,588	$ 54,482	$ 23,243

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 4
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	667	400
Total Liabilities	3	3	3	3	670	404
Members' Equity
Membership Contributions	8,300	14,574	30,002	49,637	54,600	23,400
Capital Contribution	627	758	1,177	1,467	1,441	934
Distribution to RSE Collection or its affiliates	(198)	(424)	(198)	(124)	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(617)	(732)	(1,131)	(1,395)	(2,031)	(1,297)
Members' Equity / (Deficit)	8,112	14,176	29,850	49,585	53,812	22,839
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 8,115	$ 14,179	$ 29,853	$ 49,588	$ 54,482	$ 23,243

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ -	$ 66	$ 500	$ 500	$ 300
Pre-paid Insurance	53	-	59	-	-	16
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	53	-	125	500	500	316
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	33,614	85,600	250,000	7,877	7,504	18,998
Other Assets	-	1,484	-	-	2,892	-
TOTAL ASSETS	$ 33,667	$ 87,084	$ 250,125	$ 8,377	$ 10,895	$ 19,314

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 4	$ 11	$ 3	$ 11	$ 11	$ 3
Income Taxes Payable	-	1,202	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	4	1,213	3	11	11	3
Members' Equity
Membership Contributions	32,824	84,902	250,545	58,900	32,764	19,531
Capital Contribution	2,324	12,228	960	15,208	10,153	598
Distribution to RSE Collection or its affiliates	(424)	-	-	-	-	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,061)	(11,259)	(1,383)	(65,742)	(32,033)	(586)
Members' Equity / (Deficit)	33,663	85,871	250,122	8,366	10,884	19,311
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 33,667	$ 87,084	$ 250,125	$ 8,377	$ 10,895	$ 19,314

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Assets
Current Assets
Cash and Cash Equivalents	$ 1,030	$ 323	$ 402	$ 400	$ 500	$ 2,800
Pre-paid Insurance	51	25	65	25	-	41
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,081	348	467	425	500	2,841
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	202,121	6,625	42,000	70,000	23,139	124,950
Other Assets	-	-	-	-	2,981	-
TOTAL ASSETS	$ 203,202	$ 6,973	$ 42,467	$ 70,425	$ 26,620	$ 127,791

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 4	$ 3	$ 3	$ 11	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	4	3	3	11	3
Members' Equity
Membership Contributions	203,390	10,851	42,600	70,909	66,810	163,666
Capital Contribution	1,084	707	1,201	780	12,290	952
Distribution to RSE Collection or its affiliates	(238)	(198)	(198)	(509)	-	(747)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,037)	(4,391)	(1,139)	(758)	(52,491)	(36,083)
Members' Equity / (Deficit)	203,199	6,969	42,464	70,422	26,609	127,788
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 203,202	$ 6,973	$ 42,467	$ 70,425	$ 26,620	$ 127,791

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 429	$ 500	$ 327	$ 400	$ 500
Pre-paid Insurance	37	72	-	121	20	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	437	501	500	448	420	500
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	20,000	57,729	3,881	85,074	6,000	39,873
Other Assets	-	-	1,602	-	-	2,359
TOTAL ASSETS	$ 20,437	$ 58,230	$ 5,984	$ 85,522	$ 6,420	$ 42,732

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 2	$ 11	$ 4	$ 4	$ 11
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	93	-	-	-
Due to the Manager or its Affiliates	500	204	546	400	-	-
Total Liabilities	503	206	650	404	4	11
Members' Equity
Membership Contributions	20,909	58,505	20,785	85,600	6,718	39,100
Capital Contribution	1,059	1,406	6,389	1,894	704	4,011
Distribution to RSE Collection or its affiliates	(509)	(477)	-	(198)	(318)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,525)	(1,410)	(21,840)	(2,178)	(688)	(390)
Members' Equity / (Deficit)	19,934	58,024	5,334	85,118	6,416	42,721
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 20,437	$ 58,230	$ 5,984	$ 85,522	$ 6,420	$ 42,732

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 334	$ 2,178	$ 400	$ 367	$ 308
Pre-paid Insurance	22	20	23	16	14	19
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	322	354	2,201	416	381	327
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,806	6,066	62,263	16,498	13,033	35,092
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 8,128	$ 6,420	$ 64,464	$ 16,914	$ 13,414	$ 35,419

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 4	$ 4	$ 3	$ 4	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	400	1,500	-	-	-
Total Liabilities	404	404	1,503	4	3	3
Members' Equity
Membership Contributions	8,344	6,638	62,941	17,131	13,999	35,880
Capital Contribution	589	562	864	535	500	631
Distribution to RSE Collection or its affiliates	(238)	(238)	-	(232)	(599)	(480)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(971)	(946)	(844)	(524)	(489)	(615)
Members' Equity / (Deficit)	7,724	6,016	62,961	16,910	13,411	35,416
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 8,128	$ 6,420	$ 64,464	$ 16,914	$ 13,414	$ 35,419

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Assets
Current Assets
Cash and Cash Equivalents	$ 771	$ 400	$ 50	$ 235	$ 355	$ 320
Pre-paid Insurance	7	29	-	5	41	56
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	778	429	50	240	396	376
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	11,856	22,900	-	24,165	23,005	34,882
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 12,634	$ 23,329	$ 50	$ 24,405	$ 23,401	$ 35,258

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 145	$ 3	$ -	$ 4	$ 3	$ 3
Income Taxes Payable	-	-	50	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	500
Total Liabilities	145	3	50	4	3	503
Members' Equity
Membership Contributions	13,360	23,663	-	24,877	23,723	35,400
Capital Contribution	987	903	-	455	746	1,207
Distribution to RSE Collection or its affiliates	(1,300)	(363)	-	(477)	(363)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(558)	(877)	-	(454)	(708)	(1,654)
Members' Equity / (Deficit)	12,489	23,326	-	24,401	23,398	34,755
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 12,634	$ 23,329	$ 50	$ 24,405	$ 23,401	$ 35,258

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Assets
Current Assets
Cash and Cash Equivalents	$ 331	$ 300	$ 300	$ 300	$ 346	$ 362
Pre-paid Insurance	18	20	34	20	310	152
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	349	320	334	320	656	514
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	3,250	6,561	17,387	40,248	166,771	110,038
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 3,599	$ 6,881	$ 17,721	$ 40,568	$ 167,427	$ 110,552

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	75	-	1,000	-	-
Total Liabilities	3	78	3	1,003	3	3
Members' Equity
Membership Contributions	5,738	7,179	18,164	40,781	167,025	110,900
Capital Contribution	517	526	712	525	3,989	1,906
Distribution to RSE Collection or its affiliates	(238)	(318)	(477)	(232)	(154)	(500)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,421)	(584)	(681)	(1,509)	(3,437)	(1,757)
Members' Equity / (Deficit)	3,596	6,803	17,718	39,565	167,423	110,549
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 3,599	$ 6,881	$ 17,721	$ 40,568	$ 167,427	$ 110,552

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2023 (audited)

	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$ 332	$ -	$ 600	$ 117,244
Pre-paid Insurance	188	-	22	3,964
Other Receivable	-	-	-	6,500
Due From the Manager or its Affiliates	-	-	-	415
Total Current Assets	520	-	622	128,123
Other Assets
Collection Assets - Deposit	-	-	-	-
Collection Assets - Owned	138,867	-	120,560	8,811,095
Other Assets	-	-	-	41,383
TOTAL ASSETS	$ 139,387	$ -	$ 121,182	$ 8,980,602

LIABILITIES AND MEMBERS’ EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ -	$ 1,411	$ 23,085
Income Taxes Payable	-	-	-	6,603
Insurance Payable	-	-	-	1,689
Due to the Manager or its Affiliates	49	-	-	323,411
Total Liabilities	52	-	1,411	354,788
Members’ Equity
Membership Contributions	139,817	-	121,160	9,304,951
Capital Contribution	2,198	-	2,367	1,676,932
Distribution to RSE Collection or its affiliates	(667)	-	-	-
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(2,013)	-	(3,756)	(2,356,069)
Members' Equity / (Deficit)	139,335	-	119,771	8,625,813
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 139,387	$ -	$ 121,182	$ 8,980,602

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ -	$ -	$ -	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	(81)	-	-	(136)	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	-	-	(127)	-	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,108)	-	-	(263)	-	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,108)	$ -	$ -	$ (263)	$ -	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ -	$ -	$ (0.13)	$ -	$ -
Weighted Average Membership Interests	2,000	-	-	2,000	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ -
Transportation	-	-	-	-	-
Insurance	(65)	(122)	(84)	(146)	-
Maintenance	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	-
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Interest Expense	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,092)	(1,149)	(1,111)	(1,173)	-
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,092)	$ (1,149)	$ (1,111)	$ (1,173)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ (0.23)	$ (0.56)	$ (0.23)	$ -
Weighted Average Membership Interests	2,000	5,000	2,000	5,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ -	$ (900)	$ (900)
Transportation	-	-	(700)	-	-
Insurance	(74)	(68)	(89)	(72)	(83)
Maintenance	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Interest Expense	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	(16,562)
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,101)	(1,096)	(916)	(1,099)	(17,672)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,101)	$ (1,096)	$ (916)	$ (1,099)	$ (17,672)

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ (0.55)	$ (0.31)	$ (0.55)	$ (8.84)
Weighted Average Membership Interests	2,000	2,000	3,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ -	$ -	$ (900)
Transportation	-	-	-	-	-
Insurance	(77)	(135)	-	-	(84)
Maintenance	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(51)	-	-	(127)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Interest Expense	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	568,811	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,104)	567,725	-	-	(1,111)
Provision for Income Taxes	-	(113,519)	-	-	-
Net Income / (Loss)	$ (1,104)	$ 454,206	$ -	$ -	$ (1,111)

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ 90.84	$ -	$ -	$ (0.56)
Weighted Average Membership Interests	2,000	5,000	-	-	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ -	$ (900)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	(95)	(76)	(93)	-	(66)	(105)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	-	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,122)	(1,103)	(1,120)	-	(1,094)	(1,132)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,122)	$ (1,103)	$ (1,120)	$ -	$ (1,094)	$ (1,132)

Basic and Diluted (Loss) per Membership Interest	$ (0.37)	$ (0.37)	$ (0.56)	$ -	$ (0.22)	$ (0.38)
Weighted Average Membership Interests	3,000	3,000	2,000	-	5,000	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ -	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	(76)	-	(166)	(85)	(87)	(121)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	-	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,103)	-	(1,193)	(1,113)	(1,114)	(1,149)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,103)	$ -	$ (1,193)	$ (1,113)	$ (1,114)	$ (1,149)

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ -	$ (0.24)	$ (1.11)	$ (0.56)	$ (0.23)
Weighted Average Membership Interests	2,000	-	5,000	1,000	2,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ -	$ -	$ -	$ (900)
Transportation	-	-	-	-	-
Insurance	(70)	-	-	-	(112)
Maintenance	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	-	-	-	(127)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Interest Expense	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,098)	-	-	-	(1,139)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,098)	$ -	$ -	$ -	$ (1,139)

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ -	$ -	$ -	$ (0.57)
Weighted Average Membership Interests	2,000	-	-	-	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Expenses, gains, losses, interest and other investing income
Storage	$ (34)	$ (7)	$ (7)	$ (7)	$ (34)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	-	(126)	(117)	(120)	(133)	(132)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(2,700)	(3,350)	-	(3,578)	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(161)	(2,960)	(3,601)	(254)	(3,872)	(266)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (161)	$ (2,960)	$ (3,601)	$ (254)	$ (3,872)	$ (266)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (1.48)	$ (1.44)	$ (0.03)	$ (1.05)	$ (0.13)
Weighted Average Membership Interests	20,000	2,000	2,500	10,000	3,700	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Expenses, gains, losses, interest and other investing income
Storage	$ (34)	$ (7)	$ (7)	$ (7)	$ (900)	$ (34)
Transportation	-	-	-	-	-	(38)
Insurance	(123)	(130)	(168)	(296)	(114)	(138)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(9,444)	(19,143)	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(284)	(264)	(9,746)	(19,573)	(1,141)	(338)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (284)	$ (264)	$ (9,746)	$ (19,573)	$ (1,141)	$ (338)

Basic and Diluted (Loss) per Membership Interest	$ (0.14)	$ (0.09)	$ (0.97)	$ (0.59)	$ (0.08)	$ (0.08)
Weighted Average Membership Interests	2,000	3,000	10,000	33,000	14,875	4,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Expenses, gains, losses, interest and other investing income
Storage	$ (33)	$ (7)	$ (900)	$ (34)	$ (33)	$ (33)
Transportation	-	-	-	-	-	-
Insurance	-	(153)	(81)	-	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(78)	-	(18,838)
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(161)	(287)	(1,109)	(239)	(161)	(18,999)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (161)	$ (287)	$ (1,109)	$ (239)	$ (161)	$ (18,999)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.01)	$ (0.09)	$ (0.02)	$ (0.00)	$ (4.75)
Weighted Average Membership Interests	7,600	20,000	12,000	10,800	62,000	4,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (33)	$ (33)	$ (7)	$ (33)
Transportation	-	-	-	-	-	-
Insurance	(143)	(110)	-	-	(183)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(15,700)	(45,786)
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(277)	(244)	(161)	(161)	(16,017)	(45,947)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (277)	$ (244)	$ (161)	$ (161)	$ (16,017)	$ (45,947)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.12)	$ (0.03)	$ (0.03)	$ (1.70)	$ (2.19)
Weighted Average Membership Interests	7,000	2,000	6,000	6,200	9,400	21,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Expenses, gains, losses, interest and other investing income
Storage	$ (33)	$ (33)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	-	-	(167)	(239)	(135)	(135)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(37,633)	-	-	(21,382)	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(37,794)	(161)	(301)	(21,755)	(269)	(269)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (37,794)	$ (161)	$ (301)	$ (21,755)	$ (269)	$ (269)

Basic and Diluted (Loss) per Membership Interest	$ (3.63)	$ (0.03)	$ (0.04)	$ (2.07)	$ (0.09)	$ (0.09)
Weighted Average Membership Interests	10,400	6,400	8,000	10,500	3,000	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(115)	(131)	(151)	(176)	(182)	(142)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(249)	(265)	(285)	(310)	(316)	(276)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (249)	$ (265)	$ (285)	$ (310)	$ (316)	$ (276)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.07)	$ (0.07)	$ (0.03)	$ (0.03)	$ (0.11)
Weighted Average Membership Interests	5,000	4,000	4,000	11,000	12,000	2,600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (33)	$ (7)	$ (33)	$ (33)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(154)	-	(161)	-	-	(117)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(44,440)	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(288)	(44,601)	(295)	(161)	(161)	(251)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (288)	$ (44,601)	$ (295)	$ (161)	$ (161)	$ (251)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (2.55)	$ (0.01)	$ (0.01)	$ (0.02)	$ (0.06)
Weighted Average Membership Interests	5,000	17,500	27,500	12,000	6,720	4,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (33)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(152)	(126)	(167)	(127)	-	(142)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(286)	(260)	(301)	(261)	(161)	(276)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (286)	$ (260)	$ (301)	$ (261)	$ (161)	$ (276)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.21)	$ (0.04)	$ (0.02)	$ (0.01)	$ (0.02)
Weighted Average Membership Interests	20,000	1,250	8,000	15,000	13,600	17,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (33)	$ (7)	$ (7)	$ (33)
Transportation	-	-	-	-	-	-
Insurance	(139)	(136)	(62)	(221)	(121)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(10,550)	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(10,823)	(269)	(223)	(355)	(255)	(161)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (10,823)	$ (269)	$ (223)	$ (355)	$ (255)	$ (161)

Basic and Diluted (Loss) per Membership Interest	$ (2.41)	$ (0.03)	$ (0.10)	$ (0.02)	$ (0.07)	$ (0.02)
Weighted Average Membership Interests	4,500	8,000	2,150	19,000	3,750	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(123)	(121)	(125)	(116)	(116)	(120)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(257)	(255)	(259)	(250)	(250)	(254)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (257)	$ (255)	$ (259)	$ (250)	$ (250)	$ (254)

Basic and Diluted (Loss) per Membership Interest	$ (0.13)	$ (0.17)	$ (0.04)	$ (0.05)	$ (0.05)	$ (0.06)
Weighted Average Membership Interests	2,000	1,500	6,500	5,000	5,000	4,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Expenses, gains, losses, interest and other investing income
Storage	$ (52)	$ (7)	$ -	$ (5)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(70)	(91)	-	(67)	(143)	(158)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	-	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(249)	(225)	-	(200)	(276)	(292)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (249)	$ (225)	$ -	$ (200)	$ (276)	$ (292)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.05)	$ -	$ (0.03)	$ (0.11)	$ (0.06)
Weighted Average Membership Interests	2,000	5,000	-	6,500	2,600	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(120)	(122)	(135)	(121)	(411)	(253)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(254)	(256)	(269)	(255)	(545)	(387)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (254)	$ (256)	$ (269)	$ (255)	$ (545)	$ (387)

Basic and Diluted (Loss) per Membership Interest	$ (0.16)	$ (0.15)	$ (0.06)	$ (0.03)	$ (0.03)	$ (0.03)
Weighted Average Membership Interests	1,625	1,700	4,750	10,000	17,000	12,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Series #SCARFACE	Series #ARSHAM2	Consolidated
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ -	$ (900)	$ (3)	$ (300)	$ (39,371)
Transportation	-	-	(2,300)	(77)	-	(4,731)
Insurance	(290)	-	(84)	(101)	(62)	(11,810)
Maintenance	-	-	-	-	(480)	(2,620)
Bookkeeping and Accounting Fees	(127)	-	(127)	(47)	(47)	(12,750)
Marketing Expense	-	-	-	-	-	(3,300)
Banking Fees	-	-	-	-	-	(169)
Interest Expense	-	-	-	-	-	(1,612)
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	568,811
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	(427,092)
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(424)	-	(3,411)	(228)	(889)	65,356
Provision for Income Taxes	-	-	-	-	-	(113,519)
Net Income / (Loss)	$ (424)	$ -	$ (3,411)	$ (228)	$ (889)	$ (48,162)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ -	$ (0.51)	$ (0.11)	$ (0.03)
Weighted Average Membership Interests	15,000	-	6,750	2,000	31,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Expenses, gains, losses, interest and other investing income
Storage	$(900)	$(900)	$(750)	$(600)	$(900)	$-
Transportation	-	-	-	-	-	-
Insurance	(68)	(115)	(85)	(271)	(75)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,091)	(1,138)	(958)	(994)	(1,098)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(1,091)	$(1,138)	$(958)	$(994)	$(1,098)	$-

Basic and Diluted (Loss) per Membership Interest	$(0.55)	$(0.57)	$(0.48)	$(0.50)	$(0.55)	$-
Weighted Average Membership Interests	2,000	2,000	2,000	2,000	2,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-
Insurance	(9)	(221)	(80)	(308)	(67)
Maintenance	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,032)	(1,244)	(1,103)	(1,331)	(1,090)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,032)	$ (1,244)	$ (1,103)	$ (1,331)	$ (1,090)

Basic and Diluted (Loss) per Membership Interest	$ (0.52)	$ (0.25)	$ (0.55)	$ (0.27)	$ (0.54)
Weighted Average Membership Interests	2,000	5,000	2,000	5,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-
Insurance	(41)	(23)	(98)	(35)	(76)
Maintenance	-	-	-	-	(3,396)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,064)	(1,046)	(1,121)	(1,058)	(4,495)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,064)	$ (1,046)	$ (1,121)	$ (1,058)	$ (4,495)

Basic and Diluted (Loss) per Membership Interest	$ (0.53)	$ (0.52)	$ (0.37)	$ (0.53)	$ (2.25)
Weighted Average Membership Interests	2,000	2,000	3,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (918)	$ (900)	$ (900)	$ (900)
Transportation	-	(3,549)	-	-	-
Insurance	(52)	(408)	(124)	(90)	(80)
Maintenance	-	(1,192)	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,075)	(6,190)	(1,147)	(1,113)	(1,103)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,075)	$ (6,190)	$ (1,147)	$ (1,113)	$ (1,103)

Basic and Diluted (Loss) per Membership Interest	$ (0.54)	$ (1.24)	$ (0.38)	$ (0.37)	$ (0.55)
Weighted Average Membership Interests	2,000	5,000	3,000	3,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ -	$ (900)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	(120)	(50)	(114)	-	(15)	(157)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	-	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,143)	(1,073)	(1,137)	-	(1,038)	(1,180)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,143)	$ (1,073)	$ (1,137)	$ -	$ (1,038)	$ (1,180)

Basic and Diluted (Loss) per Membership Interest	$ (0.38)	$ (0.36)	$ (0.57)	$ -	$ (0.21)	$ (0.39)
Weighted Average Membership Interests	3,000	3,000	2,000	-	5,000	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	(50)	(41)	(381)	(85)	(90)	(217)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,073)	(1,064)	(1,404)	(1,108)	(1,113)	(1,240)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,073)	$ (1,064)	$ (1,404)	$ (1,108)	$ (1,113)	$ (1,240)

Basic and Diluted (Loss) per Membership Interest	$ (0.54)	$ (0.48)	$ (0.28)	$ (1.11)	$ (0.56)	$ (0.25)
Weighted Average Membership Interests	2,000	2,200	5,000	1,000	2,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ -	$ (900)	$ -	$ (900)
Transportation	-	-	-	-	-
Insurance	(30)	-	(30)	-	(184)
Maintenance	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	-	(123)	-	(123)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,053)	-	(1,053)	-	(1,207)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,053)	$ -	$ (1,053)	$ -	$ (1,207)

Basic and Diluted (Loss) per Membership Interest	$ (0.53)	$ -	$ (0.21)	$ -	$ (0.60)
Weighted Average Membership Interests	2,000	-	5,000	-	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Expenses, gains, losses, interest and other investing income
Storage	$ (16)	$ (7)	$ (7)	$ (7)	$ (7)	$ (25)
Transportation	-	-	-	-	-	(13)
Insurance	-	(82)	(49)	(60)	(107)	(105)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(139)	(212)	(179)	(190)	(237)	(266)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (139)	$ (212)	$ (179)	$ (190)	$ (237)	$ (266)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.11)	$ (0.07)	$ (0.02)	$ (0.06)	$ (0.13)
Weighted Average Membership Interests	20,000	2,000	2,500	10,000	3,700	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (900)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(70)	(96)	(233)	(702)	(191)	(125)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	(400)	-	-	(400)
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(200)	(226)	(763)	(832)	(1,214)	(655)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (200)	$ (226)	$ (763)	$ (832)	$ (1,214)	$ (655)

Basic and Diluted (Loss) per Membership Interest	$ (0.10)	$ (0.08)	$ (0.08)	$ (0.03)	$ (0.08)	$ (0.16)
Weighted Average Membership Interests	2,000	3,000	10,000	33,000	14,875	4,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Expenses, gains, losses, interest and other investing income
Storage	$ (16)	$ (7)	$ (900)	$ (16)	$ (16)	$ (16)
Transportation	-	-	(1,550)	-	-	-
Insurance	-	(330)	(70)	-	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	(12)	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(31,456)	(194,748)	(437)
Investment Income/(Loss)	-	-	-	471	-	-
Income / (Loss) Before Income Taxes	(139)	(460)	(2,643)	(31,136)	(194,887)	(576)
Provision for Income Taxes	-	-	-	(116)	-	-
Net Income / (Loss)	$ (139)	$ (460)	$ (2,643)	$ (31,252)	$ (194,887)	$ (576)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.02)	$ (0.22)	$ (2.89)	$ (3.14)	$ (0.14)
Weighted Average Membership Interests	7,600	20,000	12,000	10,800	62,000	4,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Expenses, gains, losses, interest and other investing income
Storage	$(25)	$(7)	$(16)	$(16)	$(7)	$(16)
Transportation	-	-	-	-	-	-
Insurance	(144)	(43)	-	-	(290)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(19,061)	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(292)	(173)	(139)	(19,200)	(420)	(139)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(292)	$(173)	$(139)	$(19,200)	$(420)	$(139)

Basic and Diluted (Loss) per Membership Interest	$(0.04)	$(0.09)	$(0.02)	$(3.10)	$(0.04)	$(0.01)
Weighted Average Membership Interests	7,000	2,000	6,000	6,200	9,400	21,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Expenses, gains, losses, interest and other investing income
Storage	$ (16)	$ (16)	$ (7)	$ (7)	$ (13)	$ (13)
Transportation	-	-	-	-	(119)	(119)
Insurance	-	-	(230)	(494)	(116)	(116)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(626)	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(765)	(139)	(360)	(624)	(371)	(371)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(765)	$(139)	$(360)	$(624)	$(371)	$(371)

Basic and Diluted (Loss) per Membership Interest	$(0.07)	$(0.02)	$(0.04)	$(0.06)	$(0.12)	$(0.12)
Weighted Average Membership Interests	10,400	6,400	8,000	10,500	3,000	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (13)	$ (35)	$ (7)	$ (7)
Transportation	-	-	(119)	(6)	-	-
Insurance	(40)	(99)	(172)	(263)	(285)	(141)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	(400)
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(170)	(229)	(427)	(427)	(415)	(671)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (170)	$ (229)	$ (427)	$ (427)	$ (415)	$ (671)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.06)	$ (0.11)	$ (0.04)	$ (0.03)	$ (0.26)
Weighted Average Membership Interests	5,000	4,000	4,000	11,000	12,000	2,600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (16)	$ (7)	$ (16)	$ (16)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(183)	-	(209)	-	-	(48)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	(18)	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(4,375)	-	-	(25,330)	-
Investment Income/(Loss)	-	3,577	-	-	-	-
Income / (Loss) Before Income Taxes	(313)	(955)	(339)	(139)	(25,469)	(178)
Provision for Income Taxes	-	(1,243)	-	-	-	-
Net Income / (Loss)	$ (313)	$ (2,198)	$ (339)	$ (139)	$ (25,469)	$ (178)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.13)	$ (0.01)	$ (0.01)	$ (3.79)	$ (0.04)
Weighted Average Membership Interests	5,000	17,500	27,500	12,000	6,720	4,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (16)	$ (13)
Transportation	-	-	-	-	-	(119)
Insurance	(175)	(83)	(230)	(84)	-	(141)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(305)	(213)	(360)	(214)	(139)	(396)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (305)	$ (213)	$ (360)	$ (214)	$ (139)	$ (396)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.17)	$ (0.04)	$ (0.01)	$ (0.01)	$ (0.02)
Weighted Average Membership Interests	20,000	1,250	8,000	15,000	13,600	17,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Expenses, gains, losses, interest and other investing income
Storage	$ (94)	$ (25)	$ (16)	$ (63)	$ (7)	$ (16)
Transportation	(79)	(13)	-	(20)	-	-
Insurance	(128)	(267)	-	(429)	(63)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	(500)	-	-	(400)	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(924)	(428)	(139)	(1,035)	(193)	(139)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (924)	$ (428)	$ (139)	$ (1,035)	$ (193)	$ (139)

Basic and Diluted (Loss) per Membership Interest	$ (0.21)	$ (0.05)	$ (0.06)	$ (0.05)	$ (0.05)	$ (0.01)
Weighted Average Membership Interests	4,500	8,000	2,150	19,000	3,750	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (13)	$ (7)	$ (7)	$ (7)
Transportation	-	-	(119)	-	-	-
Insurance	(71)	(63)	(77)	(46)	(44)	(59)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(201)	(193)	(332)	(176)	(174)	(189)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (201)	$ (193)	$ (332)	$ (176)	$ (174)	$ (189)

Basic and Diluted (Loss) per Membership Interest	$ (0.10)	$ (0.13)	$ (0.05)	$ (0.04)	$ (0.03)	$ (0.05)
Weighted Average Membership Interests	2,000	1,500	6,500	5,000	5,000	4,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (25)	$ (450)	$ (5)	$ (7)	$ (100)
Transportation	-	(13)	-	-	-	(32)
Insurance	(27)	(106)	-	(17)	(141)	(197)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(43)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	(500)
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	(6,000)	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	(6,092)	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(150)	(267)	(12,585)	(145)	(271)	(952)
Provision for Income Taxes	-	-	(50)	-	-	-
Net Income / (Loss)	$ (150)	$ (267)	$ (12,635)	$ (145)	$ (271)	$ (952)

Basic and Diluted (Loss) per Membership Interest	$ (0.08)	$ (0.05)	$ (1.26)	$ (0.02)	$ (0.10)	$ (0.19)
Weighted Average Membership Interests	2,000	5,000	10,000	6,500	2,600	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(59)	(65)	(115)	(63)	(991)	(545)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	(1,000)	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(189)	(195)	(245)	(1,193)	(1,121)	(675)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (189)	$ (195)	$ (245)	$ (1,193)	$ (1,121)	$ (675)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.11)	$ (0.05)	$ (0.12)	$ (0.07)	$ (0.05)
Weighted Average Membership Interests	1,625	1,700	4,750	10,000	17,000	12,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2023 (unaudited)

	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Consolidated
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (1)	$ (300)	$ (47,836)
Transportation	-	-	-	(8,948)
Insurance	(678)	(6)	(59)	(19,689)
Maintenance	-	-	-	(4,588)
Bookkeeping and Accounting Fees	(123)	(20)	(31)	(13,229)
Marketing Expense	-	-	-	(5,200)
Banking Fees	-	-	-	-
Transaction Fee	-	-	-	(6,038)
Gain on Sale	-	300,000	-	300,000
Loss on Sale	-	-	-	(6,092)
Loss on Sale of Digital Assets	-	-	-	-
Loss on Impairment	-	-	-	(293,195)
Investment Income/(Loss)	-	-	-	4,048
Income / (Loss) Before Income Taxes	(808)	299,973	(390)	(100,768)
Provision for Income Taxes	-	(114,736)	-	(116,146)
Net Income / (Loss)	$ (808)	$ 185,237	$ (390)	$ (216,913)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ 0.04	$ (0.06)
Weighted Average Membership Interests	15,000	180,000	6,750

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Balance January 1, 2023	$ 110,415	$ 175,826	$ 132,382	$ 410,601	$ 115,541	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	955	1,011	825	1,049	963	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,091)	(1,138)	(958)	(994)	(1,098)	-
Balance June 30, 2023	$ 110,279	$ 175,699	$ 132,249	$ 410,655	$ 115,406	$ -

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Balance January 1, 2024	$ 109,752	$ (240)	$ (300)	$ 410,674	$ (240)	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	579	240	300	179	240	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,108)	-	-	(263)	-	-
Balance June 30, 2024	$ 109,223	$ -	$ -	$ 410,589	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Balance January 1, 2023	$ 15,271	$ 335,291	$ 125,044	$ 490,071	$ 103,771
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	884	1,139	969	1,243	954
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,032)	(1,244)	(1,103)	(1,331)	(1,090)
Balance June 30, 2023	$ 15,123	$ 335,186	$ 124,910	$ 489,983	$ 103,635

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Balance January 1, 2024	$ 15,024	$ 335,101	$ 124,816	$ 489,619	$ (237)
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	579	579	579	579	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,092)	(1,149)	(1,111)	(1,173)	-
Balance June 30, 2024	$ 14,510	$ 334,530	$ 124,283	$ 489,025	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Balance January 1, 2023	$ 66,256	$ 36,421	$ 159,755	$ 54,771	$ 120,551
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	922	901	990	915	4,361
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,064)	(1,046)	(1,121)	(1,058)	(4,495)
Balance June 30, 2023	$ 66,114	$ 36,276	$ 159,625	$ 54,628	$ 120,417

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Balance January 1, 2024	$ 66,017	$ 36,177	$ 158,241	$ 54,531	$ 120,322
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	579	579	179	579	579
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,101)	(1,096)	(916)	(1,099)	(17,672)
Balance June 30, 2024	$ 65,495	$ 35,660	$ 157,504	$ 54,010	$ 103,228

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Balance January 1, 2023	$ 81,786	$ 615,943	$ 189,301	$ 138,465	$ 122,285
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	936	6,122	1,022	981	969
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,075)	(6,190)	(1,147)	(1,113)	(1,103)
Balance June 30, 2023	$ 81,647	$ 615,875	$ 189,176	$ 138,333	$ 122,151

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Balance January 1, 2024	$ 81,550	$ 613,121	$ (245)	$ (250)	$ 122,056
Distribution	-	(1,070,150)	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	579	1,268	245	250	579
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,104)	454,206	-	-	(1,111)
Balance June 30, 2024	$ 81,025	$ (1,554)	$ -	$ -	$ 121,523

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Balance January 1, 2023	$ 184,801	$ 78,552	$ 173,986	$ 1,177	$ 24,986	$ 238,286
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,017	933	1,010	-	891	1,062
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,143)	(1,073)	(1,137)	-	(1,038)	(1,180)
Balance June 30, 2023	$ 184,675	$ 78,412	$ 173,859	$ 1,177	$ 24,839	$ 238,168

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Balance January 1, 2024	$ 184,583	$ 78,315	$ 173,767	$ -	$ 24,740	$ 238,079
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	579	579	579	-	579	579
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,122)	(1,103)	(1,120)	-	(1,094)	(1,132)
Balance June 30, 2024	$ 184,040	$ 77,791	$ 173,225	$ -	$ 24,225	$ 237,525

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Balance January 1, 2023	$ 78,297	$ 67,219	$ 576,786	$ 132,291	$ 141,444	$ 329,787
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	933	922	1,332	975	981	1,134
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,073)	(1,064)	(1,404)	(1,108)	(1,113)	(1,240)
Balance June 30, 2023	$ 78,157	$ 67,077	$ 576,714	$ 132,158	$ 141,312	$ 329,681

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Balance January 1, 2024	$ 78,060	$ (240)	$ 575,930	$ 132,064	$ 141,219	$ 329,596
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	579	240	579	579	579	579
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,103)	-	(1,193)	(1,113)	(1,114)	(1,149)
Balance June 30, 2024	$ 77,536	$ -	$ 575,315	$ 131,530	$ 140,683	$ 329,026

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Balance January 1, 2023	$ 48,600	$ -	$ 51,050	$ -	$ 282,450
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	909	-	909	-	1,944
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,053)	-	(1,053)	-	(1,207)
Balance June 30, 2023	$ 48,456	$ -	$ 50,906	$ -	$ 283,187

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Balance January 1, 2024	$ 48,358	$ -	$ (238)	$ -	$ 282,815
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	579	-	238	-	579
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,098)	-	-	-	(1,139)
Balance June 30, 2024	$ 47,839	$ -	$ 0	$ -	$ 282,254

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Balance January 1, 2023	$142,013	$10,610	$20,510	$36,456	$12,212	$14,754
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	123	214	173	187	244	407
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(139)	(212)	(179)	(190)	(237)	(266)
Balance June 30, 2023	$141,997	$10,612	$20,504	$36,453	$12,219	$14,895

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Balance January 1, 2024	$ 4,804	$ 10,622	$ 20,513	$ 36,462	$ 12,231	$ 14,907
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	155	237	237	237	265	237
Distribution to RSE Collection or its affiliates	(952)	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(161)	(2,960)	(3,601)	(254)	(3,872)	(266)
Balance June 30, 2024	$ 3,847	$ 7,899	$ 17,149	$ 36,445	$ 8,624	$ 14,878

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Balance January 1, 2023	$7,910	$13,876	$43,262	$144,530	$289,764	$19,910
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	199	230	396	961	1,103	266
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(200)	(226)	(763)	(832)	(1,214)	(655)
Balance June 30, 2023	$7,909	$13,880	$42,895	$144,659	$289,653	$19,521

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Balance January 1, 2024	$ 7,918	$ 13,891	$ 42,915	$ 144,712	$ 289,566	$ 19,534
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	265	237	237	237	579	303
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(284)	(264)	(9,746)	(19,573)	(1,141)	(338)
Balance June 30, 2024	$ 7,899	$ 13,865	$ 33,407	$ 125,376	$ 289,003	$ 19,499

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Balance January 1, 2023	$ 35,711	$ 74,566	$ 113,488	$ 53,396	$ 290,603	$ 27,668
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	123	530	2,507	123	123	123
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(139)	(460)	(2,643)	(31,252)	(194,887)	(576)
Balance June 30, 2023	$ 35,695	$ 74,636	$ 113,352	$ 22,267	$ 95,839	$ 27,215

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Balance January 1, 2024	$ 10,289	$ 74,655	$ 112,790	$ 21,762	$ 95,844	$ 27,220
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	155	185	579	155	155	155
Distribution to RSE Collection or its affiliates	(1,165)	-	-	(2,346)	(3)	(1,252)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(161)	(287)	(1,109)	(239)	(161)	(18,999)
Balance June 30, 2024	$ 9,118	$ 74,553	$ 112,260	$ 19,332	$ 95,835	$ 7,124

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Balance January 1, 2023	$ 24,229	$ 11,504	$ 30,162	$ 30,777	$ 38,910	$ 104,613
Distribution	-	-	-	(10)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	306	166	123	139	464	123
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(292)	(173)	(139)	(19,200)	(420)	(139)
Balance June 30, 2023	$ 24,243	$ 11,497	$ 30,146	$ 11,706	$ 38,954	$ 104,597

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Balance January 1, 2024	$ 24,258	$ 11,505	$ 8,439	$ 11,711	$ 38,979	$ 69,901
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	155	155	237	155
Distribution to RSE Collection or its affiliates	-	-	(1,302)	(1,434)	-	(2,626)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(277)	(244)	(161)	(161)	(16,017)	(45,947)
Balance June 30, 2024	$ 24,218	$ 11,499	$ 7,131	$ 10,271	$ 23,199	$ 21,483

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Balance January 1, 2023	$ 52,053	$ 30,952	$ 42,178	$ 98,861	$ 17,715	$ 17,715
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	123	123	291	1,260	469	469
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(765)	(139)	(360)	(624)	(371)	(371)
Balance June 30, 2023	$ 51,411	$ 30,936	$ 42,110	$ 99,497	$ 17,813	$ 17,813

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Balance January 1, 2024	$ 51,100	$ 30,941	$ 42,130	$ 99,536	$ 17,833	$ 17,833
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	155	155	237	237	237	237
Distribution to RSE Collection or its affiliates	(1,222)	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(37,794)	(161)	(301)	(21,755)	(269)	(269)
Balance June 30, 2024	$ 12,239	$ 30,935	$ 42,067	$ 78,019	$ 17,800	$ 17,800

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Balance January 1, 2023	$ 8,105	$ 14,057	$ 29,645	$ 49,523	$ 53,443	$ 23,084
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	170	324	608	466	760	412
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(170)	(229)	(427)	(427)	(415)	(671)
Balance June 30, 2023	$ 8,105	$ 14,153	$ 29,826	$ 49,562	$ 53,788	$ 22,825

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Balance January 1, 2024	$ 8,112	$ 14,176	$ 29,849	$ 49,585	$ 53,812	$ 22,839
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(249)	(265)	(285)	(310)	(316)	(276)
Balance June 30, 2024	$ 8,100	$ 14,149	$ 29,802	$ 49,512	$ 53,734	$ 22,801

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Balance January 1, 2023	$ 33,431	$ 88,347	$ 250,059	$ 73,688	$ 42,496	$ 19,308
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	528	136	383	123	123	173
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(313)	(2,198)	(339)	(139)	(25,469)	(178)
Balance June 30, 2023	$ 33,646	$ 86,284	$ 250,103	$ 73,672	$ 17,150	$ 19,303

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Balance January 1, 2024	$ 33,663	$ 85,871	$ 250,122	$ 8,366	$ 10,884	$ 19,311
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	155	237	155	155	237
Distribution to RSE Collection or its affiliates	-	(1,483)	-	-	(2,892)	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(288)	(44,601)	(295)	(161)	(161)	(251)
Balance June 30, 2024	$ 33,613	$ 39,942	$ 250,065	$ 8,360	$ 7,987	$ 19,297

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Balance January 1, 2023	$ 203,161	$ 10,610	$ 42,199	$ 70,304	$ 78,687	$ 162,814
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	326	267	604	321	123	505
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(305)	(213)	(360)	(214)	(139)	(396)
Balance June 30, 2023	$ 203,182	$ 10,664	$ 42,443	$ 70,412	$ 78,671	$ 162,923

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Balance January 1, 2024	$ 203,199	$ 6,969	$ 42,464	$ 70,422	$ 26,609	$ 127,788
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	155	237
Distribution to RSE Collection or its affiliates	-	-	-	-	(2,981)	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(286)	(260)	(301)	(261)	(161)	(276)
Balance June 30, 2024	$ 203,150	$ 6,947	$ 42,401	$ 70,399	$ 23,622	$ 127,749

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Balance January 1, 2023	$ 20,242	$ 57,724	$ 26,188	$ 85,026	$ 6,337	$ 42,732
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	552	724	123	1,093	263	123
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(924)	(428)	(139)	(1,035)	(193)	(139)
Balance June 30, 2023	$ 19,870	$ 58,020	$ 26,172	$ 85,084	$ 6,407	$ 42,716

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Balance January 1, 2024	$ 19,934	$ 58,024	$ 5,334	$ 85,118	$ 6,416	$ 42,721
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	185	300	237	237	155
Distribution to RSE Collection or its affiliates	-	-	(1,602)	-	-	(2,359)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(10,823)	(269)	(223)	(355)	(255)	(161)
Balance June 30, 2024	$ 9,349	$ 57,939	$ 3,808	$ 85,000	$ 6,399	$ 40,356

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Balance January 1, 2023	$ 7,675	$ 5,978	$ 62,894	$ 16,910	$ 13,399	$ 35,328
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	240	222	370	168	179	268
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(201)	(193)	(332)	(176)	(174)	(189)
Balance June 30, 2023	$ 7,715	$ 6,007	$ 62,932	$ 16,902	$ 13,404	$ 35,407

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Balance January 1, 2024	$ 7,724	$ 6,016	$ 62,961	$ 16,910	$ 13,411	$ 35,415
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(257)	(255)	(259)	(250)	(250)	(254)
Balance June 30, 2024	$ 7,705	$ 5,999	$ 62,940	$ 16,897	$ 13,399	$ 35,399

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Balance January 1, 2023	$ 12,601	$ 23,225	$ 130,592	$ 24,328	$ 23,287	$ 34,947
Distribution	-	-	(118,400)	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	181	374	443	220	365	741
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(150)	(267)	(12,635)	(145)	(271)	(952)
Balance June 30, 2023	$ 12,632	$ 23,332	$ -	$ 24,403	$ 23,381	$ 34,736

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Balance January 1, 2024	$ 12,489	$ 23,326	$ -	$ 24,401	$ 23,398	$ 34,755
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	427	185	-	185	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(249)	(225)	-	(200)	(276)	(292)
Balance June 30, 2024	$ 12,667	$ 23,286	$ -	$ 24,387	$ 23,359	$ 34,701

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Balance January 1, 2023	$ 5,481	$ 6,766	$ 17,625	$ 40,560	$ 167,164	$ 110,021
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	214	223	325	189	1,307	1,148
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(189)	(195)	(245)	(1,193)	(1,121)	(675)
Balance June 30, 2023	$ 5,506	$ 6,794	$ 17,705	$ 39,556	$ 167,350	$ 110,494

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Balance January 1, 2024	$ 3,596	$ 6,803	$ 17,718	$ 39,565	$ 167,423	$ 110,549
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(254)	(256)	(269)	(255)	(545)	(387)
Balance June 30, 2024	$ 3,580	$ 6,785	$ 17,686	$ 39,547	$ 167,116	$ 110,399

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2024 and 2023 (unaudited)

	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Consolidated
Balance January 1, 2023	$ 138,796	$ -	$ -	$ 10,314,204
Distribution	-	(1,936,800)	-	(2,055,210)
Membership Contributions	-	1,700,733	121,160	1,821,893
Capital Contribution	1,287	51,561	256	172,959
Distribution to RSE Collection	-	(333)	-	-
Distribution to Series	-	-	-	-
Net Income/(Loss)	(808)	185,237	(390)	(216,913)
Balance June 30, 2023	$ 139,275	$ 398	$ 121,026	$ 10,036,933

	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Series #SCARFACE	Series #ARSHAM2	Consolidated
Balance January 1, 2024	$ 139,335	$ -	$ 119,770	$ -	$ -	$ 8,625,813
Distribution	-	-	-	-	-	(1,070,150)
Membership Contributions	-	-	-	18,383	303,700	322,083
Capital Contribution	237	-	1,140	227	98	204,814
Distribution to RSE Collection or its affiliates	-	-	-	(483)	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(424)	-	(3,411)	(228)	(889)	(48,162)
Balance June 30, 2024	$ 139,149	$ -	$ 117,499	$ 17,899	$ 302,909	$ 8,034,398

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows
Six-Months Ended June 30, 2024 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,108)	$ -	$ -	$ (263)	$ -	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	579	240	300	179	240	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	19	-	-	73	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	69	(250)	(250)	-	(250)	-
Insurance Payable	11	-	-	11	-	-
Income Taxes Payable	-	(50)	(50)	-	(50)	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	(431)	(60)	-	-	(60)	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(431)	(60)	-	-	(60)	-
Cash beginning of period	4,149	60	-	2,214	60	-
Cash end of period	$ 3,718	$ -	$ -	$ 2,214	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,092)	$ (1,149)	$ (1,111)	$ (1,173)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	579	579	579	579	237
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	3	60	22	83	-
Prepaid Storage	-	-	-	-	-
Accounts Receivable	-	-	-	-	-
Accounts Payable	500	500	500	215	(250)
Insurance Payable	11	11	11	11	-
Income Taxes Payable	-	-	-	-	(4,333)
Accrued Interest	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(285)	(4,345)
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	-	(285)	(4,345)
Cash beginning of period	485	2,485	2,500	1,485	4,345
Cash end of period	$ 485	$ 2,485	$ 2,500	$ 1,200	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,101)	$ (1,096)	$ (916)	$ (1,099)	$ (17,672)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	579	579	179	579	579
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	16,562
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	11	6	26	10	21
Prepaid Storage	-	-	-	-	-
Accounts Receivable	-	-	-	-	-
Accounts Payable	500	500	(841)	500	500
Insurance Payable	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-
Accrued Interest	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(1,541)	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	(1,541)	-	-
Cash beginning of period	1,985	984	1,714	1,984	4,989
Cash end of period	$ 1,985	$ 984	$ 173	$ 1,984	$ 4,989

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,104)	$ 454,206	$ -	$ -	$ (1,111)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	579	1,268	245	250	579
(Gain) / Loss on sale of Asset	-	(568,811)	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	14	111	-	-	22
Prepaid Storage	-	-	-	-	-
Accounts Receivable	-	-	-	-	-
Accounts Payable	500	(1,382)	(250)	(250)	500
Insurance Payable	11	4	-	-	11
Income Taxes Payable	-	-	(665)	(50)	-
Accrued Interest	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	0	(114,604)	(670)	(50)	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	1,181,250	-	-	-
Cash provided by / (used in) investing activities	-	1,181,250	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	(1,070,150)	-	-	-
Other Distribution to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	(1,070,150)	-	-	-

Net change in cash	-	(3,504)	(670)	(50)	-
Cash beginning of period	2,000	3,504	670	50	1,999
Cash end of period	$ 2,000	$ -	$ -	$ -	$ 1,999

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,122)	$ (1,103)	$ (1,120)	$ -	$ (1,094)	$ (1,132)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	579	579	579	-	579	579
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	32	14	31	-	4	43
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	500	500	500	-	500	500
Insurance Payable	11	11	11	-	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,999	2,649	3,700	-	1,799	2,898
Cash end of period	$ 1,999	$ 2,649	$ 3,700	$ -	$ 1,799	$ 2,898

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,103)	$ -	$ (1,193)	$ (1,113)	$ (1,114)	$ (1,149)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	579	240	579	579	579	579
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	14	-	103	23	25	59
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	500	(250)	(210)	500	500	500
Insurance Payable	11	-	11	11	11	11
Income Taxes Payable	-	(50)	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	(60)	(710)	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	(60)	(710)	-	-	-
Cash beginning of period	2,300	60	4,550	3,064	2,962	4,197
Cash end of period	$ 2,300	$ -	$ 3,840	$ 3,064	$ 2,962	$ 4,197

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,098)	$ -	$ -	$ -	$ (1,139)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	579	-	238	-	579
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	8	-	-	-	50
Prepaid Storage	-	-	-	-	-
Accounts Receivable	-	-	-	-	-
Accounts Payable	500	-	(250)	-	215
Insurance Payable	11	-	-	-	11
Income Taxes Payable	-	-	(50)	-	-
Accrued Interest	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(62)	-	(285)
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	(62)	-	(285)
Cash beginning of period	2,412	-	62	-	5,489
Cash end of period	$ 2,412	$ -	$ -	$ -	$ 5,204

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (161)	$ (2,960)	$ (3,601)	$ (254)	$ (3,872)	$ (266)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	155	237	237	237	265	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	2,700	3,350	-	3,578	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	-	12	3	6	19	18
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	6	-	-	-	-	-
Insurance Payable	-	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	952	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	952	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	(952)	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(952)	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	500	400	400	300	300	243
Cash end of period	$ 500	$ 400	$ 400	$ 300	$ 300	$ 243

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (284)	$ (264)	$ (9,746)	$ (19,573)	$ (1,141)	$ (338)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	265	237	237	237	579	303
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	9,444	19,143	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	8	15	53	182	52	23
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	-	-	500	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	354	300	308	377	3,400	365
Cash end of period	$ 354	$ 300	$ 308	$ 377	$ 3,400	$ 365

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (161)	$ (287)	$ (1,109)	$ (239)	$ (161)	$ (18,999)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	155	185	579	155	155	155
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	78	-	18,838
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	-	91	19	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	6	-	32	6	6	6
Insurance Payable	-	11	11	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(468)	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	1,165	-	-	2,346	3	1,252
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	1,165	-	-	2,346	3	1,252
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	(1,165)	-	-	(2,346)	(3)	(1,252)
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(1,165)	-	-	(2,346)	(3)	(1,252)

Net change in cash	-	-	(468)	-	-	-
Cash beginning of period	500	300	5,000	-	600	-
Cash end of period	$ 500	$ 300	$ 4,532	$ -	$ 600	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (277)	$ (244)	$ (161)	$ (161)	$ (16,017)	$ (45,947)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	155	155	237	155
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	15,700	45,786
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	28	(5)	-	-	69	-
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	6	6	-	6
Insurance Payable	11	11	-	-	11	-
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	1,302	1,434	-	2,626
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	1,302	1,434	-	2,626
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	(1,302)	(1,434)	-	(2,626)
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	(1,302)	(1,434)	-	(2,626)

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	400	501	557	400	500
Cash end of period	$ 300	$ 400	$ 501	$ 557	$ 400	$ 500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (37,794)	$ (161)	$ (301)	$ (21,755)	$ (269)	$ (269)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	155	155	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	37,633	-	-	21,382	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	-	-	52	125	21	21
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	6	6	-	-	-	-
Insurance Payable	-	-	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	1,222	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	1,222	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	(1,222)	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(1,222)	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	500	320	320	320	320
Cash end of period	$ -	$ 500	$ 320	$ 320	$ 320	$ 320

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (249)	$ (265)	$ (285)	$ (310)	$ (316)	$ (276)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	-	16	36	61	67	28
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	402	381	402	326	402	402
Cash end of period	$ 402	$ 381	$ 402	$ 326	$ 402	$ 402

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (288)	$ (44,601)	$ (295)	$ (161)	$ (161)	$ (251)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	155	237	155	155	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	44,440	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	39	-	46	-	-	2
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	6	-	6	6	-
Insurance Payable	11	-	11	-	-	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	1,483	-	-	2,892	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	1,483	-	-	2,892	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	(1,483)	-	-	(2,892)	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	(1,483)	-	-	(2,892)	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	-	66	500	500	300
Cash end of period	$ -	$ -	$ 66	$ 500	$ 500	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (286)	$ (260)	$ (301)	$ (261)	$ (161)	$ (276)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	155	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	37	12	52	12	-	28
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	-	-	6	-
Insurance Payable	11	11	11	11	-	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	2,981	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	2,981	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	(2,981)	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(2,981)	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,030	323	402	400	500	2,800
Cash end of period	$ 1,030	$ 323	$ 402	$ 400	$ 500	$ 2,800

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (10,823)	$ (269)	$ (223)	$ (355)	$ (255)	$ (161)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	185	300	237	237	155
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	10,550	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	24	73	-	107	6	-
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	6	-	-	6
Insurance Payable	11	11	(82)	11	11	-
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	1,602	-	-	2,359
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	1,602	-	-	2,359
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	(1,602)	-	-	(2,359)
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	(1,602)	-	-	(2,359)

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	429	500	327	400	500
Cash end of period	$ 400	$ 429	$ 500	$ 327	$ 400	$ 500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (257)	$ (255)	$ (259)	$ (250)	$ (250)	$ (254)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	8	6	10	2	1	5
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	334	2,178	400	367	308
Cash end of period	$ 300	$ 334	$ 2,178	$ 400	$ 367	$ 308

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (249)	$ (225)	$ -	$ (200)	$ (276)	$ (292)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	427	185	-	185	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	8	29	-	5	28	43
Prepaid Storage	(52)	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(145)	-	-	(1)	-	-
Insurance Payable	11	11	-	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	771	400	50	235	355	320
Cash end of period	$ 771	$ 400	$ 50	$ 235	$ 355	$ 320

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (254)	$ (256)	$ (269)	$ (255)	$ (545)	$ (387)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	5	7	20	6	296	139
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	331	300	300	300	346	362
Cash end of period	$ 331	$ 300	$ 300	$ 300	$ 346	$ 362

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2024 (unaudited)

	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Series #SCARFACE	Series #ARSHAM2	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (424)	$ -	$ (3,411)	$ (228)	$ (889)	$ (48,162)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	-	1,140	227	98	204,814
(Gain) / Loss on sale of Asset	-	-	-	-	-	(568,811)
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	427,092
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	175	-	22	(13)	-	3,235
Prepaid Storage	-	-	-	-	-	(52)
Accounts Receivable	-	-	-	-	-	6,500
Accounts Payable	-	-	1,639	3	780	10,793
Insurance Payable	11	-	11	11	11	(671)
Income Taxes Payable	-	-	-	-	-	(5,298)
Accrued Interest	-	-	-	-	-	1,612
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(600)	-	-	31,052
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	(350,000)
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	(17,571)	(300,850)	(300,850)
Investment in Digital Assets	-	-	-	-	-	41,383
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	1,181,250
Cash provided by / (used in) investing activities	-	-	-	(17,571)	(300,850)	571,783
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	18,383	303,700	322,083
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	139,631
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	(483)	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	(1,070,150)
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	17,900	303,700	(608,436)

Net change in cash	-	-	(600)	330	2,850	(5,600)
Cash beginning of period	332	-	600	-	-	117,244
Cash end of period	$ 332	$ -	$ -	$ 330	$ 2,850	$ 111,644
Supplemental Cash Flow Information:
Forgiveness of amounts due to manager and Contributed to the Company/Series						177,909

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,091)	$ (1,138)	$ (958)	$ (994)	$ (1,098)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	955	1,011	825	1,049	963	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(14)	(23)	(17)	(55)	(15)	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	150	150	150	-	150	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	(12,108)
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	(12,108)
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	(12,108)
Cash beginning of period	4,149	-	-	2,214	960	15,185
Cash end of period	$ 4,149	$ -	$ -	$ 2,214	$ 960	$ 3,077
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,032)	$ (1,244)	$ (1,103)	$ (1,331)	$ (1,090)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	884	1,139	969	1,243	954
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	(2)	(45)	(16)	(62)	(14)
Accounts Receivable	-	-	-	-	-
Accounts Payable	150	150	150	150	150
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	-	-	-
Cash beginning of period	485	2,485	2,500	1,485	1,985
Cash end of period	$ 485	$ 2,485	$ 2,500	$ 1,485	$ 1,985
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-
NFT Airdrop	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,064)	$ (1,046)	$ (1,121)	$ (1,058)	$ (4,495)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	922	901	990	915	4,361
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	(8)	(5)	(19)	(7)	(16)
Accounts Receivable	-	-	-	-	-
Accounts Payable	150	150	150	150	150
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	-	-	-
Cash beginning of period	1,985	984	1,714	1,984	4,989
Cash end of period	$ 1,985	$ 984	$ 1,714	$ 1,984	$ 4,989
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-
NFT Airdrop	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,075)	$ (6,190)	$ (1,147)	$ (1,113)	$ (1,103)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	936	6,122	1,022	981	969
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	(11)	(82)	(25)	(18)	(16)
Accounts Receivable	-	-	-	-	-
Accounts Payable	150	150	150	150	150
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	-	-	-
Cash beginning of period	2,000	3,504	3,000	2,000	1,999
Cash end of period	$ 2,000	$ 3,504	$ 3,000	$ 2,000	$ 1,999
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-
NFT Airdrop	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,143)	$(1,073)	$(1,137)	$-	$(1,038)	$(1,180)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,017	933	1,010	-	891	1,062
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(24)	(10)	(23)	-	(3)	(32)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	150	150	150	-	150	150
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	(1,458)	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(1,458)	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	(1,458)	-	-
Cash beginning of period	1,999	2,649	3,700	3,050	1,799	2,898
Cash end of period	$1,999	$2,649	$3,700	$1,592	$1,799	$2,898
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,073)	$(1,064)	$(1,404)	$(1,108)	$(1,113)	$(1,240)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	933	922	1,332	975	981	1,134
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(10)	(8)	(78)	(17)	(18)	(44)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	150	150	150	150	150	150
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	2,300	4,148	4,550	3,064	2,962	4,197
Cash end of period	$2,300	$4,148	$4,550	$3,064	$2,962	$4,197
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,053)	$ -	$ (1,053)	$ -	$ (1,207)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	909	-	909	-	1,944
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	(6)	-	(6)	-	(37)
Accounts Receivable	-	-	-	-	-
Accounts Payable	150	-	150	-	(700)
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	(24,444)	-	(8,763)	-
Sale Tax Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	(24,444)	-	(8,763)	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	(24,444)	-	(8,763)	-
Cash beginning of period	2,412	30,605	3,662	11,004	5,489
Cash end of period	$ 2,412	$ 6,161	$ 3,662	$ 2,241	$ 5,489
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-
NFT Airdrop	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (139)	$ (212)	$ (179)	$ (190)	$ (237)	$ (266)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	123	214	173	187	244	407
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	-	(10)	(2)	(5)	(15)	(14)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	16	(2)	(2)	(2)	(2)	(2)
Insurance Payable	-	10	10	10	10	(125)
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	500	400	400	300	300	243
Cash end of period	$ 500	$ 400	$ 400	$ 300	$ 300	$ 243
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (200)	$ (226)	$ (763)	$ (832)	$ (1,214)	$ (655)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	199	230	396	961	1,103	266
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(7)	(12)	(41)	(137)	(39)	(19)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	150	(2)
Insurance Payable	10	10	10	10	-	10
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	-	-	400
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	354	300	308	377	3,400	365
Cash end of period	$ 354	$ 300	$ 308	$ 377	$ 3,400	$ 365
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (139)	$ (460)	$ (2,643)	$ (31,252)	$ (194,887)	$ (576)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	123	530	2,507	123	123	123
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	31,456	194,748	437
Investment Income / (Loss)	-	-	-	(471)	-	-
Prepaid Insurance	-	(68)	(14)	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	16	(2)	150	16	16	16
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	116	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	500	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	488	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	12	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	12	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	500	-	-
Cash beginning of period	500	300	5,000	-	600	500
Cash end of period	$ 500	$ 300	$ 5,000	$ 500	$ 600	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	$ (471)	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (292)	$ (173)	$ (139)	$ (19,200)	$ (420)	$ (139)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	306	166	123	139	464	123
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	19,061	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(22)	(1)	-	-	(52)	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(2)	(2)	16	(35)	(2)	16
Insurance Payable	10	10	-	-	10	-
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(35)	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	(10)	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(10)	-	-

Net change in cash	-	-	-	(45)	-	-
Cash beginning of period	300	400	501	602	400	500
Cash end of period	$ 300	$ 400	$ 501	$ 557	$ 400	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (765)	$ (139)	$ (360)	$ (624)	$ (371)	$ (371)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	123	123	291	1,260	469	469
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	626	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	-	-	(40)	(94)	(17)	(17)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	16	16	(2)	(2)	5	5
Insurance Payable	-	-	(223)	(540)	(86)	(86)
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	334	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	500	500	320	320	320	320
Cash end of period	$ 500	$ 500	$ 320	$ 320	$ 320	$ 320
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (170)	$ (229)	$ (427)	$ (427)	$ (415)	$ (671)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	170	324	608	466	760	412
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(1)	(13)	(28)	(47)	(52)	(22)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(2)	(2)	5	(2)	(2)	(2)
Insurance Payable	3	(80)	(158)	10	(291)	(117)
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	400
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	402	381	402	326	402	402
Cash end of period	$ 402	$ 381	$ 402	$ 326	$ 402	$ 402
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (313)	$ (2,198)	$ (339)	$ (139)	$ (25,469)	$ (178)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	527	136	383	123	123	173
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	4,375	-	-	25,330	-
Investment Income / (Loss)	-	(3,577)	-	-	-	-
Prepaid Insurance	(30)	-	(36)	-	-	(3)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(2)	(6,743)	(2)	16	16	(2)
Insurance Payable	(182)	-	(6)	-	-	10
Income Taxes Payable	-	1,243	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	(6,764)	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	18	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	18	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	(6,746)	-	-	-	-
Cash beginning of period	-	7,291	66	500	500	300
Cash end of period	$ -	$ 545	$ 66	$ 500	$ 500	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop		$ (3,577)

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$(305)	$(213)	$(360)	$(214)	$(139)	$(396)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	326	267	604	321	123	505
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(29)	(10)	(40)	(10)	-	(22)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	16	6
Insurance Payable	10	(42)	(202)	(95)	-	(93)
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,030	323	402	400	500	2,800
Cash end of period	$1,030	$323	$402	$400	$500	$2,800
Supplemental Cash Flow Information:

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (924)	$ (428)	$ (139)	$ (1,035)	$ (193)	$ (139)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	552	724	123	1,093	263	123
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(19)	(55)	-	(81)	(5)	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	5	-	16	(2)	(45)	16
Insurance Payable	(114)	(241)	-	(375)	(20)	-
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	500	-	-	400	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	429	500	327	400	500
Cash end of period	$ 400	$ 429	$ 500	$ 327	$ 400	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (201)	$ (193)	$ (332)	$ (176)	$ (174)	$ (189)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	240	222	370	168	179	268
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(7)	(6)	(9)	(2)	(2)	(5)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(2)	(2)	5	-	(2)	(45)
Insurance Payable	(30)	(21)	(34)	10	(1)	(29)
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	334	2,178	400	367	308
Cash end of period	$ 300	$ 334	$ 2,178	$ 400	$ 367	$ 308
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (150)	$ (267)	$ (12,635)	$ (145)	$ (271)	$ (952)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	181	374	443	220	365	741
(Gain) / Loss on sale of Asset	-	-	6,092	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(6)	(22)	-	(3)	(22)	(33)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	-	(56)	(2)	(2)
Insurance Payable	(25)	(85)	-	(16)	(70)	(254)
Income Taxes Payable	-	-	50	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	500
Net cash (used in) / provided by operating activities	-	-	(6,050)	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	120,000	-	-	-
Cash provided by / (used in) investing activities	-	-	120,000	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	(118,400)	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	(118,400)	-	-	-

Net change in cash	-	-	(4,450)	-	-	-
Cash beginning of period	771	400	4,500	235	355	320
Cash end of period	$ 771	$ 400	$ 50	$ 235	$ 355	$ 320
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (189)	$ (195)	$ (245)	$ (1,193)	$ (1,121)	$ (675)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	214	223	325	189	1,307	1,148
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	(5)	(6)	(16)	(6)	(196)	(105)
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(2)	-	(2)	-	-	(2)
Insurance Payable	(18)	(22)	(62)	10	10	(366)
Income Taxes Payable	-	-	-	-	-	-
Sale Tax Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	1,000	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	331	300	300	300	346	-
Cash end of period	$ 331	$ 300	$ 300	$ 300	$ 346	$ -
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six- Months Ended June 30, 2023 (unaudited)

	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (808)	$ 185,237	$ (390)	$ (216,913)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,287	51,561	256	172,959
(Gain) / Loss on sale of Asset	-	(300,000)	-	(293,908)
(Gain) / Loss on sale of Digital Assets	-	-	-	-
Impairment loss on Collection Assets	-	-	-	293,195
Investment Income / (Loss)	-	-	-	(4,048)
Prepaid Insurance	(132)	-	(16)	(4,280)
Accounts Receivable	-	-	-	12,920
Accounts Payable	(2)	-	150	(6,622)
Insurance Payable	(345)	2	-	(7,083)
Income Taxes Payable	-	114,736	-	69,373
Sale Tax Payable	-	177,500	-	177,500
Due from the Manager or its Affiliates	332	-	-	1,582
Due to the Manager or its Affiliates	-	-	-	3,933
Net cash (used in) / provided by operating activities	332	229,036	-	198,609
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-
Investment in Collection Asset	-	(1,360,000)	(120,560)	(120,560)
Investment in Digital Assets	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	38
Proceeds from Sale of Collection Asset	-	2,000,000	-	2,204,715
Cash provided by / (used in) investing activities	-	640,000	(120,560)	2,084,193
Cash flow from financing activities:
Proceeds from sale of membership interests	-	1,360,733	121,160	1,481,893
Repayments on borrowings from manager and affiliates, net of proceeds	-	-	-	(1,473,531)
Distribution to Series	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-
Capital Contribution	-	-	-	-
Distribution to RSE Collection	-	(333)	-	-
Distribution of Gain on Sale of Assets to Members	-	(1,936,800)	-	(2,055,210)
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-
Cash provided by / (used in) financing activities	-	(576,400)	121,160	(2,046,848)

Net change in cash	332	292,636	600	235,954
Cash beginning of period	-	-	-	212,129
Cash end of period	$ 332	$ 292,636	$ 600	$ 448,083
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	$ 340,000	-	$ 340,000
NFT Airdrop	-	-	-	$ (4,048)
Forgiveness of amounts due to manager and Contributed to the Company/Series				$ 17,162
Collection Assets transferred in to Balance Sheet				$ 66,090

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

RSE Collection, LLC (the “Company,” “RSE Collection,” “we,” “us,” or “our”) is a Delaware series limited liability company formed on August 24, 2016. The Company’s core business is the identification, acquisition, marketing and management of collectible items (including collectible automobiles, memorabilia and alcohol) and digital assets, collectively referred to as “Collectible Assets” or the “Asset Class,” for the benefit of the investors. The Company is wholly owned and managed by RSE Collection Manager, LLC, a Delaware limited liability company (the “Manager”). The Manager is a single-member Delaware limited liability company wholly owned by Rally Holdings LLC (“Rally Holdings” or the “Asset Manager”). Rally Holdings is a single-member Delaware limited liability company wholly owned by RSE Markets, Inc., a Delaware corporation (“RSE Markets”). RSE Markets was the manager of the Company and served as the asset manager until March 26, 2021, at which point RSE Collection Manager, LLC and Rally Holdings replaced RSE Markets as Manager and Asset Manager, respectively. The Asset Manager is a technology and marketing company that operates the Rally Rd.™ platform (the “Platform”) and manages the Company, through the Manager, and the assets owned by the Company in its role as the Asset Manager of each Series.

The Company issues membership interests (the “Interests”) in a number of separate individual series (each, a “Series”) of the Company (each, an “Offering”). There will be a separate closing with respect to each Offering (each, a “Closing”). Each Series will own a unique Collectible Asset (an “Underlying Asset”) and the assets and liabilities of each Series will be separate in accordance with Delaware law. A purchaser of Interests (an “Investor”) in any Series acquires a proportional share of assets, liabilities, profits, and losses as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an Offering related to that particular Series is a single Underlying Asset (plus any cash reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) as well as certain liabilities related to expenses pre-paid by the Asset Manager. Any individuals, dealers or auction company which owns an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset are referred to as “Asset Sellers.” “Current Period” refers to the time period between January 1, 2024 and June 30, 2024. “Prior Period” refers to the time period between January 1, 2023 and June 30, 2023. “Prior Year” refers to the time period between January 1, 2023 and December 31, 2023.

All voting rights, except as specified in the Operating Agreement or required by law, remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required for the appropriate upkeep of each Underlying Asset, determining how to best commercialize the applicable Underlying Assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the Operating Agreement.

OPERATING AGREEMENT

General:

In accordance with the Operating Agreement, each Investor in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.

Operating Expenses:

After the Closing of an Offering, each Series is responsible for its own Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses). Prior to the Closing, Operating Expenses are borne by the Manager or the Asset Manager and not reimbursed by the economic members of a particular Series. Should post-Closing Operating Expenses exceed revenues or cash reserves, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series and be entitled to reimbursement of such amount from future revenues generated by the Series (the “Operating Expenses Reimbursement Obligation(s)”), on which the Manager or the Asset Manager may impose a rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new Investors, and may include the Manager or its affiliates or the Asset Manager.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Fees:

Sourcing Fee: The Manager expects to receive a fee, as determined by the Manager, at the Closing of each successful Offering for its services of sourcing the Underlying Assets (the “Sourcing Fee”), which may be waived by the Manager in its sole discretion. The  amount of the maximum Sourcing Fee is determined by the Manager in its sole discretion and generally is calculated by reference to the difference between the Manager's estimate of the fair market value of the Underlying Asset at or prior to the time of an Offering (which estimate is based on the Manager's experience with assets in the same or a similar asset class, the value of comparable assets and other factors) and the purchase price that the Manager negotiated for the acquisition of the Underlying Asset. Any amount paid to the Manager as the Sourcing Fee in connection with an Offering is not capitalized as a cost of the related Underlying Asset but is instead recorded as a cost of the Offering.

Brokerage Fee:  With respect to Offerings, except in the case of Series #77LE1, the broker of record (the “BOR”) received a fee (the “Brokerage Fee”) of 1.0% of the cash proceeds from the Offering for facilitating the sale of securities for Offerings qualified as of and after March 6, 2019.

Custody Fee: Throughout the Prior Year, the custodian of Interests (the “Custodian”) was DriveWealth LLC (“DriveWealth”). With respect to Offerings for which DriveWealth served as Custodian, DriveWealth received a fee equal to the greater of (i) 0.75% on Interests sold in an Offering and (ii) $500 (the “Custody Fee”). In the case of the offerings for the Series #77LE1, Series #69BM1, Series #85FT1, Series #88LJ1 and Series #55PS1, no custody agreement was yet in place and as such, no Custody Fee was paid. Should a Custody Fee become applicable for the Interests in these Series in future, the Manager will pay and not be reimbursed for such Custody Fee. For all other offerings for which DriveWealth served as Custodian, the Custody Fee was paid from the proceeds of each offering. North Capital Private Securities Corporation (“NCPS”) operates the PPEX ATS used by the Company. NCPS became the Custodian beginning January 2, 2024. NCPS, as Custodian, will not receive any compensation directly related to the Offering of any particular Series, but will instead receive an account opening fee and annual account maintenance fee with respect to each individual Investor

Free Cash Flow Distributions:

At the discretion of the Manager, a Series may make distributions of Free Cash Flow (as described in Note E – Free Cash Flow Distributions and Management Fees) to both the holders of economic Interests in the form of a dividend and the Manager in the form of a Management Fee (as described in Note E – Free Cash Flow Distributions and Management Fees).

In the case that Free Cash Flow (as described in Note E – Free Cash Flow Distributions and Management Fees) is available for distribution and such distributions are made, at the sole discretion of the Manager, the Investors will receive no less than 50% of Free Cash Flow available for distribution and the Manager will receive up to 50% of Free Cash Flow available for distribution in the form of a Management Fee (as described in Note E – Free Cash Flow Distributions and Management Fees) for management of the applicable Underlying Asset. The Management Fee is accounted for as an expense to the relevant Series rather than a distribution from Free Cash Flow.

Success Fee:

Upon the sale of an Underlying Asset associated with a Series whose initial Offering commenced on or after January 1, 2023, if the Capital Proceeds, as defined in the Operating Agreement, are greater than an amount equal to 110% of the Offering Amount of the Series, as defined in the Operating Agreement, then the Asset Manager shall be entitled to be paid by the Series an amount (the “Success Fee”) calculated as follows:

•If the Capital Proceeds are equal to an amount greater than 110% of the Offering Amount of the related Series but less than or equal to 120% of the Offering Amount of such Series, then the Success Fee shall be an amount equal to 10% of the amount by which the Capital Proceeds exceed 110% of the Offering Amount; or

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

•If the Capital Proceeds are equal to an amount greater than 120% of the Offering Amount of the related Series, then the Success Fee shall be an amount equal to the sum of one percent (1%) of the Offering Amount plus twenty percent (20%) of the amount by which the Capital Proceeds exceed 120% of the Offering Amount.

The Asset Manager may, in its sole discretion, waive any or all of the Success Fee.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Other:

The Manager is responsible for covering its own expenses. Certain of the Underlying Assets, such as NFTs, are self-insured by the Manager, the Asset Manager and the Series that owns the underlying NFT, and all take the full risk of loss on these Underlying Assets

LIQUIDITY AND CAPITAL RESOURCES

The Company and each listed Series have experienced recurring net losses and negative operating cash flows since inception and neither the Company nor any Series has generated revenues or profits in the Current Period or Prior Period, except for certain Underlying Assets that were sold for gains and certain Series that generate investment income (see Note A – Description of Organization and Business Operations – Asset Dispositions).

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Retained Earnings / (Accumulated Deficits). Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Year, except for certain Series that have net income in the Prior Period generated from receiving investment income.

Period	Income / (Loss)
Current Period	($48,162)
Prior Period	($216,913)

Period	Net Working Capital	Accumulated Deficit
Current Period	($388,016)	($2,715,985)
Prior Year	($226,665)	($2,356,069)

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third-parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. Historically, the Company and the Series finance their business activities through capital contributions from the Manager or its affiliates and from members to the individual Series. Until such time as any Series has the capacity to generate income, cash flows from operations, or excess proceeds from Offerings, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for individual Series once the Offerings are closed at the sole discretion of the Manager. There can be no assurance that the Manager or RSE Markets, Inc. will continue to fund operations or provide financial support to the Company and each listed Series. If the Company and each listed Series does not continue to obtain financing from the Manager or RSE Markets, Inc. they will be unable to pay their obligations as they come due, including the obligation of each listed Series. As a result, these conditions raise substantial doubt about the Company's and each listed Series' ability to continue as a going concern for the twelve months following the date of this filing.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been demonstrated. However, from time to time, the Company or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income. During the Current Period, no free cash flow distributions were made and no management fee was distributed. Each Series will continue to incur Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) including, but not limited to storage, insurance, transportation and maintenance expenses, marketing expense and professional fees, on an ongoing basis.

Cash on the books of the Company is reserved for funding future pre-Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) or Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), as the case may be. Cash on the books of each Series is reserved for funding of post-Closing Operating Expenses. During the Current Period, the Manager paid for the Operating Expenses related to the Company and any Series that has closed Offerings and elected not to be reimbursed. When the Manager pays for certain Operating Expenses related to a Series that have closed Offerings and elects not to be reimbursed, these payments are accounted for as capital contributions and are further described in Note B – Summary of Significant Accounting Policies – Operating Expenses.

INITIAL OFFERINGS

All Series, for which a closing had occurred as of the date of the financial statements, that had commenced operations, were capitalized and had assets. Additionally, various Series have liabilities.  The table outlined in Note B – Summary of Significant Accounting Policies – Members’ Equity outlines all Offerings for which a Closing has occurred during the Current Period and the Prior Period.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

ASSET DISPOSITIONS

During the Current Period and Prior Period, the Company received purchase offers for the Underlying Assets listed in the tables below. Per the terms of the Operating Agreement, the Company, together with the Manager and the Manager’s Advisory Board has evaluated the offers in light of the preferences of Investors in the related Series as expressed by the nonbinding voting results of a poll of such Investors on the question whether to sell the Underlying Assets. The Manager has determined that it is in the interest of the Investors to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but for which no Offering has occurred and the Underlying Asset was not transferred to an applicable Series before the sale. In these instances, the anticipated Offering for the Series related to such Underlying Asset is cancelled and no securities are sold.

Underlying Assets sold during the Current Period are as follows:

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Sale (See Note F)	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#80LC1	1980 Lamborghini Countach LP400 S Turbo	3/13/2024	$1,181,250	$612,439	$568,811	$113,519 (Net of $6,150 Net Loss Carryforward)	$635,000 / $127.00	$1,070,150 / $214.03
Total			$1,181,250	$612,439	$568,811	$113,519		$1,070,150

(1)At the time of the sale the Underlying Asset was still owned by RSE Collection, LLC and not by any Series

Underlying Asset sold in the Prior Period:

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Sale (See Note F)	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#94CSI	1994 BMV 850CSi	3/3/2023	$120,000	$126,092	$(6,092)	$0 (Net of $1,399 Net Loss Carryforward)	$142,500 / $14.25	$118,400 / $11.84
#BATMAN	1940 Batman #1 Comic Book published by DC Comics graded CGC 8	1/30/2023	$2,000,000	$1,700,000	$300,000	$114,736	$1,800,000 / $10.00	$1,936,800 / $10.76
#04PHELPS	2004 Sports Illustrated For Kids #360 Michael Phelps Rookie Card graded PSA GEM MT 10	1/4/2023	$5,774	$5,774	$0	(1)	(1)	(1)

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

#EMERALD	2005 Game Boy Advance Pokémon Emerald Version Video Game graded Wata 9.8 A++	1/21/2023	$13,200	$13,200	$0	(1)	(1)	(1)
#CRASH	1996 PlayStation Crash Bandicoot Video Game graded Wata 9.2 A+	1/21/2023	$17,600	$17,600	$0	(1)	(1)	(1)
#RASPUTIN	1905-1916 Handwritten and Signed Grigori Rasputin Letter	1/11/2023	$21,471	$21,471	$0	(1)	(1)	(1)
#METROID	1987 NES Metroid Video Game graded Wata 9.6 A+	1/21/2023	$11,550	$11,550	$0	(1)	(1)	(1)
#80TOPPS	1980 Topps Basketball Wax Box Reviewed and Factory Sealed by BBCE	1/27/2023	$15,120	$15,120	$0	(1)	(1)	(1)
Total			$2,204,715	$1,910,807	$293,908	$114,786		$2,055,200

(1)At the time of the sale the Underlying Asset was still owned by RSE Collection, LLC and not by any Series

Note: Total Distribution to Interest Holders includes cash on balance sheet of Series and is net of corporate level taxes on gain on sale.

Upon disposition of the Underlying Asset, the Series is dissolved upon payment of their current corporate tax liabilities and any sales tax remittance.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The consolidated financial statements include the accounts of the Company and the accounts of Series #77LE1. Interests in Series #77LE1 were issued under Rule 506(c) of Regulation D and were thus not qualified under the Company’s Offering Statement on Form 1-A, as amended (the “Offering Statement”), and thus separate financial statements for Series #77LE1 are not presented.

Any Offerings that have closed as of the date of the financial statements were conducted in accordance with Tier 2 of Regulation A and qualified under an Offering Statement. Upon the closing of a Series Offering, separate financial statements are presented for each such Series, and each is consolidated in the financial statements of the Company after eliminating inter-company balances and transactions. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included.

2.Use of Estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events.  Accordingly, the actual results could differ significantly from our estimates.

3.Cash and Cash Equivalents:

The Company considers all short-term investments with an original maturity of three months or less when purchased, or otherwise acquired, to be cash equivalents.

4.Offering Expenses:

Offering expenses (the “Offering Expenses”) related to the Offering for a specific Series consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed Offering and will generally be charged to members’ equity upon the completion of the proposed Offering. Expenses that are incurred prior to the Closing of an Offering for such Series that are funded by the Manager and will generally be reimbursed through the proceeds of the Offering related to the Series. However, the Manager has agreed to pay and not be reimbursed for Offering Expenses incurred with respect to the Offerings for all Series that have had a Closing as of the date of the financial statements and potentially other future Offerings.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

5.Operating Expenses:

Operating Expenses (as described below) related to a particular Underlying Asset include storage, insurance, transportation (other than the initial transportation from the Underlying Asset’s location to the Manager’s storage facility prior to the Offering, which is treated as an Acquisition Expense (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), maintenance, bookkeeping and accounting fees and other Underlying Asset specific expenses as detailed in the Manager’s allocation policy, together the “Operating Expenses”.  We distinguish between pre-Closing and post-Closing Operating Expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future Offering, expenses of this nature that are incurred prior to the Closing of an Offering of Series of Interests, are funded by the Manager and are not reimbursed by the Company, the Series or economic members. Expenses in this case are treated as capital contributions from the Manager to the Company and are summarized in the table below.

Period	Pre-Closing Operating Expense Capital Contributions	Post-Closing Operating Expense Capital Contributions	Total
Current Period	$169,147	$35,667	$204,814
Prior Period	$48,638	$124,321	$172,959

During the Current Period and Prior Period, the Company incurred pre-Closing Operating Expenses and individual Series that had closed Offerings incurred post-Closing Operating Expenses not including gains/(loss) on sale and investment income as presented in the Consolidated Statements of Operations.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE–B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

6.Capital Assets:

Underlying Assets are recorded at cost. The cost of the Underlying Assets includes the purchase price, including any deposits for the Underlying Asset funded by the Manager and “Acquisition Expenses,” which include transportation of the Underlying Asset to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, or other costs as detailed in the Manager’s allocation policy.

The Company treats Underlying Assets as collectible and therefore the Company will not depreciate or amortize the Underlying Assets going forward. The Underlying Assets are considered long-lived assets as well as indefinite lived intangible assets and will be subject to an annual test for impairment. These Underlying Assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of the asset. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The following impairment charges were recognized during the Current Period and Prior Period.

Period	Series	Impairment loss on asset	Total
Current Period	#WWLAND1	$100	$427,092
	#DOOD7387	$3,948
	#AZUKI8467	$56,919
	#SANDBOX2	$83,152
	#TOADZ5028	$6,011
	#TOADZ3079	$1,043
	#DLAND1	$353
	#CLNX13296	$13,565
	#PHOF-LINC	$6,825
	#PHOF-1984	$5,994
	#72MC1	$16,562
	#82TAYLOR	$2,700
	#HOLMES	$3,350
	#05JAYZ	$3,578
	#FALCON	$9,444
	#MARIOWRLD	$19,143
	#WOW2221	$18,838
	#NBAJAM	$15,700
	#SANDBOX1	$45,786
	#WOW6586	$37,633
	#OBAMABALL	$21,382
	#MAYC9114	$44,440
	#GAMEBOY	$10,550
	#MAYC857	$78

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

Prior Period	#WOW2221	$437	$293,195
	#WOW6586	$626
	#MAYC857	$31,456
	#MAYC9114	$4,375
	#39AA (1)	$17,090
	#DROCTOPUS (1)	$36
	#CAPTAIN1 (1)	$36
	#PUNK2981	$194,748
	#BAKC7820	$19,061
	#VEEFRNDS1	$25,330

(1)Impairment charges for this Series or Underlying Asset were recognized prior to the Series Offering and are included in the Consolidated balances.

The Underlying Assets are initially purchased by the Company, either prior to launching an Offering or through the exercising of a purchase option simultaneous with the Closing of an Offering for a particular Series. At Closing of an Offering for a Series of Interests the Underlying Assets, including capitalized Acquisition Expenses, are then transferred to the Series. Underlying Assets are transferred at cost less any impairment, and the Company receives cash from the Series from the proceeds of the Offering. The Company uses the proceeds of the transfer to pay off any debt or amounts owed under purchase options and Acquisition Expenses. Acquisition Expenses related to a particular Series, which are incurred prior to the Closing of an Offering are initially funded by the Manager but will be reimbursed with the proceeds from an Offering related to such Series, to the extent described in the applicable Offering document. The Company does, however, retain additional cash from the proceeds of the Offering on the Series balance sheet to cover Acquisition Expenses that are anticipated prior to the Closing but incurred after the Closing of an Offering. Acquisition Expenses are capitalized into the cost of the Underlying Asset as per the table below. The Series uses the remaining cash to repay any accrued interest on loans or marketing expenses related to the preparation of the marketing materials for a particular Offering, by distributing the applicable amount to the Company, accounted for as “Distribution to RSE Collection” on the balance sheet. Furthermore, the Series distributes the appropriate amounts for Brokerage Fee, the Custody Fee and, if applicable, the Sourcing Fee using cash from the Offering. Should a proposed Offering prove to be unsuccessful, the Company will not reimburse the Manager and these expenses will be accounted for as capital contributions, and the Acquisition Expenses will be expensed.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company, through non-interest-bearing payments from the Manager or loans from officers of the Manager and third parties, has acquired Underlying Assets since the beginning of the Prior Period. For all Collectible Assets held as of the end of the Current Period and Prior Period, the following table presents all costs capitalized of Underlying Assets during the Current Period and Prior Period.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#77LE1	(1,3)	$ 69,400	$ 787	$ -	$ 70,187
#69BM1	(1)	102,395	3,871	-	106,266
#55PS1	(1)	405,000	3,386	-	408,386
#90FM1	(1)	14,500	286	-	14,786
#83FB1	(1)	330,000	2,806	-	332,806
#98DV1	(1)	120,000	2,544	-	122,544
#93XJ1	(1)	460,000	28,586	-	488,586
#99LE1	(1)	62,100	2,171	-	64,271
#91MV1	(1)	33,950	1,487	-	35,437
#92LD1	(1)	146,181	11,861	-	158,042
#94DV1	(1)	52,500	287	-	52,787
#72MC1	(1)	115,000	562	(16,562)	99,000
#11BM1	(1)	78,500	1,286	-	79,786
#63CC1	(1)	120,000	286	-	120,286
#76PT1	(1)	179,065	3,737	-	182,802
#75RA1	(1)	75,000	903	-	75,903
#65AG1	(1)	170,000	286	-	170,286
#90MM1	(1)	22,000	1,187	-	23,187
#61JE1	(1)	235,000	388	-	235,388
#65FM1	(1)	75,000	997	-	75,997
#94LD1	(1)	570,000	2,236	-	572,236
#99SS1	(1)	126,575	2,652	-	129,227
#94FS1	(1)	135,399	3,083	-	138,482
#61MG1	(1)	325,000	590	-	325,590
#92CC1	(1)	45,000	1,188	-	46,188
#88LL1	(1)	275,000	2,811	-	277,811
#MEEB11275	(1)	140,407	154	(137,198)	3,363
#82TAYLOR	(1)	10,200	-	(2,700)	7,500
#HOLMES	(1)	20,000	100	(3,350)	16,750
#HULK180	(1)	36,000	146	-	36,146
#05JAYZ	(1)	15,600	218	(7,493)	8,325
#JUSTINIAN	(1)	15,000	-	-	15,000
#67ICEBOWL	(1)	7,500	46	-	7,546
#DKCOUNTRY	(1)	13,200	366	-	13,566
#FALCON	(1)	42,834	110	(9,444)	33,500
#MARIOWRLD	(1)	144,000	143	(19,143)	125,000
#82AV1	(1)	285,000	1,364	-	286,364
#SUPERBWL1	(1)	19,500	35	-	19,535
#MEEB7985	(1)	33,962	84	(25,411)	8,635
#BONDWATCH	(1)	71,388	3,280	-	74,668
#95FF1	(1)	105,000	3,488	-	108,488
#MAYC857	(1)	48,492	5,745	(34,834)	19,403
#PUNK2981	(1)	290,000	-	(194,748)	95,252
#WOW2221	(1)	25,461	3,000	(21,735)	6,726
#NIKON1	(1)	23,438	481	-	23,920
#LOTF	(1)	11,000	100	-	11,100
#DOOD6778	(1)	28,342	17	(21,712)	6,647
#BAKC7820	(1)	28,743	49	(19,061)	9,731

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#NBAJAM	(1)	42,000	-	(19,200)	22,800
#SANDBOX1	(1)	101,424	63	(80,487)	21,000
#WOW6586	(1)	49,742	4,426	(41,912)	12,256
#AZUKI6704	(1)	30,434	18	-	30,452
#58PELE4	(1)	42,000	82	-	42,082
#OBAMABALL	(1)	99,000	82	(21,382)	77,700
#BART	(1)	17,400	81	-	17,481
#HOMER	(1)	17,400	82	-	17,482
#SI1	(1)	7,700	-	-	7,700
#GOLD1	(1)	13,750	19	-	13,769
#VERSTAPP1	(1)	29,402	-	-	29,402
#96TIGER	(1)	49,037	150	-	49,187
#88ZELDA	(1)	54,000	-	-	54,000
#STARWARS3	(1)	22,800	-	-	22,800
#YEEZY	(1)	32,000	1,614	-	33,614
#MAYC9114	(1)	84,357	9,002	(52,199)	41,160
#VFRNDS1	(1)	250,000	-	-	250,000
#MBIRD2754	(1)	76,328	36	(68,487)	7,877
#VEEFRND1	(1)	39,054	51	(31,601)	7,504
#TREASURE	(1)	18,750	248	-	18,998
#MACWORLD1	(1)	201,021	1,100	-	202,121
#KENNERSET	(1)	10,251	79	(3,705)	6,625
#LEDZEPP1	(1)	42,000	-	-	42,000
#VEEVIPER	(1)	70,000	-	-	70,000
#BEEPLE1	(1)	75,161	45	(52,067)	23,139
#WARHOL1	(1)	151,308	8,810	(35,169)	124,950
#GAMEBOY	(1)	20,000	-	(10,550)	9,450
#CROESUS	(1)	57,600	129	-	57,729
#SACHS1	(1)	24,588	43	(20,750)	3,881
#32RUTH	(1)	85,000	74	-	85,074
#ELON1	(1)	6,000	-	-	6,000
#105.ETH	(1)	54,946	1,308	(16,381)	39,873
#R2D2	(1)	7,696	110	-	7,806
#VADER	(1)	6,000	66	-	6,066
#WARHOL2	(1)	59,741	2,522	-	62,263
#JEKYLL	(1)	16,250	248	-	16,498
#BUFFETT1	(1)	13,000	33	-	13,033
#DRACULA10	(1)	35,000	92	-	35,092
#PAPPY1	(1)	11,827	29	-	11,856
#1857COIN	(1)	22,900	-	-	22,900
#ANDYPELE	(1)	24,000	165	-	24,165
#BOBAFETT	(1)	22,960	46	-	23,005
#ELVIS	(1)	34,800	82	-	34,882
#GBOYCOLOR	(1)	5,100	69	(1,919)	3,250
#JETFIRE	(1)	6,432	129	-	6,561
#POPEBALL	(1)	17,125	262	-	17,387
#RABBIT	(1)	40,000	248	-	40,248
#54AARON	(1)	206,400	1,339	(40,968)	166,771

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#GRATEFUL1	(1)	110,000	38	-	110,038
#BOBAPROTO	(1)	138,750	117	-	138,867
#ARSHAM1	(1)	120,000	560	-	120,560
#SCARFACE	(1)	17,500	71	-	17,571
#ARSHAM2	(1)	300,000	850	-	300,850
#WWLAND1	(2)	13,956	24	(13,050)	930
#DOOD7387	(2)	53,491	45	(47,177)	6,360
#AZUKI8467	(2)	91,835	54	(75,620)	16,269
#SANDBOX2	(2)	106,420	141	(103,523)	3,038
#TOADZ5028	(2)	10,219	75	(9,361)	934
#TOADZ3079	(2)	11,909	93	(11,068)	934
#DLAND1	(2)	160,866	68	(157,810)	3,123
#CLNX13296	(2)	55,009	81	(53,614)	1,476
#GIJOE2	(2)	9,741	46	-	9,786
#APOLLO14	(2)	52,500	135	(33,969)	18,665
#PHOF-LINC	(2)	26,500	325	(6,825)	20,000
#PHOC-1984	(2)	20,500	100	(5,994)	14,606
#35MICKEY	(2)	5,040	45	-	5,085
#LEBRON	(2)	350,000	-	-	350,000
Total - Current Period		$ 9,815,551	$ 135,041	$ (1,528,179)	$ 8,422,413
Total - Prior Year		$ 9,775,551	$ 136,631	$ (1,101,086)	$ 8,811,095

(1)Offering for Series Interests closed as of the end of the Current Period and Underlying Asset owned by applicable Series.

(2)At the end of the Current Period owned by the Company and not by any Series. To be owned by the applicable Series as of the Closing of the applicable Offering.

(3)Series #77LE1 Interests were issued under Rule 506(c) and as such Series #77LE1 has not been broken out as a separate Series in the financial statements but is included in the table above.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

7.Members’ Equity:

Members’ equity for the Company and any Series consists of Membership Contributions, Capital Contributions, Distributions and Retained Earnings / (Accumulated Deficit).

Membership Contributions are made to a Series from a successful Closing of an Offering and are calculated by taking the amount of Interests sold in an Offering, net of Brokerage Fee, Custody Fee and Sourcing Fee as shown in the table below. In the case of a particular Offering, the Brokerage Fee, the Custody Fee and Sourcing Fee (which may be waived by the Manager) related to the Offering are paid from the proceeds of the successfully closed Offering. These expenses will not be incurred by the Company, the applicable Series or the Manager, if an Offering does not close as of the end of the Current Period. The Interests that are issued by each individual Series do not provide the investors with any voting rights in the Series other than those detailed in the Company’s Operating Agreement. All of the control and operating decisions relating to the operations of a Series are held by the Manager in accordance with the terms of the Operating Agreement.

Capital Contributions are made by the Manager to cover Operating Expenses for which the Manager has elected not to be reimbursed. In addition, in the case of a Closing for which a deficiency of offering proceeds over the required cash outlays exists, the Manager will make an additional capital contribution to the Series to cover any such deficiencies.

The table below outlines Membership Interests, Membership Contributions and Uses for closed Offerings:

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding (3)	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Total (1)
#77LE1 (2)	4/13/2017	2,000	$ 77,700	$ 1,049	$ 3,443	$ -	$ 73,208
#69BM1	2/7/2018	2,000	115,000	778	2,986	-	111,236
#55PS1	6/6/2018	2,000	425,000	2,869	-	-	422,131
#93XJ1	11/6/2018	5,000	495,000	3,487	-	3,713	487,801
#83FB1	9/5/2018	5,000	350,000	2,522	9,162	2,625	335,691
#90FM1	7/31/2018	2,000	16,500	90	464	500	15,446
#98DV1	10/10/2018	2,000	130,000	954	2,314	975	125,757
#99LE1	12/4/2018	2,000	69,500	510	1,770	521	66,699
#91MV1	12/7/2018	2,000	38,000	279	600	500	36,621
#94DV1	12/26/2018	2,000	57,500	388	1,841	500	54,771
#92LD1	12/26/2018	3,000	165,000	1,114	2,219	1,238	160,430
#72MC1	1/4/2019	2,000	124,500	542	2,474	934	120,551
#11BM1	1/25/2019	2,000	84,000	567	517	630	82,286
#63CC1	3/18/2019	2,000	126,000	916	1,553	945	122,586
#76PT1	3/22/2019	3,000	189,900	1,382	1,793	1,424	185,301
#75RA1	4/9/2019	3,000	84,000	586	3,732	630	79,052
#65AG1	4/16/2019	2,000	178,500	1,272	1,903	1,339	173,986
#90MM1	4/26/2019	5,000	26,600	196	918	500	24,986
#61JE1	4/26/2019	3,000	246,000	1,661	3,858	1,845	238,636
#65FM1	7/18/2019	2,000	82,500	619	1,966	619	79,297
#94LD1	8/6/2019	5,000	597,500	4,481	11,251	4,481	577,286
#99SS1	9/11/2019	1,000	137,500	1,375	1,815	1,031	133,279
#94FS1	9/17/2019	2,000	145,000	1,450	669	1,088	141,794
#61MG1	9/30/2019	5,000	340,000	2,550	4,613	2,550	330,287
#92CC1	10/2/2019	2,000	52,500	525	2,875	500	48,600
#88LL1	12/8/2019	2,000	292,000	2,920	3,115	2,190	283,775
#MEEB11275	1/10/2022	20,000	160,000	1,600	16,139	1,200	141,061
#82TAYLOR	1/10/2022	2,000	13,000	130	1,538	500	10,832
#HOLMES	1/10/2022	2,500	25,000	250	3,458	500	20,792
#HULK180	1/10/2022	10,000	42,000	420	4,342	500	36,738
#05JAYZ	1/10/2022	3,700	18,500	185	1,459	500	16,356
#JUSTINIAN	1/10/2022	2,000	18,000	180	1,720	500	15,600
#67ICEBOWL	1/14/2022	2,000	10,000	100	1,262	500	8,138
#DKCOUNTRY	1/14/2022	3,000	18,000	180	3,162	500	14,158
#FALCON	1/14/2022	10,000	50,000	500	5,420	500	43,580
#MARIOWRLD	1/18/2022	33,000	165,000	1,650	17,264	1,238	144,848
#82AV1	2/7/2022	14,875	297,500	2,975	2,530	2,231	289,764
#SUPERBWL1	3/2/2022	4,000	24,000	240	3,079	500	20,181
#MEEB7985	3/2/2022	7,600	38,000	380	2,574	500	34,546
#BONDWATCH	3/22/2022	20,000	80,000	800	3,320	600	75,280
#95FF1	3/22/2022	12,000	120,000	1,200	3,862	900	114,038
#MAYC857	3/23/2022	10,800	54,000	540	3,893	500	49,067
#PUNK2981	3/22/2022	62,000	310,000	3,100	13,975	2,325	290,600
#WOW2221	3/30/2022	4,000	28,000	280	1,193	500	26,027
#NIKON1	4/8/2022	7,000	28,000	280	2,720	500	24,500
#LOTF	4/8/2022	2,000	14,000	140	1,568	500	11,792
#DOOD6778	4/8/2022	6,000	30,000	300	340	500	28,860
#BAKC7820	4/20/2022	6,200	31,000	310	847	500	29,343

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding (3)	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Total (1)
#NBAJAM	4/20/2022	9,400	47,000	470	3,338	500	42,692
#SANDBOX1	5/3/2022	21,000	105,000	1,050	1,175	788	101,987
#WOW6586	5/3/2022	10,400	52,000	520	711	500	50,269
#AZUKI6704	5/3/2022	6,400	32,000	320	228	500	30,952
#58PELE4	5/14/2022	8,000	48,000	480	4,420	500	42,600
#OBAMABALL	5/14/2022	10,500	105,000	1,050	3,563	788	99,600
#BART	5/14/2022	3,000	21,000	210	2,290	500	18,000
#HOMER	5/14/2022	3,000	21,000	210	2,290	500	18,000
#SI1	5/14/2022	5,000	10,000	100	1,100	500	8,300
#GOLD1	5/14/2022	4,000	16,000	160	766	500	14,574
#VERSTAPP1	5/24/2022	4,000	32,000	320	1,178	500	30,002
#96TIGER	5/24/2022	11,000	55,000	550	4,313	500	49,637
#88ZELDA	5/24/2022	12,000	60,000	600	4,300	500	54,600
#STARWARS3	5/24/2022	2,600	26,000	260	1,840	500	23,400
#YEEZY	5/24/2022	5,000	40,000	400	6,276	500	32,824
#MAYC9114	5/27/2022	17,500	87,500	875	1,066	656	84,902
#VFRNDS1	6/12/2022	27,500	275,000	2,750	19,642	2,063	250,545
#MBIRD2754	6/16/2022	12,000	60,000	600	-	500	58,900
#VEEFRND1	6/16/2022	6,720	33,600	336	-	500	32,764
#TREASURE	6/16/2022	4,500	22,500	225	2,244	500	19,531
#MACWORLD1	6/16/2022	20,000	225,000	2,250	17,673	1,688	203,390
#KENNERSET	6/16/2022	1,250	12,500	125	1,024	500	10,851
#LEDZEPP1	6/16/2022	8,000	48,000	480	4,420	500	42,600
#VEEVIPER	6/17/2022	15,000	75,000	750	2,779	563	70,909
#BEEPLE1	6/28/2022	13,600	68,000	680	-	510	66,810
#WARHOL1	6/28/2022	17,000	170,000	1,700	3,359	1,275	163,666
#GAMEBOY	7/25/2022	4,500	22,500	225	866	500	20,909
#CROESUS	8/1/2022	8,000	64,000	640	4,355	500	58,505
#SACHS1	8/1/2022	2,150	21,500	215	-	500	20,785
#32RUTH	8/1/2022	19,000	95,000	950	7,738	713	85,600
#ELON1	8/1/2022	3,750	7,500	75	207	500	6,718
#105.ETH	8/19/2022	10,000	40,000	400	-	500	39,100
#R2D2	8/19/2022	2,000	10,000	100	1,056	500	8,344
#VADER	8/19/2022	1,500	7,500	75	287	500	6,638
#WARHOL2	8/19/2022	6,500	65,000	650	909	500	62,941
#JEKYLL	8/26/2022	5,000	20,000	200	2,169	500	17,131
#BUFFETT1	8/26/2022	5,000	15,000	150	351	500	13,999
#DRACULA10	8/26/2022	4,000	40,000	400	3,220	500	35,880
#PAPPY1	8/26/2022	2,000	14,000	140	-	500	13,360
#1857COIN	8/26/2022	5,000	25,000	250	587	500	23,663
#ANDYPELE	10/3/2022	6,500	26,000	260	363	500	24,877
#BOBAFETT	10/3/2022	2,600	26,000	260	1,517	500	23,723
#ELVIS	10/3/2022	5,000	40,000	400	3,700	500	35,400
#GBOYCOLOR	10/3/2022	1,625	6,500	65	197	500	5,738
#JETFIRE	10/3/2022	1,700	8,500	85	736	500	7,179
#POPEBALL	11/2/2022	4,750	19,000	190	146	500	18,164
#RABBIT	11/2/2022	10,000	46,000	460	4,259	500	40,781
#54AARON	11/2/2022	17,000	170,000	1,700	-	1,275	167,025

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding (3)	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Total (1)
#GRATEFUL1	12/13/2022	12,500	125,000	1,250	11,913	938	110,900
#BOBAPROTO	12/13/2022	15,000	150,000	1,500	7,558	1,125	139,817
#ARSHAM1	5/16/2023	6,750	135,000	1,350	11,478	1,013	121,160
#SCARFACE	4/25/2024	2,000	20,000	200	917	500	18,383
#ARSHAM2	4/25/2024	31,500	315,000	3,150	8,150	-	303,700
Total		768,370	9,500,800	83,630	326,189	80,662	9,010,319

(1) Represents Membership Contributions net of Brokerage Fee, Sourcing Fee and Custody Fee at the Closing of the Offering for respective Series.

(2) Series #77LE1 Interests were issued under Rule 506(c) and as such Series #77LE1 has not been broken out as a separate Series in the financial statements but is included in the table above.

(3) Includes Membership Interests issued to Asset Seller

8.Income taxes:

Each Series has elected and qualifies to be taxed as a corporation under the Internal Revenue Code of 1986 (the “Code”), and the Company intends that each future Series will elect and qualify to be taxed as a corporation under the Code. Each separate Series intends to be accounted for as described in ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. There were no uncertain tax positions as of the end of the Current Period.

The Company has elected to be taxed as a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Code. Therefore, the Company is a pass-through entity and is not a tax paying entity for federal income tax purposes. Instead, the member is liable for income tax on its respective shares of taxable income.

9.Earnings (loss) / income per membership Interest:

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Upon completion of an Offering, each Series intends to comply with the accounting and disclosure requirements of ASC Topic 260, "Earnings per Share." For each Series, earnings (loss) / income per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding Interests in that particular Series during the period.

10.Cryptocurrencies:

Cryptocurrencies held are accounted for as indefinite-lived intangible assets in accordance with ASC 350, Intangibles-Goodwill and Other. The Company has ownership of and control over our cryptocurrency and we use third-party custodial services to secure it. Cryptocurrencies are recorded at cost, net of any impairment losses incurred since acquisition. All cryptocurrency balances are presented in Other Assets on the balance sheet.

From time to time, the Company or certain Series that own and hold non-fungible tokens (“NFTs”) as assets may receive additional cryptocurrencies or NFTs from the NFT creator through “airdrops.” Airdrops are one-time occurrences, are at the discretion of NFT creators or other third parties, and are not in the normal course of operations of the Company or any Series. The Company or Series records these additional cryptocurrencies and NFTs received for free as Investment Income on its statement of operations upon receipt, and at an estimated fair value based on comparable cryptocurrencies and NFTs currently being traded in the open market at the time of receipt.

NFTs are subject to an impairment test at each reporting period based on current trading values in the current period. If the current trading value of the NFT is less than the carrying value at the end of the reporting period, impairment is recognized in the amount the carrying value exceeds the current trading value.

11.Recent Accounting Pronouncements:

On December 12, 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. The ASU requires an entity holding crypto assets that meet certain requirements to subsequently measure those in-scope crypto assets at fair value with changes in fair value recognized in net income. The ASU requires separate presentation of in-scope crypto assets from other intangible assets on the balance sheet and subsequent remeasurements for fair value is also required to be recorded separately from impairment of other intangible assets in the income statement. Additional disclosures are required, including significant holdings, contractual sale restrictions, as well as reconciliation of the beginning and ending balances of crypto assets. Before this ASU, in-scope crypto assets were generally accounted for as indefinite-lived intangible assets, which follow a cost-less-impairment accounting model. The new ASU should be applied using a modified retrospective transition method with cumulative-effect adjustment recorded to the opening balance sheet of retained earnings as of the beginning of the year of adoption. The ASU is effective for all entities for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years, with early adoption is permitted.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes: Improvements to Income Tax Disclosures (Topic 740). The new income tax standard will require significant additional disclosures, focused on the disclosure of income taxes paid and the rate reconciliation table. The new guidance should be applied prospectively, with retrospective application permitted, and will be effective for calendar-year-end public business entities in the 2025 annual period and in 2026 for interim periods, with early adoption permitted. All other entities will have an additional year to adopt the new guidance.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE C - RELATED PARTY TRANSACTIONS

Series Members

The managing member of the Company is the Manager. The Company will admit additional members to each of its Series through the Offerings of Interests in each Series. By purchasing an Interest in a Series of Interests, the Investor is admitted as a member of the Series and will be bound by the Operating Agreement. Under the Operating Agreement, each Investor grants a power of attorney to the Manager. The Operating Agreement provides the Manager with the ability to appoint officers and Advisory Board members.

Officer and Affiliate Loans

From time to time, affiliates of the Manager and their individual officers may make interest-bearing loans to the Company to facilitate the purchase of Underlying Assets prior to the Closing of a Series’ Offering.  It is anticipated that each of the loans and related interest will be paid by the Company through proceeds of the Offering associated with a Series. Because the Series will repay the Company and other parties, such as the Manager, the BOR and the Custodian and their respective affiliates, from the proceeds of a closed Offering, it is anticipated that no Series will bear the economic effects of any loan made to purchase another Underlying Asset.

From time to time the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing loans used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

The table below indicates the timing of the loan made to the Company by officers and affiliates of the Manager and the associated accrued interest and principal payments made at the timing of the respective Series associated with the Underlying Assets originally acquired by the respective loans. For any future Series for which the Company receives a loan to finance the acquisition of the Underlying Asset, the Company intends to repay any such outstanding related-party loans plus accrued interest upon completion of the applicable related offerings

Related Party Transactions: Officer and Affiliate Loans
Loan	Series	Principal	Accrued Interest	Status	Loan Date	Annual Interest Rate	Offering Closed Date
Loan 1	#ARSHAM2	$ 278,639	$ 238	Repaid from proceeds	4/19/2024	4.45%	4/25/2024
Loan 2	#LEBRON	125,000	1,374	Repaid from proceeds	4/26/2024	4.45%	7/22/2024
Amounts repaid as of 6/30/2024		$ (278,639)	$ (238)
Balance 6/30/2024		$ 125,000	$ 1,374

As of the end of the Current Period and Prior Year, amounts outstanding due to/from Manager and affiliates are shown as below:

Period	Due to the Manager and its Affiliates	Due from the Manager and its Affiliates
Current Period	$463,042	$415
Prior Year	$323,411	$415

During the Current Period and Prior Period, the Company did not enter into agreements with Advisory Board members to acquire Collectible Assets.

No assets were sold to a related party during the Current Period and the Prior Period.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE D - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

Overview of Revenues

No revenue models have been demonstrated at the Company or Series level during the Current Period and we do not expect either the Company or any of its Series to generate any revenues for some time.

Overview of Costs and Expenses

The Company distinguishes costs and expenses between those related to the purchase of a particular Underlying Asset and Operating Expenses related to the management of such an Underlying Asset.

Fees and expenses related to the purchase of an Underlying Asset include, Acquisition Expenses. Other fees are incurred upon the Closing of an Offering and include Offering Expenses, Brokerage Fees, Custody Fees, and Sourcing Fees.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the Closing of an Offering and those incurred after the Closing of an Offering. Although these pre- and post- Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) are similar in nature and are associated with a Series, pre-Closing Operating Expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-Closing Operating Expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a rate of interest or (iv) issuance of additional Interest in a Series (at the discretion of the Manager).

If the Operating Expenses of a particular Series exceed the amount of reserves retained by or revenues generated from the applicable Underlying Asset, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to such Series, on which the Manager or the Asset Manager may impose a reasonable rate of interest, which shall not be lower than the Applicable Federal Rate (as defined in the Internal Revenue Code), and be entitled to reimbursement of such amount from future revenues generated by the applicable Underlying Asset (an “Operating Expenses Reimbursement Obligation”), or (c) cause additional Interests to be issued in the applicable Series in order to cover such additional amounts. In connection with the allocation of Operating Expenses to the various Series, the Manager will periodically (and no less than semiannually) review Series’ ability to pay their Operating Expenses. Based on that review, the Manager will determine the method by which such Operating Expenses will be paid, including whether any Operating Expenses Reimbursement Obligations will be incurred

Allocation Methodology

Allocation of revenues and expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the Underlying Assets or the number of Underlying Assets, as stated in the Manager’s allocation policy and as determined by the Manager. The Manager may amend its allocation policy at its sole discretion from time to time.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE D - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY (CONTINUED)

Allocation Methodology or Description by Category

•Revenue: No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time.

•Offering Expenses: Offering Expenses, other than those related to the overall business of the Manager (as described in Note B – Summary of Significant Accounting Policies – Offering Expenses) are funded by the Manager and generally reimbursed through the Series proceeds upon the Closing of an Offering. Offering Expenses are charged to a specific Series.

•Acquisition Expenses: Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), are typically funded by the Manager, and reimbursed from the Series proceeds upon the Closing of an Offering. Unless, to the extent that certain Acquisition Expenses are anticipated prior to the Closing, but incurred after the Closing of an Offering, for example transportation fees, in which case, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering. Acquisition Expenses incurred are specific to and are capitalized into the cost of the Underlying Asset on the balance sheet of the Company and subsequently transferred to the Series upon Closing of the Offering for the Series Interests.

•Sourcing Fee / Losses: The Sourcing Fee is paid to the Manager from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series. Losses incurred related to closed Offerings, due to shortfalls between proceeds from closed Offerings and costs incurred in relation to these Offerings are charged to the specific Series but are reimbursed by the Manager and accounted for as capital contributions to the Series (as described in Note B – Summary of Significant Accounting Policies – Capital Assets).

•Brokerage Fee: The Brokerage Fee is paid to the BOR from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series.

•Custody Fee: DriveWealth served as the Custodian throughout the Prior Year. For all offerings for which DriveWealth served as Custodian, the Custody Fee was paid from the proceeds of each offering. In the case of the offerings for the Series #77LE1, Series #69BM1, Series #85FT1, Series #88LJ1 and Series #55PS1, no custody agreement was yet in place, and as such, no Custody Fee was paid. Should a Custody Fee become applicable for the Interests in these Series in the future, the Manager will pay and will not be reimbursed for such Custody Fee. NCPS became the Custodian beginning January 2, 2024. North Capital, as Custodian, will not receive any compensation directly related to the Offering of any particular Series, but will instead receive an account opening fee and annual account maintenance fee with respect to each individual Investor.

•Operating Expenses: Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses), including storage, insurance, maintenance, marketing costs, and other Series related Operating Expenses, are expensed as incurred:

oPre-Closing Operating Expenses are borne by the Manager and accounted for as capital contributions from the Manager to the Company and are not reimbursed.

oPost-Closing Operating Expenses are the responsibility of each individual Series.

oIf not directly charged to the Company or a Series, Operating Expenses are allocated as follows:

▪Insurance: based on the number of Underlying Assets insured

▪Storage: based on the number of Underlying Assets in storage

▪Bookkeeping and accounting Fees: allocated monthly across all closed Series Offerings

▪Transportation: based on the number of Underlying Assets transported

▪Marketing: based on the number of Underlying Assets marketed to potential Investors

oGains and Losses on Sale and Impairments are directly charged to the Company or a Series.

oWe expect each Series to incur Operating Expenses Reimbursement Obligations, or for the Manager or the Asset Manager to pay such Operating Expenses incurred and not seek reimbursement, to the extent such Series does not have sufficient reserves for such expenses.

•Investment Income: From time to time, Rally or a Series may receive income from other sources, such as an NFT airdrop event or NFT conference, which is recognized as investment income. For Series that received the NFT airdrops, the Company put a vote to the underlying Investors on whether to hold or sell the airdropped asset. For Series that voted to sell, the Series sold the asset and distributed proceeds, net of income taxes to the Investors.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE E - FREE CASH FLOW DISTRIBUTIONS AND MANAGEMENT FEES

Any available Free Cash Flow (as described below) of a Series of Interests shall be applied in the following order of priority, at the discretion of the Manager:

i)First, to repay any amounts outstanding under Operating Expenses Reimbursement Obligations.

ii)Second, to create such reserves for that Series as the Manager deems necessary, in its sole discretion, to meet future Operating Expenses for that Series.

iii)Thereafter, to make distributions, at least 50% of which (as described below, net of corporate income taxes applicable to such Series of Interests) shall be distributed as dividends to Investors of a particular Series, and no more than 50% of which shall be distributed to the Asset Manager in payment of the Management Fee for that Series.

“Free Cash Flow” is defined as net income (as determined under GAAP) generated by any Series of Interests plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the relevant Series.

As of the end of the Current Period and Prior Period, no distributions of Free Cash Flow or Management Fees were paid by the Company or in respect of any Series, except for those Series with sale of Underlying Assets that made distributions to their members and for those Series that receive income from other sources, such as an NFT airdrop event or NFT conference, which is recognized as investment income.

Success Fee:

Upon the sale of an Underlying Asset associated with a Series whose initial Offering commenced on or after January 1, 2023, if the Capital Proceeds, as defined in the Operating Agreement, are greater than an amount equal to 110% of the Offering Amount of the Series, as defined in the Operating Agreement, then the Asset Manager shall be entitled to be paid by the Series an amount (the “Success Fee”) calculated as follows:

•If the Capital Proceeds are equal to an amount greater than 110% of the Offering Amount of the related Series but less than or equal to 120% of the Offering Amount of such Series, then the Success Fee shall be an amount equal to 10% of the amount by which the Capital Proceeds exceed 110% of the Offering Amount; or

•If the Capital Proceeds are equal to an amount greater than 120% of the Offering Amount of the related Series, then the Success Fee shall be an amount equal to the sum of one percent (1%) of the Offering Amount plus twenty percent (20%) of the amount by which the Capital Proceeds exceed 120% of the Offering Amount.

The Asset Manager may, in its sole discretion, waive any or all of the Success Fee.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE F - INCOME TAX

Each Series has elected and qualifies to be taxed as a corporation under the Internal Revenue Code of 1986. The Company has elected to be treated as a disregarded entity

No provision for income taxes for the Current Period and Prior Period have been recorded for any individual Series as all individual Series incurred net losses, except as disclosed below for those Series that sold assets and for those Series that may receive income from other sources, such as an NFT airdrop event or conference, which is recognized as investment income. Each individual Series records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets primarily resulting from net operating losses will not be realized.  The Series’ net deferred tax assets are fully offset by a valuation allowance (other than for the Series designated in the table below), and therefore, no tax benefit applicable to the loss for each individual Series for the Current Period and the Prior Period have been recognized. For each Series, net operating loss carryforwards incurred since inception, January 1, 2019, do not expire for federal income tax purposes.

The Series designated in the tables below have sold their primary operating asset during the Current Period and Prior Period. As a result, the Company has recorded a provision for income taxes as shown below:

Provision for income taxes on Asset Sales in the Current Period
Series	#80LC1	Total
Income before provision for income taxes, gross	$ 567,725	$ 567,725
Taxed at federal, state and local statutory rates	21%
Tax at statutory tax rate	$ 119,222	$ 119,222
Utilization of valuation allowance	(6,150)	(6,150)
State and local minimum taxes	50	50
Other	396	396
Provision for income taxes	$ 113,519	$ 113,519

Provision for income taxes on Asset Sales in the Prior Period
Series	Series #94CSI	Series #BATMAN	Total
Income before provision for income taxes, gross	$ (12,585)	$ 299,973
Taxed at federal and statutory rates	21%	21%
Tax at statutory rate	$ -	$ 62,994
Other	50	51,742
Reversal of valuation allowance	(1,399)	-
Provision for income taxes	$ 50	$ 114,736	$114,786

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE F - INCOME TAX (CONTINUED)

Provision for income taxes on Investment Income in the Prior Period
Series #	Series #MAYC857	Series #MAYC9114	Total
Income before provision for income taxes, gross	$320	$3,420
Taxed at effective tax rate	36.35%	36.35%
Tax at effective tax rate	$116	$1,243
Other	-	(125)
Reversal of valuation allowance	-	125
Provision for income taxes	$116	$1,243	$1,359

During the Prior Period, Series #94CSI sold its primary operating assets and only had a provision for income taxes for minimum state and local taxes of $50 due to a net loss for the Prior Period.

NOTE G - CONTINGENCIES

Government Regulation

Claims arising out of actual or alleged violations of law could be asserted against the Company or its affiliates by individuals or governmental authorities and could expose the Company, its affiliates or each Series to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

NOTE H - SUBSEQUENT EVENTS

Subsequent Offerings

The table below shows all Offerings, which have closed after the date of the financial statements through the date of this filing.

Series	Underlying Asset	Maximum Offering Size	Closing Date
#LEBRON	A collection of ten (1) LeBron James game worn Los Angeles Lakers jerseys	$500,000	7/22/2024

Asset Dispositions Subsequent to the Current Period

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Sale (See Note F)	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#99LE1	1999 Lotus Esprit Sport 350	8/22/2024	$85,000	$64,271	$20,729	$995 (Net of $3,100 Net Loss Carryforward)	$69,500 / $34.75	$85,980 / $42.99
#MACWORLD1	1984 Steve Jobs and Steve Wozniak Signed Issue of Macworld #1	9/7/2024	$245,000	$202,121	$42,879	$15,053 (Net of $218 Net Loss Carryforward)	$225,000 / $11.25	$230,800 / $11.54
Total			$330,000	$266,392	$63,608	$16,048		$316,780

EXHIBIT INDEX

Exhibit 2.1 – Certificate of Formation for RSE Collection, LLC (1)

Exhibit 2.2 – Seventh Amended and Restated Limited Liability Company Agreement of RSE Collection, LLC (13)

Exhibit 2.3 – Certificate of Formation for RSE Collection Manager, LLC (2)

Exhibit 2.4 – Limited Liability Company Agreement of RSE Collection Manager, LLC (3)

Exhibit 3.1 – Standard Form of Series Designation (12)

Exhibit 4.1 – Standard Form of Subscription Agreement (15)

Exhibit 6.1 – Amended and Restated Standard Form of Asset Management Agreement (3)

Exhibit 6.2 – Amended and Restated Broker of Record Agreement (4)

Exhibit 6.3 – Standard Form Bill of Sale (2)

Exhibit 6.4 – Standard Form Purchase Agreement (3)

Exhibit 6.5 – NCPS PPEX ATS Company Agreement (3)

Exhibit 6.6 – Executing Broker Secondary Market Transactions Engagement Letter (3)

Exhibit 6.7 – Executing Broker Tools License Agreement (3)

Exhibit 6.8 – Amended and Restated Transfer Agent Agreement (11)

Exhibit 6.9 – NCIT Software and Services License Agreement (5)

Exhibit 6.10 – Form of Assignment and Assumption Agreement (6)

Exhibit 6.11 – Standard Form #2 Purchase Agreement (7)

Exhibit 6.12 – Standard Form Purchase Option Agreement (9)

Exhibit 6.13 – Standard Form Consignment Agreement (9)

Exhibit 6.14 – Form #2 of Assignment and Assumption Agreement (10)

Exhibit 6.15 – Purchase Agreement in respect of Series #PHOF-LINC (14)

Exhibit 6.16 – Purchase Agreement in respect of Series #PHOF-1984 (14)

Exhibit 6.17 – Purchase Agreement in respect of Series #21MG1.DR (16)

Exhibit 6.18 – Purchase Agreement in respect of Series #94VTTT (18)

Exhibit 8.1 – Amended and Restated Subscription Escrow Agreement (8)

Exhibit 8.2 – Amended and Restated Custody Agreement (17)

(1)Previously filed as an Exhibit to the Company’s Offering Statement on Form 1-A filed with the Commission on June 30, 2017.

(2)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 25 to its Form 1-A filed with the Commission on March 29, 2021.

(3)Previously filed as an Exhibit to the Company’s Form 1-A filed with the Commission on July 14, 2021.

(4)Previously filed as an Exhibit to the Company’s Pre-Qualification Amendment No. 1 to its Form 1-A filed with the Commission on October 12, 2021.

(5)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 1 to its Form 1-A filed with the Commission on November 17, 2021.

(6)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 2 to its Form 1-A filed with the Commission on November 24, 2021.

(7)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 3 to its Form 1-A filed with the Commission on November 24, 2021.

(8)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 5 to its Form 1-A filed with the Commission on December 8, 2021.

(9)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 7 to its Form 1-A filed with the Commission on February 11, 2022.

(10)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 15 to its Form 1-A filed with the Commission on April 13, 2022.

(11)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 21 to its Form 1-A filed with the Commission on June 22, 2022.

III-1

(12)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 26 to its Form 1-A filed with the Commission on November 7, 2022.

(13)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 27 to its Form 1-A filed with the Commission on February 17, 2023.

(14)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 28 to its Form 1-A filed with the Commission on April 14, 2023.

(15)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 29 to its Form 1-A filed with the Commission on May 16, 2023.

(16)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 31 to its Form 1-A filed with the Commission on July 21, 2023.

(17)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 32 to its Form 1-A filed with the Commission on February 26, 2024.

(18)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 34 to its Form 1-A filed with the Commission on September 4, 2024.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RSE COLLECTION, LLC

By: RSE Collection Manager, LLC, its managing member

    By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

     By: /s/ Christopher J. Bruno

    Name: Christopher J. Bruno

    Title: Chief Executive Officer & President

     Date: September 27, 2024

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher J. Bruno Name: Christopher J. Bruno	President, Chief Executive Officer and Director of RSE Markets, Inc. (Principal Executive Officer)	September 27, 2024
/s/ Maximilian F. Niederste-Ostholt Name: Maximilian F. Niederste-Ostholt	Chief Financial Officer of RSE Markets, Inc. (Principal Financial Officer and Principal Accounting Officer)	September 27, 2024

RSE COLLECTION MANAGER, LLC

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By: /s/ Christopher J. Bruno

Name: Christopher J. Bruno

Title: Chief Executive Officer & President

	Managing Member	September 27, 2024